Exhibit 10.1

REVOLVING CREDIT, GUARANTY AND SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION (AS LENDER)

WITH

ULTRALIFE CORPORATION (AS BORROWER) AND EACH OTHER CREDIT PARTY WHICH FROM TIME TO TIME BECOMES A PARTY HERETO

May 24, 2013

TABLE OF CONTENTS

I.	DEFINITIONS.	1

1.1	Accounting Terms.	1
1.2	General Terms.	1
1.3	Uniform Commercial Code Terms.	31
1.4	Certain Matters of Construction.	32

II.	ADVANCES, PAYMENTS.	32

2.1	Revolving Advances.	32
2.2	Procedure for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances.	33
2.3	[RESERVED].	36
2.4	[RESERVED].	36
2.5	Disbursement of Advance Proceeds.	36
2.6	[RESERVED].	36
2.7	Maximum Advances.	36
2.8	Manner and Repayment of Advances.	36
2.9	Repayment of Excess Advances.	37
2.10	Statement of Account.	37
2.11	Letters of Credit.	38
2.12	Issuance of Letters of Credit.	38
2.13	Requirements for Issuance of Letters of Credit.	39
2.14	Disbursement. Reimbursement.	39
2.15	[RESERVED].	40
2.16	Documentation.	40
2.17	Determination to Honor Drawing Request.	40
2.18	Nature of Reimbursement Obligations.	40
2.19	Liability for Acts and Omissions.	42
2.20	Mandatory Prepayments.	44
2.21	Use of Proceeds.	44
2.22	[RESERVED].	45
2.23	Payment of Obligations.	45
2.24	Increase in Maximum Revolving Advance Amount.	45

III.	INTEREST AND FEES.	46

3.1	Interest.	46
3.2	Letter of Credit Fees.	47
3.3	Closing Fee and Facility Fee.	48
3.4	Fee Letter.	48
3.5	Computation of Interest and Fees.	49
3.6	Maximum Charges.	49
3.7	Increased Costs.	49
3.8	Basis For Determining Interest Rate Inadequate or Unfair.	50

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3.9	Capital Adequacy.	50
3.10	Taxes.	51

IV.	COLLATERAL: GENERAL TERMS.	52

4.1	Security Interest in the Collateral.	52
4.2	Perfection of Security Interest.	53
4.3	Preservation of Collateral.	53
4.4	Ownership and Location of Collateral.	54
4.5	Defense of Lender’s Interests.	55
4.6	Inspection of Premises.	55
4.7	Appraisals.	55
4.8	Receivables.	56
4.9	Inventory.	59
4.10	Maintenance of Equipment.	59
4.11	Exculpation of Liability.	59
4.12	Financing Statements.	60
4.13	Assigned Contracts.	60

V.	REPRESENTATIONS AND WARRANTIES.	60

5.1	Authority.	60
5.2	Formation; Qualification and Capitalization.	61
5.3	Survival of Representations and Warranties.	61
5.4	Tax Returns.	62
5.5	Financial Information.	62
5.6	Entity Names.	62
5.7	O.S.H.A., Environmental Compliance and Flood Insurance.	63
5.8	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.	63
5.9	Patents, Trademarks, Copyrights and Licenses.	65
5.10	Licenses and Permits.	65
5.11	Default of Indebtedness.	65
5.12	No Default.	66
5.13	No Burdensome Restrictions; Material Contracts.	66
5.14	No Labor Disputes.	66
5.15	Margin Regulations.	66
5.16	Investment Company Act.	66
5.17	Disclosure.	66
5.18	Government Contracts.	66
5.19	[RESERVED].	67
5.20	Swaps.	67
5.21	Business and Property of Credit Parties.	67
5.22	Ineligible Securities.	67
5.23	Federal Securities Laws.	67
5.24	Equity Interests.	67
5.25	Commercial Tort Claims.	68

5.26	Letters of Credit.	68

VI.	AFFIRMATIVE COVENANTS.	68

6.1	Compliance with Laws.	68
6.2	Conduct of Business and Maintenance of Existence and Assets.	68
6.3	Books and Records.	68
6.4	Payment of Taxes.	69
6.5	Financial Covenants.	69
6.6	Insurance.	69
6.7	Payment of Indebtedness and Leasehold Obligations.	70
6.8	Environmental Matters.	71
6.9	Standards of Financial Statements.	72
6.10	Federal Securities Laws.	72
6.11	Further Assurances.	72
6.12	Government Receivables.	73
6.13	Delivery of Certificates of Title.	74
6.14	Franchises.	74
6.15	Tax Shelter Regulations.	74
6.16	Newark Property.	74
6.17	Post-Closing Covenant.	74

VII.	NEGATIVE COVENANTS.	75

7.1	Merger, Consolidation, Acquisition and Sale of Assets.	75
7.2	Creation of Liens.	75
7.3	Guarantees.	75
7.4	Investments.	76
7.5	Loans.	76
7.6	Capital Expenditures.	76
7.7	Distributions.	76
7.8	Indebtedness.	76
7.9	Nature of Business.	76
7.10	Transactions with Affiliates.	76
7.11	Leases.	77
7.12	Subsidiaries; Partnerships; Joint Ventures.	77
7.13	Fiscal Year and Accounting Changes.	77
7.14	Pledge of Credit.	77
7.15	Amendment of Organizational Documents.	77
7.16	Compliance with ERISA.	78
7.17	Prepayment of Indebtedness.	78
7.18	Membership/Partnership Interests.	78
7.19	Dormant Subsidiaries.	78
7.20	Intercompany Obligations.	78

VIII.	CONDITIONS PRECEDENT.	79

8.1	Conditions to Initial Advances.	79
8.2	Conditions to Each Advance.	82

IX.	INFORMATION AS TO BORROWER.	83

9.1	Disclosure of Material Matters.	83
9.2	Schedules.	83
9.3	Environmental Reports.	84
9.4	Litigation.	85
9.5	Material Occurrences.	85
9.6	Government Receivables.	85
9.7	Annual Financial Statements.	86
9.8	Average Undrawn Availability Certificate.	86
9.9	Monthly Financial Statements.	86
9.10	Other Reports.	86
9.11	Additional Information.	86
9.12	Projected Operating Budget.	87
9.13	Variances From Operating Budget.	87
9.14	Notice of Suits, Adverse Events.	87
9.15	ERISA Notices and Requests.	87
9.16	Additional Documents.	88
9.17	Updates to Certain Schedules.	88
9.18	Financial Disclosure.	88

X.	EVENTS OF DEFAULT.	89

10.1	Nonpayment.	89
10.2	Breach of Representation.	89
10.3	Financial Information.	89
10.4	Judicial Actions.	89
10.5	Noncompliance.	89
10.6	Judgments.	90
10.7	Bankruptcy.	90
10.8	Inability to Pay.	90
10.9	Material Adverse Effect.	90
10.10	Lien Priority.	90
10.11	Cross Default to Other Indebtedness and Material Agreements.	91
10.12	[RESERVED].	91
10.13	Breach of Guaranty or Pledge Agreement.	91
10.14	Change of Control.	91
10.15	Invalidity.	91
10.16	Seizures.	91
10.17	Operations.	91
10.18	Pension Plans.	92
10.19	Reportable Compliance Event.	92

XI.	LENDER’S RIGHTS AND REMEDIES AFTER DEFAULT.	92

11.1	Rights and Remedies.	92
11.2	Lender’s Discretion.	94
11.3	Setoff.	94
11.4	Rights and Remedies not Exclusive.	94
11.5	Allocation of Payments After Event of Default.	94

XII.	WAIVERS AND JUDICIAL PROCEEDINGS.	94

12.1	Waiver of Notice.	94
12.2	Delay.	95
12.3	Jury Waiver.	95

XIII.	EFFECTIVE DATE AND TERMINATION.	96

13.1	Term.	96
13.2	Termination.	96

XIV.	[RESERVED].	97

XV.	[reserved].	97

XVI.	GUARANTY.	97

16.1	Guaranty.	97
16.2	Guarantors’ Obligations Unconditional.	98
16.3	Subordination.	100
16.4	Waiver of Subrogation.	102
16.5	Fraudulent Transfer Limitation.	102
16.6	Contribution Among Guarantors.	102
16.7	Future Guarantors.	103
16.8	Joint and Several Obligation.	103
16.9	No Waiver.	103
16.10	Representations and Warranties.	104

XVII.	MISCELLANEOUS.	104

17.1	Governing Law.	104
17.2	Entire Understanding.	104
17.3	Successors and Assigns; Participations.	105
17.4	Application of Payments.	107
17.5	Indemnity.	107
17.6	Notice.	108
17.7	Survival.	110
17.8	Severability.	110
17.9	Expenses.	111
17.10	Injunctive Relief.	111

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17.11	Consequential Damages.	111
17.12	Captions.	111
17.13	Counterparts; Facsimile Signatures.	111
17.14	Construction.	112
17.15	Confidentiality; Sharing Information.	112
17.16	Publicity.	112
17.18	Anti-Money Laundering/International Trade Law Compliance.	113

REVOLVING CREDIT, GUARANTY

AND

SECURITY AGREEMENT

Revolving Credit, Guaranty and Security Agreement dated as of May 24, 2013 among ULTRALIFE CORPORATION, a corporation organized under the laws of the State of Delaware (“Borrower”), certain other Credit Parties (as hereinafter defined) which from time to time become party hereto and PNC BANK, NATIONAL ASSOCIATION (“Lender”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrower and Lender hereby agree as follows:

I. DEFINITIONS.

1.1 Accounting Terms.  As used in this Agreement, the Other Documents or any certificate, report or other financial reporting document delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however that, whenever any accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP.  Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof. If there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations, Lender and Borrower shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Lender and Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Borrower shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Lender may reasonably require in order to provide the financial information required hereunder with respect to Borrower both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP.

1.2 General Terms.  For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or any business (as defined in SEC Regulation S-X Section 11.01(d)) of any Person, (b) the acquisition of in excess of 50% of the Capital Stock of any Person, or (c) the acquisition of another Person by a merger or consolidation or any other combination with such Person.

“Advance Rates” shall have the meaning set forth in Section 2.1(a)(y) hereof.

“Advances” shall mean and include the Revolving Advances and the Letters of Credit.

“Affiliate” of any Person shall mean any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 15% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or of other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Affiliate Director” of any Person shall mean any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of an Affiliate of such Person.

“Agreement” shall mean this Revolving Credit, Guaranty and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Federal Funds Open Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, all as amended, supplemented or replaced from time to time.

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators binding on such Person.

“Applicable Margin” shall mean as of the Closing Date and through and including the date immediately prior to the first Adjustment Date (as defined below), an amount equal to (i) one percent (1.00%) for Advances consisting of Domestic Rate Loans and (ii) two percent (2.00%) for Advances consisting of LIBOR Rate Loans.

Effective as of the first day of the month following receipt by Lender of the Average Undrawn Availability Certificate for the fiscal quarter ending June 30, 2013, and thereafter on the first day of each month that immediately follows the receipt of the Average Undrawn Availability Certificate of Borrower required under Section 9.8 for the most recently completed fiscal quarter (such first day of the applicable month an “Adjustment Date”), the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the Average Undrawn Availability for the previous fiscal quarter period ending on the last day of the most recently completed fiscal quarter period prior to the applicable Adjustment Date (each such period, a “Calculation Period”):

Level	Quarterly Average Undrawn Availability	Applicable Margin for Advances which are Domestic Rate Loans	Applicable Margin for Advances which are LIBOR Rate Loans
1	> $8,000,000	1.00%	2.00%
2	≤$8,000,000 but > $5,000,000	1.25%	2.25%
3	≤ $5,000,000	1.50%	2.50%

In the event that the Maximum Revolving Advance Amount is increased pursuant to Section 2.24, then the Average Undrawn Availability shown in the table above shall be proportionately increased to keep the same ratio between such Average Undrawn Availability number and the Maximum Revolving Advance Amount. If the Borrower shall fail to deliver the Average Undrawn Availability Certificate required under Section 9.8 by the dates required pursuant to such section, the Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such Average Undrawn Availability Certificate and/or other information, at which time the rate will be adjusted based upon the Average Undrawn Availability reflected in such certificate. Notwithstanding anything to the contrary contained herein, no downward adjustment in the Applicable Margin shall be made on any Adjustment Date on which any Event of Default shall have occurred and be continuing. Notwithstanding anything to the contrary contained herein, immediately and automatically upon the occurrence of any Event of Default, the Applicable Margin shall increase to and equal the highest Applicable Margin specified in the pricing table set forth above and shall continue at such highest Applicable Margin until the date (if any) on which such Event of Default shall be waived in accordance with the provisions of this Agreement, at which time the rate will be adjusted based upon the Average Undrawn Availability reflected on the most recently delivered Average Undrawn Availability Certificate delivered by Borrower to Lender pursuant to Section 9.8. Any increase in interest rates and/or other fees payable by Borrower under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates and/or other fees resulting from the occurrence of any Event of Default (including, if applicable, any Event of Default arising from a breach of Sections 9.8 hereof) and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof or the default fee rate provisions of Section 3.2 hereof.

If, as a result of any restatement of, or other adjustment to, the Average Undrawn Availability Certificate of Borrower or for any other reason, the Lender determines that (a) the Average Undrawn Availability as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the Average Undrawn Availability for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of the Average Undrawn Availability would have resulted in a higher Applicable Margin applied to any interest rate and/or fees (as applicable) for such period, automatically and immediately without the necessity of any demand or notice by the Lender or any other affirmative act of any party, the interest accrued on the applicable outstanding Advances and/or the amount of the fees accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by the increase in the Applicable Margin, and Borrower shall be obligated to immediately pay to the Lender an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Average Undrawn Availability would have resulted in a lower interest rate and/or fees (as applicable) for such period, then the interest accrued on the applicable outstanding Advances and the amount of the fees accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to remain unchanged, and Lender shall have no obligation to repay interest or fees to the Borrower; provided, that, if as a result of any restatement or other event or other determination by Lender a proper calculation of the Average Undrawn Availability would have resulted in a higher interest rate and/or fees (as applicable) for one or more periods and a lower interest rate and/or fees (as applicable) for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by the Borrower pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amounts of interest and fees actually paid for such periods.

“Application Date” shall have the meaning set forth in Section 2.8(b) hereof.

“Approvals” shall have the meaning set forth in Section 5.7(b) hereof.

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, the StuckyNet System©, or any other equivalent electronic service agreed to by Lender, whether owned, operated or hosted by Lender, any of its Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to the Lender pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that the Lender specifically instructs a Person to deliver in physical form.

“Assigned Contracts” means, collectively, all of each Qualified Credit Party’s rights and remedies under, and all moneys and claims for money due or to become due to any Qualified Credit Party under any contract with respect to an Acquisition to which any Qualified Credit Party is or becomes a party, and any and all amendments, supplements, extensions, and renewals thereof including all rights and claims of any Qualified Credit Party now or hereafter existing: (a) under any insurance, indemnities, warranties, and guarantees provided for or arising out of or in connection with any of the foregoing agreements; (b) for any damages arising out of or for breach or default under or in connection with any of the foregoing contracts; (c) to all other amounts from time to time paid or payable under or in connection with any of the foregoing agreements; or (d) to exercise or enforce any and all covenants, remedies, powers and privileges thereunder.

“Assignment of Claims Documents” shall mean a certain Assignment of Claims and Money Due or to Become Due in form and substance satisfactory to Lender in its Permitted Discretion and any other documents which may be required to comply with the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.)

“Authorized Officer” shall mean, with respect to Borrower, any of (i) the President and Chief Executive Officer; (ii) Chief Financial Officer and Treasurer; (iii) Secretary; or (iv) any other officer authorized by Borrower to perform all or any portion of the same or similar functions of any of such enumerated officers, as applicable, such designation to be acceptable to Lender in its Permitted Discretion, in each case acting on behalf of Borrower and not individually.

“Average Undrawn Availability” shall mean, as of any date of determination, with respect to any subject number of days (the “Subject Days”), the sum of Undrawn Availability for each of the Subject Days immediately preceding such date of determination, divided by the Subject Days.

“Average Undrawn Availability Certificate” shall mean a certificate in substantially the form of Exhibit 1.3 duly executed by an Authorized Officer and delivered to the Lender, appropriately completed, by which such Authorized Officer shall certify to Lender, among other things, the Average Undrawn Availability for the relevant fiscal quarter and calculation thereof.

“Base Rate” shall mean the base commercial lending rate of Lender as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate.  This rate of interest is determined from time to time by Lender as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by Lender to any particular class or category of customers of Lender.

“Blocked Account Bank” shall have the meaning set forth in Section 4.8(h).

“Blocked Accounts” shall have the meaning set forth in Section 4.8(h).

“Borrower” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Borrower’s Account” shall have the meaning set forth in Section 2.10 hereof.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 hereto duly executed by an Authorized Officer and delivered to the Lender, appropriately completed, by which such Authorized Officer shall certify to Lender, among other things, the Formula Amount and calculation thereof as of the date of such certificate.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean expenditures made (other than those made with property insurance proceeds received in connection with the damage or destruction of capital assets) or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures.  Capital Expenditures shall include the total principal portion of Capitalized Lease Obligations.

“Capitalized Lease Obligation” shall mean any Indebtedness of Borrower represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Management Products and Services” shall mean agreements or other arrangements under which Lender or any Affiliate of Lender provides any of the following products or services to any Qualified Credit Party:  (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) purchase cards; (e) ACH transactions; (f) cash management and treasury management services and products, including controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services; or (g) foreign currency exchange and foreign currency swaps and hedges.  The indebtedness, obligations and liabilities of any Qualified Credit Party to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations under the Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of each of the Other Documents (other than any Lender-Provided Interest Rate Hedge).  The Liens securing the Cash Management Products and Services shall be pari passu with the Liens securing the all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5.

“Cash Management Liabilities” shall have the meaning provided in the definition of “Cash Management Products and Services.”

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean: (a) with respect to any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date) holding in excess of ten percent (10%) of the voting Equity Interests of Borrower as of the Closing Date (based upon Exchange Act filings of beneficial ownership with the SEC), the acquisition of ownership, directly or indirectly, beneficially or of record, by such Person or group, of Equity Interests of Borrower representing more than 49% of the aggregate ordinary voting power represented by the issued and outstanding voting Equity Interests of Borrower; (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any other Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests of Borrower representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding voting Equity Interests of Borrower; (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower or any of its Subsidiaries by Persons who were neither (i) nominated by the board of directors of Borrower or any of its Subsidiaries nor (ii) appointed by directors so nominated; or (d) any merger, consolidation or sale of substantially all of the property or assets of Borrower.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the PBGC or any environmental agency or superfund), upon the Collateral, any Credit Party or any of its Affiliates.

“Chattel Paper” shall mean, as to each Credit Party, all of such Credit Party’s now owned or hereafter acquired “chattel paper” as defined in the UCC.

“Closing Date” shall mean May 24, 2013 or such other date as may be agreed to in writing by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include, as to each Qualified Credit Party, all right title and interest of such Qualified Credit Party in all of the following assets and property of such Qualified Credit Party, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located (in each case excluding Excluded Property):

(a) all Receivables and all supporting obligations relating thereto;

(b) all equipment and fixtures;

(c) all general intangibles (including all payment intangibles and all software) and all supporting obligations related thereto;

(d) all Inventory;

(e) all Subsidiary Stock, securities, investment property, and financial assets;

(f) all contract rights, rights of payment which have been earned under a contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;

(g) all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software, computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through (f) of this definition; and

(h) all proceeds and products of the property described in clauses (a) through (g) of this definition, in whatever form.  It is the intention of the parties that if Lender shall fail to have a perfected Lien in any particular property or assets of any Qualified Credit Party for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Lender against Qualified Credit Parties, would be sufficient to create a perfected Lien in any property or assets that such Qualified Credit Party may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).

“Commodity Account” shall mean an account maintained by a commodity intermediary in which a commodity contract is carried for a commodity customer.

“Compliance Authority” shall mean each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) the U.S. Internal Revenue Service, (f) the U.S. Justice Department, and (g) the U.S. Securities and Exchange Commission.

“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2(a) hereto to be signed by the Chief Financial Officer or Controller of Borrower in his or her capacity as such.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Credit Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, and the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Consigned Inventory” shall mean Inventory of Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Contract Rate” shall have the meaning set forth in Section 3.1 hereof.

“Controlled Group” shall mean, at any time, each Credit Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under Section 414 of the Code.

“Covered Entity” shall mean Borrower, Borrower’s Affiliates, Affiliate Directors and Subsidiaries, all Guarantors, pledgors of Collateral, all owners of the foregoing, and all brokers or other agents of Borrower acting in any capacity in connection with the Obligations.

“Credit Party” shall mean Borrower, a Subsidiary of Borrower (other than any Dormant Subsidiary), or any other Person that shall join as a Credit Party hereunder to the extent permitted and in the manner specified hereunder.

“Credit Parties” shall mean Borrower, all Subsidiaries of Borrower (other than any Dormant Subsidiary) and any other Person that shall join as a Credit Party hereunder.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into any contract or other arrangement with any Credit Party, pursuant to which such Credit Party is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.13(b) hereof.

“Daily LIBOR  Rate” shall mean, for any day, the rate per annum determined by the Lender by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage.

“Debt Payments” shall mean for any period, in each case, all cash actually expended by Borrower to make: (a) interest payments on any Advances hereunder, plus (b) payments for all fees, commissions and charges set forth herein, plus (c) payments on Capitalized Lease Obligations, plus (d) payments with respect to any other Indebtedness for borrowed money.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Depository Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Documents” shall mean, as to each Credit Party, all of such Credit Party’s now owned or hereafter acquired “documents” as defined in the UCC.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Customer” shall mean a Customer located in the continental United States of America or in a province of Canada that has adopted the Personal Property Security Act of Canada.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Dormant Subsidiaries” shall mean Ultralife Energy Services Corporation, a Florida corporation.

“Drawing Date” shall have the meaning set forth in Section 2.14(b) hereof.

“Early Termination Date” shall have the meaning set forth in Section 13.1 hereof.

“EBITDA” shall mean for any period, the sum of (a) net income (or loss) for such period (as calculated on a first-in-first-out basis) (excluding extraordinary gains) plus (b) all interest expense for such period, plus (c) all charges against income for such period for federal, state and local taxes, plus (d) depreciation expenses for such period, plus (e) amortization expenses for such period.

“Eligible Customs Broker” shall mean a customs broker that has its principal assets and principal place of business in the United States and which is acceptable to Lender in its Permitted Discretion and with which Lender has entered into an imported goods agreement in form and substance satisfactory to Lender in its Permitted Discretion.

“Eligible Foreign In-Transit Inventory” shall mean Inventory that would be Eligible Inventory but for the fact that it is Foreign In-Transit Inventory, but only if: (a) such Foreign In-Transit Inventory is the subject of a Negotiable Document that designates Lender as the consignee; (b) such Foreign In-Transit Inventory has been paid for by Borrower or Lender has otherwise satisfied itself, in its Permitted Discretion, that a final sale of such Inventory to Borrower has occurred and title has passed to Borrower; (c) Lender has received assurances satisfactory to it, in its Permitted Discretion, that all of the original Documents evidencing such Foreign In-Transit Inventory (all of which Documents shall be Negotiable Documents) have been issued by the applicable carrier and have been forwarded to an Eligible Customs Broker (and, if such Documents are not actually received by an Eligible Customs Broker within ten (10) days after the sending thereof, such Foreign In-Transit Inventory shall thereupon cease to be Eligible Foreign In-Transit Inventory), or, if required by Lender in the exercise of its sole discretion, all of such original Documents are in the possession, in the United States, of Lender or an Eligible Customs Broker (as specified by Lender); (d) no default exists under any agreement in effect between the vendor of such Inventory and Borrower that would permit such vendor under any Applicable Law (including the Uniform Commercial Code) to divert, reclaim, reroute, or stop shipment of such Inventory; (e) such Foreign In-Transit Inventory is fully insured by marine cargo or other similar insurance, in such amounts, with such insurance companies and subject to such deductibles as are satisfactory to Lender, in its Permitted Discretion, and in respect of which Lender has been named as lender loss payee; (f) Lender has received an executed imported goods agreement, in form and substance satisfactory to Lender in its Permitted Discretion, with respect to such Inventory from an Eligible Customs Broker.

“Eligible Inventory” shall mean and include Inventory with respect to Borrower, excluding work in process, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Lender’s reasonable opinion, stale, obsolete, slow moving, unmerchantable or otherwise unavailable for sale and which Lender, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Lender may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Lender and no other Lien (other than a Permitted Encumbrance).  In addition, Inventory shall not be Eligible Inventory if it: (a) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof; (b) is Foreign In-Transit Inventory or in-transit within the United States; (c) is located outside the continental United States or at a location that is not otherwise in compliance with this Agreement; (d) constitutes Consigned Inventory; (e) is the subject of an Intellectual Property Claim; (f) is subject to a License Agreement that limits, conditions or restricts the Borrower’s or Lender’s right to sell or otherwise dispose of such Inventory in any material respect, unless Lender is a party to a Licensor/Lender Agreement with the Licensor under such License Agreement (or Lender shall agree otherwise in its Permitted Discretion after establishing reserves against the Formula Amount with respect thereto as Lender shall deem appropriate in its Permitted Discretion); (g) is situated at a location not owned by Borrower unless the owner or occupier of such location has executed in favor of Lender a Lien Waiver Agreement (or Lender shall agree otherwise in its Permitted Discretion after establishing reserves against the Formula Amount with respect thereto as Lender shall deem appropriate in its Permitted Discretion); or (h) or if the sale of such Inventory would result in an ineligible Receivable; (i) is Inventory other than finished goods or raw materials; (j) is Inventory with respect to which any covenant, representation or warranty contained in this Agreement with respect to such Inventory has been breached in any material respect; (k) is produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provision in Title 29 U.S.C. §215(a)(1); or (l) fails to meet in all material respects all standards imposed by any Governmental Body having regulatory authority over such Inventory or its use or sale.

“Eligible Receivables” shall mean and include, each Receivable of Borrower arising in the Ordinary Course of Business and which Lender, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as Lender may from time to time deem appropriate.  A Receivable shall not be deemed eligible unless such Receivable is subject to Lender’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Lender in its Permitted Discretion.  In addition, no Receivable shall be an Eligible Receivable if:

(a) it arises out of a sale made by Borrower to an Affiliate, Affiliate Director, employee or equityholder of any Credit Party or to a Person controlled by an Affiliate of any Credit Party;

(b) it is due or unpaid more than (i) 90 days after the original invoice date or (ii) 60 days after the original due date;

(c) 50% or more of the Dollar amount of the Receivables from such Customer are not deemed Eligible Receivables hereunder (such percentage may, in Lender’s Permitted Discretion, be increased or decreased from time to time);

(d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e) an Insolvency Event shall have occurred with respect to such Customer;

(f) the sale is not to a Domestic Customer or a Qualified Foreign Customer; provided, however, that with respect to a Qualified Foreign Customer, such Receivables shall be excluded only to the extent that they exceed $5,000,000 in the aggregate at any one time outstanding;

(g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper; provided, however, that bill-and-hold inventory shall be considered eligible up to $1,000,000 in the aggregate at any time outstanding so long as the applicable Customer and Borrower have executed and delivered a bill-and-hold agreement to Lender which is satisfactory to Lender in its Permitted Discretion;

(h) Lender believes, in its Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless Borrower has taken all step required by Lender pursuant to Section 6.12 hereof;

(j) subject to the proviso in (g) above, the goods giving rise to such Receivable have not been delivered to and accepted (including on terms contemplated by the applicable Customer contract) by the Customer or the services giving rise to such Receivable have not been performed by the Borrower and accepted (including on terms contemplated by the applicable Customer contract) by the Customer or the Receivable otherwise does not represent a final sale;

(k) the Receivables of the Customer exceed a credit limit determined by Lender in its Permitted Discretion, to the extent such Receivables exceed such limit;

(l) the Receivable is subject to any credit, offset, deduction, defense, dispute, or counterclaim, or the Customer is also a creditor or supplier of a Credit Party or the Receivable is contingent in any respect or for any reason;

(m) the Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n) any return, rejection or repossession of the goods giving rise to such Receivable has occurred or the rendition of services has been disputed;

(o) such Receivable is not payable to Borrower;

(p) such Receivable is evidenced by a promissory note or any other negotiable instrument, unless the same have been delivered to and pledged with Lender pursuant to this Agreement;

(q) such Receivable is owing from a Customer located in any state that requires an entity to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against an account debtor in the courts or through any judicial process of such state and is not curable retroactively, unless (i) Borrower has filed all such reports or documents, or (ii) Borrower is exempt from such filing requirements;

(r) such Receivable is not payable in Dollars, other than Receivables owing from Qualified Foreign Customers and payable in UK Pound Sterling or Australian Dollars but only to the extent such Receivables do not exceed $500,000 (as converted to Dollars in the most recent Borrowing Base Certificate) in the aggregate at any time outstanding; or

(s) such Receivable is not otherwise satisfactory to Lender in its Permitted Discretion.

“Environmental Complaint” shall have the meaning set forth in Section 9.3(b) hereof.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes as well as common laws, relating to the protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, international and local governmental agencies and authorities with respect thereto.

“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the applicable laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be: (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time and the rules and regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Account” shall mean any tax, payroll, employee benefits trust account or similar trust account funded in the Ordinary Course of Business as required by Applicable Law so long as such accounts are identified to Lender on the schedules or certificates hereto to the extent existing on the Closing Date and with respect to those created after the Closing Date by written notice to Lender on or prior to the date of their creation.

“Excluded Property” shall mean, with respect to a Qualified Credit Party, (a) “intent-to-use” Trademarks until such time as such Qualified Credit Party begins to use such trademarks and evidence of use of such trademarks in interstate commerce is submitted to and accepted by the United States Patent and Trademark Office, (b) any lease, license, contract or agreement or other property right (other than any United States of America intent-to-use trademark or service mark application), to which any Qualified Credit Party is a party or of any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in: (x) the abandonment, invalidation, unenforceability or other impairment of any right, title or interest of any Credit Party therein, or (y) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, agreement or other property right, but only so long as any restriction, prohibition and/or requirement of consent resulting in (x) or (y) above is effective and enforceable under Applicable Law and is not rendered ineffective by Applicable Law (including, without limitation, pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC), (c) any Deposit Account where a security interest in such account would violate Applicable Law or any Plan agreement, and (d) any of the outstanding Equity Interests of any Foreign Subsidiary in excess of 66% of the voting power of all classes of Equity Interests thereof entitled to vote; provided, however, that (x) Excluded Property shall not include, any proceeds or products of any of the foregoing items, and (y) any of the foregoing items that at any time ceases to satisfy the criteria for Excluded Property (whether as a result of the applicable Qualified Credit Party obtaining any necessary consent, any change in any rule of law, statute or regulation, or otherwise), shall no longer be Excluded Property and shall automatically constitute a portion of the Collateral subject to the grant of security contained herein and in the applicable Other Documents.

“Excluded Taxes” shall mean, with respect to the Lender or any other recipient of any payment to be made by or on account of any Obligations, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located, or (c) any Taxes imposed on any “withholding payment” payable to such recipient as a result of the failure of such recipient to satisfy the requirements set forth in the FATCA after December 31, 2012.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Open Rate” shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by Lender (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by Lender at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day.  If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

“Fee Letter” shall mean the fee letter dated the Closing Date between Lender and Borrower as of the date hereof, in form and substance satisfactory to Lender in its Permitted Discretion, as such agreement may be amended restated or otherwise modified from time to time.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA minus Unfunded Capital Expenditures made during such period, minus cash taxes paid or required to be paid during such period, minus all distributions or dividends made during such period, to (b) all Debt Payments made or scheduled to be made during such period.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Foreign In-Transit Inventory” shall mean Inventory of Borrower that is in transit from a location outside the United States to any location within the United States of Borrower or a Customer of Borrower.

“Foreign Subsidiary” shall mean any Subsidiary of any Person that is not organized or incorporated in the United States, any State or territory thereof or the District of Columbia.

“Formula Amount” shall have the meaning set forth in Section 2.1(a).

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time;  provided, however, that for purposes of calculating all financial covenants under Section 6.5 and 7.6 hereof, any principles of GAAP related to consolidation shall be disregarded and such covenants shall be calculated only with regard to Borrower and not any of its consolidated subsidiaries or entities.

“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or  functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” shall mean Borrower, each Qualified Credit Party and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Guarantor Security Agreement” shall mean any security agreement, including this Agreement, executed by any Guarantor in favor of Lender securing the Obligations or the Guaranty of such Guarantor, in form and substance satisfactory to Lender in its Permitted Discretion, as the same may be amended, restated or otherwise modified from time to time.

“Guaranty” shall mean the terms and provisions of Article XVI hereof and any other guaranty of the Obligations of Borrower executed by a Guarantor in favor of Lender, in form and substance satisfactory to Lender in its Permitted Discretion, as the same may be amended, restated or otherwise modified from time to time.

“Hazardous Discharge” shall have the meaning set forth in Section 9.3(b) hereof.

“Hazardous Materials” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall have the meaning provided in the definition of “Lender-Provided Interest Rate Hedge”.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of:  (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d)  reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) obligations under any Interest Rate Hedge or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due); (g) all Equity Interests of such Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person); (h) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (i) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (j) off-balance sheet liabilities and/or pension plan liabilities of such Person; (k) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business; and (l) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (k).

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Ineligible Security(ies)” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Insolvency Event” shall mean, with respect to any Person, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, or (d) in the good faith determination of the Lender, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clause(a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Instrument of Joinder” shall mean an Instrument of Joinder substantially in the form of Exhibit 16.7 hereto, pursuant to which a Person becomes a party to this Agreement as a Qualified Credit Party.

“Intellectual Property” shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, copyright, copyright application, trade name, mask work, trade secrets, design right, assumed name or license or other right to use any of the foregoing under Applicable Law.

“Intellectual Property Claim” shall mean the written assertion by any Person of a claim that Borrower’s ownership, use, marketing, sale or distribution of any Inventory, equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Intellectual Property Security Agreement” shall mean an agreement relating to a Qualified Credit Party’s Intellectual Property executed and delivered to Lender by such Qualified Credit Party on or after the Closing Date in connection with this Agreement, as the same may be from time to time amended, restated or otherwise modified.

“Interest Period” shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b) hereof.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor or similar agreements entered into by any Credit Party in order to provide protection to, or minimize the impact upon, such Credit Party of increasing floating rates of interest applicable to Indebtedness.

“Inventory” shall mean and include as to each Credit Party all of such Credit Party’s inventory (as defined in Article 9 of the Uniform Commercial Code), and all of such Credit Party’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Credit Party’s business or used in selling or furnishing such goods, merchandise and other personal property, and all Documents of Title.

“Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y) hereof.

“Inventory NOLV Advance Rate” shall have the meaning set forth in Section 2.1(a)(y) hereof.

“Law(s)”  shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond judgment authorization or approval, lien or award of or any settlement arrangement with any Governmental Body, foreign or domestic.

“Lender” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of Lender.  For the purpose of provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to the Lender as security for the Obligations, "Lender" shall include any Affiliate of Lender to which such Obligation (specifically including any Hedging Obligation and any Cash Management Obligation) is owed.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by Lender or its Affiliates and with respect to which the Lender confirms in writing prior to the execution thereof: (a) is documented in a standard International Swap Dealer Association Agreement; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes.  The liabilities of Borrower to the provider of any Lender-Provided Interest Rate Hedge (the “Hedge Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations under the Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of each of the Other Documents.  The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Letter of Credit Application” shall have the meaning set forth in Section 2.12(a) hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.14(d) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof.

“Letter of Credit Sublimit” shall mean $1,000,000.

“Letters of Credit” shall have the meaning set forth in Section 2.11 hereof.

“LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Lender by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Lender which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Lender at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal 1.00 minus the Reserve Percentage.  The LIBOR Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted by Bloomberg or appropriate Successor as shown on
LIBOR Rate =	Bloomberg Page BBAM1 1.00 – Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date.  The Lender shall give reasonably prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Rate Loan” shall mean any Advance that bears interest based on the LIBOR Rate.

“License Agreement” shall mean any agreement between Borrower and a Licensor pursuant to which Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of Borrower or otherwise in connection with Borrower’s business operations.

“Licensor” shall mean any Person from whom Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with Borrower’s business operations.

“Licensor/Lender Agreement” shall mean an agreement between Lender and a Licensor, in form and content satisfactory to Lender in its Permitted Discretion, by which Lender is given the unqualified right, vis-a-vis such Licensor, to enforce Lender’s Liens with respect to and to dispose of Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of Borrower’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Lender, in form and substance satisfactory to Lender in its Permitted Discretion, by a Person who owns, occupies or mortgages the premises at which any Collateral may be located from time to time.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, properties or prospects of Borrower or the Credit Parties taken as a whole, (b) any Qualified Credit Party’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the aggregate value of the Collateral, or Lender’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Lender’s rights and remedies, in the aggregate, under this Agreement and the Other Documents.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license of Borrower, which is required by applicable regulations of the SEC to be filed with the reports of Borrower under the Exchange Act.

“Maximum Revolving Advance Amount” shall mean $20,000,000 plus any increases in accordance with Section 2.24.

“Maximum Undrawn Amount” shall mean, with respect to any outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by Borrower or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Credit Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Negotiable Document” shall mean a Document that is “negotiable” within the meaning of Article 7 of the Uniform Commercial Code.

“Newark Mortgage” shall mean that certain Mortgage,  Assignment of Leases and Rents and Fixture Filing related to the Newark Property and executed and delivered by Borrower on the Closing Date (and held in escrow in accordance with Section 6.16 hereof), in favor of Lender, as the same may from time to time be amended, restated or otherwise modified.

“Newark Property” shall mean that certain real property owned by Borrower and located at 2000 Technology Parkway, Newark New York (Wayne County), as more particularly described in the Newark Mortgage.

“Net Proceeds” shall have the meaning given to such term in Section 2.20(a) hereof.

“Notes” shall mean, collectively, any Revolving Credit Note and any other note executed pursuant to this Agreement, as any of the foregoing may be amended, modified, supplemented or restated from time to time.

“Obligations” shall mean and include any and all loans (including without limitation, all Advances), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Credit Party to Lender (or to any other direct or indirect subsidiary or affiliate of Lender) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Credit Party and any indemnification obligations payable by any Credit Party arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Credit Party, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document (including this Agreement, the Other Documents, Lender-Provided Interest Rate Hedges and any Cash Management Products and Services) whether or not for the payment of money, whether arising by reason of an extension of credit, opening or issuance of a letter of credit, loan, equipment lease, establishment of any purchase card or similar facility or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, (i) any and all of any Qualified Credit Party’s Indebtedness and/or liabilities (and any and all indebtedness, obligations and/or liabilities of any Subsidiary of any Credit Party) under this Agreement, the Other Documents or under any other agreement between Lender and any Qualified Credit Party and any amendments, extensions, renewals or increases and all costs and expenses of Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Qualified Credit Party to Lender to perform acts or refrain from taking any action, (ii) all Hedge Liabilities and (iii) all Cash Management Liabilities.

“Operating Account” shall mean Borrower’s general operating deposit account maintained with Lender.

“Ordinary Course of Business” shall mean with respect to any Credit Party, the ordinary course of such Credit Party’s business as conducted on the Closing Date.

“Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.

“Other Documents” shall mean the Notes, any Guaranty, any Guarantor Security Agreement, any Intellectual Property Security Agreement, the Fee Letter, the Perfection Certificates, any Pledge Agreement, the Newark Mortgage, each Assignment of Claims Document, any Lender-Provided Interest Rate Hedge, any subordination agreement related to the Obligations, and any and all other agreements, instruments and documents, including guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Credit Party or any Guarantor and/or delivered to Lender in respect of the transactions contemplated by this Agreement, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly, 50% or more of the Equity Interests issued by such Person having ordinary voting power to elect a majority of the directors of such Person, or other Persons performing similar functions for any such Person.

“Participant” shall have the meaning given to such term in Section 17.3.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Lender, if any, which it may designate by notice to Borrower to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412, 430 or 436 of the Code and either (i) is maintained or to which contributions are required by Borrower or any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by Borrower or any entity which was at such time a member of the Controlled Group.

“Perfection Certificates” shall mean, collectively, the information questionnaires and the responses thereto provided by Borrower and delivered to Lender.

“Permitted Acquisitions” shall mean any Acquisition so long as: (a) at the time of and after giving effect to such Acquisition, Borrower has Average Undrawn Availability for the 90 day period immediately preceding such Acquisition of not less than $6,000,000 (plus an amount equal to $0.30 for every $1.00 for which the Maximum Revolving Amount is increased pursuant to Section 2.24 hereof); (b) the total costs and liabilities (including without limitation, all assumed liabilities, all earn-out payments, deferred payments and the value of any other stock or assets transferred, assigned or encumbered with respect to such Acquisitions) of any Acquisitions during any twelve month period does not exceed $5,000,000; (c) with respect to the Acquisition of Equity Interests, the target shall (i) have a positive EBITDA (as calculated on a trailing twelve (12) month basis), calculated in accordance with GAAP immediately prior to such Acquisition, (ii) be added as a Qualified Credit Party to this Agreement and be jointly and severally liable for all Obligations; provided, however, that if Lender shall have determined that such Person shall need to be added as additional borrower then the parties shall enter into an amendment and restatement of this Agreement, at Borrower’s sole cost, in order to effectuate such addition, and (iii) grant to Lender a first priority lien in all assets of any such target; (d) the target and/or property is located in the United States, is used or useful and is in the same or a similar line of business as the Borrower was engaged in on the Closing Date (or any reasonable extensions or expansions thereof); (e) Lender shall have received a first-priority security interest in all acquired assets or Equity Interests, subject to documentation satisfactory to Lender in its Permitted Discretion; (f) the board of directors (or other comparable governing body) of the target shall have duly approved the transaction; (g) the Borrower shall have provided Lender with at least ten (10) Business Days prior written notice of such Acquisition together with (i) a pro forma balance sheet and pro forma financial statements (in each case on a consolidated and consolidating basis) and a Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a pro forma consolidated basis, the Borrower would be in compliance with the financial covenants set forth in Section 6.5 as of the most recent fiscal quarter end; provided, that for purposes of this definition the required Fixed Charge Coverage Ratio shall be increased to 1.25 to 1.00 from the level otherwise shown in Section 6.5, (ii) an executed copy of the term sheet and/or commitment letter setting forth in reasonable detail the terms and conditions of such Acquisition, (iii)  financial statements of the acquired entity for the two most recent fiscal years then ended and the most recently available interim financial statements, in each case in form and substance acceptable to Lender in its Permitted Discretion, and (iv) pro forma projections of consolidated and consolidating financial statements for the three (3) years immediately following the expected date of the consummation of such Acquisition, which shall be set forth on a month to month basis for the first such year, in each case, presented in accordance with GAAP, taking into consideration such acquisition and all Indebtedness incurred or assumed in connection therewith; (h) if such Acquisition includes general partnership interests or any other Equity Interest that does not have a corporate (or similar) limitation on liability of the owners thereof, then such Acquisition shall be effected by having such Equity Interests acquired by a corporate holding company directly or indirectly wholly-owned by Borrower and newly formed for the sole purpose of effecting such acquisition; (i) no assets acquired in any such transaction(s) shall be included in the Formula Amount until Lender has received a field examination and/or appraisal of such assets, in form and substance acceptable to Lender; (j) no Default or Event of Default shall have occurred or will occur after giving pro forma effect to such acquisition; (k) in the case such Acquisition constitutes a merger, consolidation or other combination, Borrower or a Credit Party is the surviving entity of such merger, consolidation or other combination; (l) Borrower’s pro forma Fixed Charge Coverage Ratio, after giving effect to such Acquisition, and calculated on a trailing twelve month basis, is greater than or equal to 1.25 to 1.00; and (m) on or prior to the closing date of such Acquisition, Borrower shall have delivered to Lender (x) revised schedules to this Agreement or other disclosures made pursuant to Section 8.1(i) and 9.17 and (y) if real estate is being acquired by any Person through the Acquisition, Borrower shall have made certain other deliveries required by Lender in its Permitted Discretion, including, without limitation, appraisals, environmental reports, flood determinations, surveys, title policies and mortgages. For the purposes of calculating Undrawn Availability under this definition, any assets being acquired in the proposed acquisition shall be included in the Formula Amount on the date of closing so long as Lender has received an audit and/or appraisal of such assets as set forth in clause (i) above and so long as such assets satisfy the applicable eligibility criteria.

“Permitted Discretion” small mean a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonable business judgment.

“Permitted Encumbrances” shall mean: (a) Liens in favor of Lender, including without limitation, Liens securing Hedge Liabilities and Cash Management Products and Services; (b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (e) Liens arising by virtue of the rendition, entry or issuance against any Credit Party, or any property of any Credit Party, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default under Section 10.6 hereof; (f) mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested; (g) Liens placed upon Equipment hereafter acquired to secure a portion of the purchase price thereof, provided that (I) any such lien shall not encumber any other property of any Credit Party and (II) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such leases or purchases during any fiscal year shall not exceed the amount permitted under subpart (b) of the definition of Permitted Indebtedness; and (h) easements, rights-of-way, restrictions and other Liens incurred and other similar rights granted to others in the Ordinary Course of Business (but not incurred or granted in connection with the borrowing of money or the obtaining of advances or credits to finance the purchase price of property) and not, individually or in the aggregate, materially interfering with the use (actual or proposed) made or to be made of the properties and assets of Borrower, or materially detracting from the value thereof.

“Permitted Indebtedness” shall mean: (a) the Obligations; (b) Indebtedness incurred for Capital Expenditures permitted in Section 7.6 hereof so long as such Indebtedness does not exceed $5,000,000 at any time outstanding; (c) any guarantees of Indebtedness permitted under Section 7.3 hereof; (d) any Indebtedness previously disclosed to Lender; (e) Indebtedness consisting of Permitted Loans made by one or more Qualified Credit Parties to any other Qualified Credit Party; (f) Interest Rate Hedges that are entered into by Borrower to hedge its risks with respect to outstanding Indebtedness of Borrower and not for speculative or investment purposes, (g) intercompany Indebtedness owing from one or more Qualified Credit Parties to any other one or more Qualified Credit Parties in accordance with clause (c) of the definition of Permitted Loans, (h) Indebtedness incurred in connection with Permitted Acquisitions to the extent it is subordinated to the Obligations on terms and conditions satisfactory to Lender in its Permitted Discretion, (i) obligations in respect of performance bonds or sureties incurred in the Ordinary Course of Business, and (j) Indebtedness incurred by Foreign Subsidiaries in the aggregate amount at any time outstanding not to exceed $2,500,000.

“Permitted Investments” shall mean investments in: (a) obligations issued or guaranteed by the United States of America or any agency thereof; (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating); (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency; (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof; and (e) Permitted Loans.

“Permitted Loans” shall mean: (a) the extension of trade credit by Borrower to its Customer(s), in the Ordinary Course of Business in connection with a sale of Inventory or rendition of services, in each case on open account terms; (b) loans to employees in the Ordinary Course of Business not to exceed as to all such loans the aggregate amount of $100,000 at any time outstanding; (c) intercompany loans between and among Qualified Credit Parties, so long as, at the request of Lender, each such intercompany loan is evidenced by a promissory note (including, if applicable, any master intercompany note executed by Qualified Credit Parties) on terms and conditions (including terms subordinating payment of the indebtedness evidenced by such note to the prior payment in full of all Obligations) acceptable to Lender in its Permitted Discretion that has been delivered to Lender either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable Qualified Credit Party(ies) that are the payee(s) on such note; and (d) the intercompany loans existing on the Closing Date between Borrower and certain Credit Parties that are not Qualified Credit Parties; provided, the foregoing shall not be deemed to permit any loans made subsequent to the Closing Date.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body.

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan, as defined herein) maintained by Borrower or to which Borrower is required to contribute.

“Pledge Agreement” shall mean each of the agreements executed and delivered to Lender on or after the date hereof in connection with the Subsidiary Stock, as the same may be from time to time amended, restated or otherwise modified.

“Projections” shall have the meaning set forth in Section 5.5 hereof.

“Properly Contested” shall mean, in the case of any Indebtedness, Lien or taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness or taxes will not have a Material Adverse Effect or will not result in the forfeiture of any assets of such Person; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness or taxes unless such Lien (x) does not attach to any Receivables or Inventory, (y) is at all times junior and subordinate in priority to the Liens in favor of the Lender except to the extent such Liens have priority as a matter of Applicable Law and, (z) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.

“Protective Advances” shall have the meaning set forth in Section 17.2(d) hereof.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by the Lender).

“Qualified Credit Party” shall mean Borrower or any other wholly-owned Subsidiary of Borrower (other than a Foreign Subsidiary or Dormant Subsidiary) which has become a party under this Agreement pursuant to the provisions of Section 16.7 hereof.

“Qualified Foreign Customer” shall mean a Customer (other than a Domestic Customer), to the extent that the sale to such Customer is on trade letter of credit terms or to the extent credit insurance has been obtained, in each case acceptable to Lender in its Permitted Discretion, and to the extent assigned to Lender; provided, that in no event shall a Qualified Foreign Customer include Actia Nordic AB (Serbia) or PT Multikreasindo (Iraq).

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as the same may be amended from time to time.

“Real Property” shall mean all of the owned and leased premises previously disclosed to Lender or in and to any other premises or real property that are hereafter owned or leased by any Credit Party.

“Receivables” shall mean and include, as to Borrower, all of Borrower’s accounts (as defined in Article 9 of the Uniform Commercial Code) and all of Borrower’s contract rights, instruments (including those evidencing indebtedness owed to Borrower by its Affiliates and Affiliate Directors), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Lender hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.14(b) hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law.

“Reserve Percentage” shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”.

“Revolving Advances” shall mean Advances made other than Letters of Credit.

“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof, as they may from time to time be amended, restated, supplemented or otherwise modified or replaced.

“Revolving Commitment” shall mean the obligation of Lender (if applicable), to make Revolving Advances and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Maximum Revolving Advance Amount.

“Revolving Interest Rate” shall mean (a) with respect to Revolving Advances that are Domestic Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin for Domestic Rate Loans plus the Alternate Base Rate and (b) with respect to Revolving Advances that are LIBOR Rate Loans, the sum of the Applicable Margin for LIBOR Rate Loans plus the LIBOR Rate.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained by any Compliance Authority.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

“Satisfaction Event” shall mean, subsequent to the occurrence of a Trigger Event, the occurrence of both of the following: (i) no Default or Event of Default then exists or is continuing, and (ii) Undrawn Availability is greater than or equal to $7,500,000 (plus an amount equal to $0.375 for every $1.00 for which the Maximum Revolving Amount is increased pursuant to Section 2.24 hereof) each day for a period of forty five (45) consecutive days.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Account” shall mean an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

“Secured Parties” shall mean, collectively, Lender, together with any affiliates of Lender to whom any Hedging Obligations or Cash Management Liabilities are owed and with each other holder of any of the Obligations, and the respective successors and assigns of each of them.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean (a) with respect to the Equity Interests issued to Borrower by any Subsidiary (other than a Dormant Subsidiary), 100% of such issued and outstanding Equity Interests, and (b) with respect to any Equity Interests issued to Borrower by any Foreign Subsidiary (other than a Dormant Subsidiary) (i) 100% of such issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956(c)(2)) and (ii) 66% (or such greater percentage that, due to a change in an Applicable Law after the date hereof, (x) could not reasonably be expected to cause the undistributed earnings of such  Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to Borrower and (y) could not reasonably be expected to cause any material adverse tax consequences) of such issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall mean period from the Closing Date until the date that coincides with the fourth yearly anniversary of the Closing Date or such earlier date as provided hereunder.

“Termination Event” shall mean: (a) a Reportable Event , as defined in Section 4043 of ERISA and excluding such events as to which the PBGC by regulation has waived the reporting requirement, with respect to any Plan; (b) the withdrawal of Borrower or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Plan; (e) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of Borrower or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not diligent, upon Borrower or any member of the Controlled Group.

“Toxic Substance” shall mean and include any material present on the Real Property (including the Leasehold Interests) which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances.  “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Trigger Event” shall mean the earliest to occur of following: (i) the occurrence of a Default or Event of Default, (ii) the fifth consecutive day on which Undrawn Availability is less than $6,000,000 (plus an amount equal to $0.30 for every $1.00 for which the Maximum Revolving Amount is increased pursuant to Section 2.24 hereof), or (iii) Undrawn Availability being less than $5,000,000 (plus an amount equal to $0.25 for every $1.00 for which the Maximum Revolving Amount is increased pursuant to Section 2.24 hereof) at any time.

“UCC” or “Uniform Commercial Code shall have the meaning set forth in Section 1.3 hereof.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount minus the Maximum Undrawn Amount of all outstanding Letters of Credit, minus (b) the sum of (i) the outstanding amount of Advances, plus (ii) all amounts due and owing to Borrower’s trade creditors which are outstanding beyond sixty (60) days past their due date plus (iii) fees and expenses incurred in connection with the transactions contemplated by the Agreement for which Borrower is liable and for which an invoice has been delivered to Borrower but which have not been paid or charged to Borrower’s Account.

“Unfunded Capital Expenditures” shall mean, as to Borrower, without duplication, a Capital Expenditure funded (a) from Borrower’s internally generated cash flow or (b) with the proceeds of a Revolving Advance.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.3 Uniform Commercial Code Terms.  All terms used herein and defined in the Uniform Commercial Code as adopted in the State of Ohio from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein.  Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”,  “payment intangibles”, “proceeds”, “promissory note” “securities”, “software” and “supporting obligations”, whether capitalized or lower case, as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code.  To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4 Certain Matters of Construction.  The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  Any pronoun used shall be deemed to cover all genders.  Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.  Unless otherwise provided, all references to any instruments or agreements to which Lender is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof.  All references herein to the time of day shall mean the time in New York, New York.  Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”.  A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” or “exist” or “existing” until such Event of Default has been waived in writing by the Lender.  Wherever the phrase “to the best of Borrower’s knowledge” or words of similar import relating to the knowledge or the awareness of Borrower or any Credit Party are used in this Agreement or Other Documents, such phrase shall mean and refer to the actual knowledge of the Authorized Officers or the general managers of Borrower’s business segments.  Whenever the phrase “provided to Lender” or “previously disclosed to Lender” or words of similar import relating to information or documents given or provided by Borrower to Lender are used in this Agreement or the Other Documents, such phrase shall mean and refer to information or documents provided to Lender in writing with a certificate of an Authorized Officer.  Except as otherwise specifically and expressly provided herein, all covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists.  In addition, except as otherwise specifically and expressly provided herein, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

II. ADVANCES, PAYMENTS.

2.1 Revolving Advances.

(a) Amount of Revolving Advances.  Subject to the terms and conditions set forth in this Agreement specifically including Section 2.1(b), Lender will make Revolving Advances to Borrower in aggregate amounts outstanding at any time equal to the lesser of (x) the Maximum Revolving Advance Amount, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit or (y) an amount equal to the aggregate of:

(i) up to 85% (the “Receivables Advance Rate”) of Eligible Receivables, plus

(ii) the least of (A) up to 65%, (the “Inventory Advance Rate”), of the value of Eligible Inventory and Eligible Foreign In-Transit Inventory, (B) up to 85% of the appraised net orderly liquidation value of Eligible Inventory and Eligible Foreign In-Transit Inventory (as evidenced by an Inventory appraisal satisfactory to Lender in its Permitted Discretion) (the “Inventory NOLV Advance Rate”, together with the Inventory Advance Rate and the Receivables Advance Rate, collectively, the “Advance Rates”), and (C) $7,500,000; provided, however that the aggregate amount determined pursuant to this subpart (ii) derived from Eligible Foreign In-Transit Inventory, after application of the Advance Rates, shall not at any time exceed $1,000,000, minus

(iii) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(iv) such reserves as Lender may deem proper and necessary from time to time in its Permitted Discretion.

The amount derived from the sum of (A) Sections 2.1(a)(y)(i) and (B) minus (y) Section 2.1 (a)(y)(iii) and (iv) at any time and from time to time shall be referred to as the “Formula Amount”.  The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).  Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, the outstanding aggregate principal amount of the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (a) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (b) the Formula Amount.

(b) Discretionary Rights.  The Advance Rates may be increased or decreased by Lender at any time and from time to time in the exercise of its Permitted Discretion.  Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrower.

2.2 Procedure for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances.

(a) Borrower may notify Lender prior to 10:00 a.m. on a Business Day of its request to incur, on that day, a Revolving Advance hereunder.  Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Lender, or with respect to any other Obligation under this Agreement, become due, same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable.

(b) Notwithstanding the provisions of subsection (a) above, in the event Borrower desires to obtain a LIBOR Rate Loan for any Advance, Borrower shall give Lender written notice by no later than 10:00 a.m. on the day which is three (3) Business Days prior to the date such LIBOR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Advance to be borrowed, which amount shall be in a minimum amount of $1,000,000 and in integral multiples of $100,000 thereafter, and (iii) the duration of the first Interest Period therefor.  Interest Periods for LIBOR Rate Loans shall be for one, two or three months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day.  No LIBOR Rate Loan shall be made available to Borrower during the continuance of a Default or an Event of Default.  After giving effect to each requested LIBOR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(e), there shall not be outstanding more than four (4) LIBOR Rate Loans, in the aggregate.

(c) Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made, continued or converted and shall end on such date as Borrower may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

(d) Borrower shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Lender pursuant to Section 2.2(b) or by its notice of conversion or continuation given to Lender pursuant to Section 2.2(e), as the case may be.  Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Lender of such duration not later than 10:00 a.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan.  If Lender does not receive timely notice of the Interest Period elected by Borrower, Borrower shall be deemed to have elected to convert such LIBOR Rate Loan to a Domestic Rate Loan subject to Section 2.2(e) below.

(e) Provided that no Default or Event of Default shall have occurred and be continuing, Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan.  If Borrower desires to convert a loan, Borrower shall give Lender written notice by no later than 10:00 a.m. (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable LIBOR Rate Loan) with respect to a conversion from a LIBOR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a LIBOR Rate Loan, the duration of the first Interest Period therefor.

(f) At its option and upon written notice given prior to 10:00 a.m. at least three (3) Business Days prior to the date of such prepayment, Borrower may, subject to Section 2.2(g) hereof, prepay the LIBOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment.  Borrower shall specify the date of prepayment of Advances which are LIBOR Rate Loans and the amount of such prepayment.  In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify Lender therefor in accordance with Section 2.2(g) hereof.

(g) Borrower shall indemnify Lender and hold Lender harmless from and against any and all losses or expenses that Lender may sustain or incur as a consequence of any prepayment, conversion of or any default by Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive absent manifest error.

(h) Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lender (for purposes of this subsection (h), the term “Lender” shall include Lender and the office or branch where Lender or any Person controlling Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lender to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrower shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Lender, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type.  If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrower shall pay Lender, upon Lender’s request, such amount or amounts set forth in clause (g) above.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive absent manifest error.

2.3 [RESERVED].

2.4 [RESERVED].

2.5 Disbursement of Advance Proceeds.  All Advances shall be disbursed from whichever office or other place Lender may designate from time to time and, together with any and all other Obligations of Borrower to Lender, shall be charged to Borrower’s Account on Lender’s books.  The proceeds of each Revolving Advance requested by Borrower or deemed to have been requested by Borrower under Sections 2.2(a) or 2.14 hereof shall, (i) with respect to requested Revolving Advances, to the extent Lender make such Revolving Advances in accordance with Section 2.2(a) or 2.14 hereof, be made available to Borrower on the day so requested by way of credit to Borrower’s operating account at Lender, or such other bank as Borrower may designate following notification to Lender, in immediately available federal funds or other immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by Borrower, be disbursed to Lender to be applied to the outstanding Obligations giving rise to such deemed request.  During the Term, Borrower may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.

2.6 [RESERVED].

2.7 Maximum Advances.  The aggregate balance of Revolving Advances outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit or (b) the Formula Amount.

2.8 Manner and Repayment of Advances.

(a) The Revolving Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement.

(b) Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Lender on the date received by Lender. Lender shall conditionally credit Borrower’s Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Lender (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”). Lender is not, however, required to credit Borrower’s Account for the amount of any item of payment which is unsatisfactory to Lender and Lender may charge Borrower’s Account for the amount of any item of payment which is returned, for any reason whatsoever, to Lender unpaid.  Subject to the foregoing, Borrower agrees that for purposes of computing the interest charges under this Agreement, each item of payment received by Lender shall be deemed applied by Lender on account of the Obligations on its respective Application Date.  Borrower further agrees that there is a monthly float charge payable to Lender for Lender’s sole benefit, in an amount equal to (y) the face amount of all items of payment received during the prior month (including items of payment received by Lender as a wire transfer or electronic depository check) multiplied by (z) the Revolving Interest Rate with respect to Domestic Rate Loans for one (1) Business Day.All proceeds received by Lender shall be applied to the Obligations in accordance with Section 4.8(h).

(c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Lender at the Payment Office not later than 1:00 P.M. on the due date therefor in Dollars in federal funds or other funds immediately available to Lender.  Lender shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging Borrower’s Account or by making Advances as provided in Section 2.2 hereof.

(d) Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim and shall be made to Lender to the Payment Office, in each case on or prior to 1:00 P.M., in Dollars and in immediately available funds.

2.9 Repayment of Excess Advances.  If at any time the aggregate balance of  outstanding Revolving Advances taken as a whole exceeds the maximum amount of such type of Advances taken as a whole (as applicable) permitted hereunder, such excess Advances shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.10 Statement of Account.  Lender shall maintain, in accordance with its customary procedures, a loan account (“Borrower’s Account”) in the name of Borrower in which shall be recorded the date and amount of each Advance made by Lender and the date and amount of each payment in respect thereof; provided, however, the failure by Lender to record the date and amount of any Advance shall not adversely affect Lender.  Each month, Lender shall send to Borrower a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Lender and Borrower during such month.  The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Lender and Borrower unless Lender receives a written statement of Borrower’s specific exceptions thereto within thirty (30) days after such statement is received by Borrower.  The records of Lender with respect to the Borrower’s Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.11 Letters of Credit.  (a) Subject to the terms and conditions hereof, Lender shall issue or cause the issuance of standby and/or trade letters of credit denominated in Dollars (“Letters of Credit”) for the account of Borrower except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iii) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount (calculated without giving effect to the deductions provided for in Section 2.1(a)(y)((iii)).  The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit.  All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans which are Revolving Advances.  Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof).

(a) Notwithstanding any provision of this Agreement, Lender shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain Lender from issuing any Letter of Credit, or any Law applicable to the Lender or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Lender shall prohibit, or request that the Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Lender is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon Lender any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which Lender in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of the Lender applicable to letters of credit generally.

2.12 Issuance of Letters of Credit.

(a) Borrower, may request Lender to issue or cause the issuance of a Letter of Credit by delivering to Lender at the Payment Office, prior to 10:00 a.m., at least five (5) Business Days prior to the proposed date of issuance, Lender’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Lender; and, such other certificates, documents and other papers and information as Lender may request  in its Permitted Discretion.  If any terms of such Letter of Credit Application are in conflict with the terms of this Agreement, the terms of this Agreement shall govern until this Agreement is terminated in accordance with its terms.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, or other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term.  Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Lender, and each trade Letter of Credit shall be subject to the UCP. In addition, no trade Letter of Credit may permit the presentation of an ocean bill of lading that includes a condition that the original bill of lading is not required to claim the goods shipped thereunder.

2.13 Requirements for Issuance of Letters of Credit.

(a) Borrower shall authorize and direct Lender to name the Borrower as the “Applicant” or “Account Party” of each Letter of Credit.

(b) In connection with all trade Letters of Credit issued or caused to be issued by Lender under this Agreement, Borrower hereby appoints Lender, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred: (i) to sign and/or endorse Borrower’s name upon any warehouse or other receipts, and acceptances; (ii) to sign Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of Borrower or Lender or Lender’s designee, and to sign and deliver to Customs officials powers of attorney in the name of Borrower for such purpose; and (iv) to complete in Borrower’s name or Lender’s, or in the name of Lender’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof.  Neither Lender nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Lender’s or their respective attorney’s willful misconduct.  This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.14 Disbursement. Reimbursement.

(a) [Reserved]

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Lender will promptly notify Borrower.  Regardless of whether Borrower shall have received such notice, the Borrower shall reimburse (such obligation to reimburse Lender shall sometimes be referred to as a “Reimbursement Obligation”) Lender prior to 12:00 Noon, on each date that an amount is paid by Lender under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Lender.  In the event Borrower fails to reimburse Lender for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, Borrower shall be automatically deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by the Lender to be disbursed on the Drawing Date under such Letter of Credit.  Any notice given by Lender pursuant to this Section 2.14(b) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) [Reserved]

(d) With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrower in whole or in part as contemplated by Section 2.14(b), because of Borrower’s failure to satisfy the conditions set forth in Section 8.2 hereof (other than any notice requirements) or for any other reason, Borrower shall be deemed to have incurred from Lender a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing.  Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan.

2.15 [RESERVED].

2.16 Documentation.   Borrower agrees to be bound by the terms of the Letter of Credit Application and by Lender’s interpretations, in the exercise of its Permitted Discretion, of any Letter of Credit issued on behalf of Borrower and by Lender’s written regulations and customary practices relating to letters of credit, though Lender’s interpretations may be different from Borrower’s own.  In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.17 Determination to Honor Drawing Request.  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Lender shall be responsible only to determine, in the exercise of its Permitted Discretion, that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.18 Nature of Reimbursement Obligations.  The obligation of Borrower to reimburse Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.18 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which any Credit Party may have against Lender or any other Person for any reason whatsoever;

(ii) the failure of any Credit Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Credit Party or Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Credit Party or Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Credit Party and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Lender or any of Lender’s Affiliates or Affiliate Directors have been notified thereof unless the Issuer has been notified in writing of such lack of power or authority;

(vi) payment by Lender under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Lender from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by Lender or any of Lender’s Affiliates or Affiliate Directors to issue any Letter of Credit in the form requested by Borrower, unless Lender has received written notice from Borrower of such failure within three (3) Business Days after the Lender shall have furnished Borrower a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) the occurrence of any Material Adverse Effect;

(x) any breach of this Agreement or any Other Document by any party thereto;

(xi) the occurrence or continuance of an insolvency proceeding with respect to any Credit Party or any Guarantor;

(xii) the fact that a Default or Event of Default shall have occurred and be continuing;

(xiii) the fact that the Term shall have expired or this Agreement or the obligations of the Lender to make Revolving Advances has been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.19 Liability for Acts and Omissions.

(a) As between Borrower and Lender, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Lender or any of its Affiliates or Affiliate Directors shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Credit Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Credit Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Lender, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Lender’s rights or powers hereunder.  Nothing in the preceding sentence shall relieve Lender from liability for Lender’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.  In no event shall Lender or Lender’s Affiliates or Affiliate Directors be liable to any Credit Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(b) Without limiting the generality of the foregoing, Lender and each of its Affiliates and Affiliate Directors:  (i) may rely on any oral or other communication believed in good faith by Lender or such Affiliate or Affiliate Director to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Lender or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Lender or its Affiliate or Affiliate Directors in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(c) In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Lender under any resulting liability to any Credit Party.

2.20 Mandatory Prepayments.

(a) Subject to Section 7.1 hereof, when any Credit Party sells or otherwise disposes of any Collateral other than Inventory in the Ordinary Course of Business, Borrower shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable direct costs of such sales or other dispositions, including taxes (“Net Proceeds”)), such repayments to be made promptly but in no event more than two (2) Business Day following receipt of such Net Proceeds, and until the date of payment, such proceeds shall be held in trust for Lender.  The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof.  Such repayments shall be applied to the Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b); provided however that if no Default or Event of Default has occurred and is continuing, such repayments shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last) in such order as Lender may determine, subject to Borrower’s ability to reborrow Revolving Advances in accordance with the terms hereof.

(b) [RESERVED]

(c) In the event of any issuance or other incurrence of Indebtedness (other than Permitted Indebtedness) by Borrower or the issuance of any Equity Interests by Borrower, Borrower shall, no later than one (1) Business Day after the receipt by Borrower of (i) the cash proceeds from any such issuance or incurrence of Indebtedness or (ii) the net cash proceeds of any issuance of Equity Interests, as applicable, repay the Advances in an amount equal to (x) one hundred percent (100%) of such cash proceeds in the case of such incurrence or issuance of Indebtedness and (y) one hundred percent (100%) of such net cash proceeds in the case of an issuance of Equity Interests.  Such repayments will be applied in the same manner as set forth in Section 2.20(a) hereof.

(d) All proceeds received by any Credit Party or Lender (i) under any insurance policy on account of damage or destruction of any assets or property of any Qualified Credit Party, or (ii) as a result of any taking or condemnation of any assets or property shall be applied in accordance with Section 6.6 hereof.

2.21 Use of Proceeds.

(a) Borrower shall apply the proceeds of Advances to (i) repay existing indebtedness of Borrower, (ii) pay fees and expenses relating to the transactions contemplated by this Agreement, (iii) fund Permitted Acquisitions and Capital Expenditures (but without regard to the exclusion in the first parenthetical in the definition thereof), (iv) provide for its working capital needs and (v) reimburse drawings under Letters of Credit.

(b) Without limiting the generality of Section 2.21(a) above, neither the Borrower, the Guarantors, any Credit Party nor any other Person which may in the future become party to this Agreement or the Other Documents as Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.

2.22 [RESERVED].

2.23 Payment of Obligations.  Lender may charge to Borrower’s Account as a Revolving Advance (i) all payments with respect to any of the Obligations required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 17.5 and 17.9) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (ii) without limiting the generality of the foregoing clause (i), (a) all amounts expended by Lender pursuant to Sections 4.2 or 4.3 hereof and (b) all expenses which Lender incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.8(h), and (iii) any sums expended by Lender due to Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including Borrower’s obligations under Sections 3.3, 3.4, 4.4, 4.7, 6.4, 6.6, 6.7, 6.8 and 6.11 hereof, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral.

2.24 Increase in Maximum Revolving Advance Amount.

(a) The Borrower may, at any time prior to the end of the sixth month immediately following the third anniversary of the Closing Date, request that the Maximum Revolving Advance Amount be increased by Lender, subject to the following terms and conditions:

(i) Lender shall not be obligated to increase the Maximum Revolving Advance Amount and any increase in the Maximum Revolving Advance Amount by Lender shall be in the sole discretion of Lender;

(ii) There shall exist no Event of Default or Default on the effective date of such increase after giving effect to such increase;

(iii) After giving effect to such increase, the Maximum Revolving Advance Amount shall not exceed $35,000,000;

(iv) Borrower may not request an increase in the Maximum Revolving Advance Amount under this Section 2.24 more than one (1) time during the Term, and no single such increase in the Maximum Revolving Advance Amount shall be for an amount less than $5,000,000;

(v) The Borrower shall deliver to the Lender on or before the effective date of such increase the following documents in form and substance satisfactory to the Lender in its Permitted Discretion: (1) certifications of its corporate secretary with attached resolutions certifying that the increase in the Maximum Revolving Advance Amount has been approved by Borrower, (2) certificate dated as of the effective date of such increase certifying that no Default or Event of Default shall have occurred and be continuing and certifying that the representations and warranties made by Borrower herein and in the Other Documents are true and complete in all respects with the same force and effect as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date), (3) such other agreements, instruments and information (including supplements or modifications to this Agreement and/or the Other Documents executed by Borrower as Lender deems necessary in its Permitted Discretion in order to document the increase to the Maximum Revolving Advance Amount and to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Lender hereunder and under the Other Documents in light of such increase, and (4) an opinion of counsel in form and substance satisfactory to the Lender which shall cover such matters related to such increase as Lender may require in its Permitted Discretion and Borrower hereby authorizes and directs such counsel to deliver such opinions to Lender; and

(vi) The Borrower shall execute and deliver to Lender a replacement Note reflecting the new amount of the Maximum Revolving Advance Amount after giving effect to the increase (and the prior Note issued to Lender shall be deemed to be cancelled).

(b) On the effective date of such increase, Borrower shall pay all cost and expenses incurred by Lender in connection with the negotiations regarding, and the preparation, negotiation, execution and delivery of all agreements and instruments executed and delivered by any of Borrower and/or Lender in connection with, such increase (including all fees for any supplemental or additional public filings of any Other Documents necessary to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Lender hereunder and under the Other Documents in light of such increase).

III. INTEREST AND FEES.

3.1 Interest.  Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to LIBOR Rate Loans, at (a) the end of each Interest Period, and (b) for LIBOR Rate Loans with an Interest Period in excess of three months, at the end of each three month period during such Interest Period, provided further that all accrued and unpaid interest shall be due and payable at the end of the Term.  Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to the Revolving Interest Rate (the “Contract Rate”).  Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate.  Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect.  The LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Lender (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the (i) Obligations (other than LIBOR Rate Loans) shall bear interest at the applicable Contract Rate for Domestic Rate Loans plus two (2%) percent per annum, and (ii) LIBOR Rate Loans shall bear interest at the Revolving Interest Rate for LIBOR Rate Loans plus two (2%) percent per annum (as applicable,  the “Default Rate”).

3.2 Letter of Credit Fees.

(a) Borrower shall pay to Lender (x) fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Revolving Advances consisting of LIBOR Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term, and (y) a fronting fee of one quarter of one percent (0.25%) per annum times the average daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term (all of the foregoing fees, the “Letter of Credit Fees”).  In addition, Borrower shall pay to Lender any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Lender and the Borrower in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand.  All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.  Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Lender’s prevailing charges for that type of transaction.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Lender (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.

(b) On demand, at the option of Lender (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the expiration of the Term or any other termination of this Agreement (and also, if applicable, in connection with any mandatory prepayment under Section 2.20), Borrower will cause cash to be deposited and maintained in an account with Lender, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and Borrower hereby irrevocably authorizes Lender, in its discretion, on Borrower’s behalf and in Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by Borrower, in the amounts required to be made by Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of Borrower coming into Lender’s possession at any time.  Lender may, in its discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Lender and Borrower mutually agree (or, in the absence of such agreement, as Lender may select in    its Permitted Discretion) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or Lender may after the occurrence and during the continuance of an Event of Default (notwithstanding the foregoing) establish the account provided for under this Section 3.2(b) as a non-interest bearing account and in such case Lender shall have no obligation (and Borrower hereby waives any claim) under Article 9 of the Uniform Commercial Code or under any other Applicable Law to pay interest on such cash collateral being held by Lender.  Borrower may not withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations; (y) expiration of all Letters of Credit; and (z) termination of this Agreement.  Borrower hereby assigns, pledges and grants to each Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Borrower in any deposit account, Securities Account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit.  Borrower agrees that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Lender may use such cash collateral to pay and satisfy such Obligations.

3.3 Closing Fee and Facility Fee.

(a) Closing Fees.  Borrower shall pay to Lender the fees set forth in the Fee Letter.

(b) Facility Fee.  If, for any calendar quarter during the Term, the average daily unpaid balance of the sum of Revolving Advances plus the Maximum Undrawn Amount of all outstanding Letters of Credit for each day of such calendar quarter does not equal the Maximum Revolving Advance Amount, then Borrower shall pay to Lender a fee at a rate equal to three-eighths of one percent (0.375%) per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance.  Such fee shall be payable to Lender in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.

3.4 Fee Letter.  Borrower shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

3.5 Computation of Interest and Fees.  Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed.  If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate.

3.6 Maximum Charges.  In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law.  In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrower; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7 Increased Costs.  In the event that any Applicable Law or any Change in Law or compliance by Lender  with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any LIBOR Rate Loan, or change the basis of taxation of payments to Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by Lender);

(b) impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on Lender or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by Lender, or any Letter of Credit;

and the result of any of the foregoing is to increase the cost to Lender of making, converting to, continuing, renewing or maintaining its Advances by an amount that Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Lender deems to be material, then, in any case Borrower shall promptly pay Lender, upon its demand, such additional amount as will compensate Lender for such additional cost or such reduction, as the case may be; provided, however, that Borrower shall only be required to compensate Lender for any amounts that accrued on or after the day which is 180 days prior to the date on which Lender first made demand therefor.  Lender shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.

3.8 Basis For Determining Interest Rate Inadequate or Unfair.  In the event that Lender shall have determined that:

(a) reasonable means do not exist for ascertaining the LIBOR Rate for any Interest Period; or

(b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan; or

(c) the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law), then Lender shall give Borrower prompt written or telephonic notice of such determination.  If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrower shall notify Lender no later than 10:00 a.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrower shall notify Lender, no later than 10:00 a.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrower shall notify Lender, no later than 10:00 a.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, in each case, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan).  Until such notice has been withdrawn, Lender shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and Borrower shall not have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

3.9 Capital Adequacy.

(a) In the event that Lender shall have reasonably determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (for purposes of this Section 3.9, the term “Lender” shall include any corporation or bank controlling agent and the office or branch where Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by an amount deemed by Lender to be material, then, from time to time, Borrower shall pay upon demand to Lender such additional amount or amounts as will compensate Lender for such reduction.  In determining such amount or amounts, Lender may use any reasonable averaging or attribution methods.  The protection of this Section 3.9 shall be available to Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b) A certificate of Lender setting forth such amount or amounts as shall be necessary to compensate Lender with respect to Section 3.9(a) hereof when delivered to Borrower shall be conclusive absent manifest error.

3.10 Taxes.

(a) Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b) Without limiting the provisions of Section 3.10(a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c) Borrower shall indemnify Lender within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body.  A certificate as to the amount of such payment or liability delivered to the Borrower by Lender shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Body, the Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment satisfactory to Lender in its Permitted Discretion.

(e) [Reserved]

(f) If a payment made to Lender under any Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Lender shall deliver to Borrower (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of Lender, and (B) other documentation reasonably requested by Borrower sufficient for Borrower to comply with its obligations under FATCA and to determine that Lender has complied with such applicable reporting requirements.

(g) If Lender determines, in its Permitted Discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that the Borrower, upon the request of Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to the Lender in the event the Lender is required to repay such refund to such Governmental Body.  This Section shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

IV. COLLATERAL:  GENERAL TERMS.

4.1 Security Interest in the Collateral.  To secure the prompt payment and performance to Lender (and each other holder of any Obligations) of the Obligations, each Qualified Credit Party hereby assigns, pledges and grants to Lender and each other Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located.  Each Qualified Credit Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Lender’s security interest and shall cause its financial statements to reflect such security interest.  Each Qualified Credit Party shall provide Lender with written notice of all commercial tort claims with a potential value in excess of $250,000 as to which a Qualified Credit Party has knowledge promptly upon the occurrence of any events giving rise to any such claim(s) (regardless of whether legal proceedings have yet been commenced), such notice to contain a brief description of the claim(s), the events out of which such claim(s) arose and the parties against which such claims may be asserted and, if applicable in any case where legal proceedings regarding such claim(s) have been commenced, the case title together with the applicable court and docket number.  Upon delivery of each such notice, such Qualified Credit Party shall be deemed to thereby grant to Lender a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof; provided, however, that in no event shall a Qualified Credit Party be required to file a financing statement under the UCC except upon the reasonable written request of Lender.  Each Qualified Credit Party shall provide Lender with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights, and at Lender’s request shall take such actions as Lender may reasonably request for the perfection of Lender’s security interest therein.

4.2 Perfection of Security Interest.  Each Qualified Credit Party shall take all action that may be necessary or desirable, or that Lender may request, so as at all times to maintain the validity, perfection, enforceability and priority of Lender’s security interest in and Lien on the Collateral or to enable Lender to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) promptly discharging all Liens know to a Qualified Credit Party other than Permitted Encumbrances, (ii) obtaining Lien Waiver Agreements, (iii) delivering to Lender, endorsed or accompanied by such instruments of assignment as Lender may specify, and stamping or marking, in such manner as Lender may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox, customs and freight agreements and other custodial arrangements required by Lender in its Permitted Discretion, in form satisfactory to Lender in its Permitted Discretion, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Lender in its Permitted Discretion, relating to the creation, validity, perfection, maintenance or continuation of Lender’s security interest and Lien under the UCC or other Applicable Law.  By its signature hereto, each Qualified Credit Party hereby authorizes Lender to file against such Qualified Credit Party, one or more financing, continuation or amendment statements pursuant to the UCC in form and substance satisfactory to Lender in its Permitted Discretion (which statements may have a description of Collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets” and/or “all personal property” of Borrower).  All charges, expenses and fees Lender may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrower’s Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Lender’s option, shall be paid to Lender promptly following demand.

4.3 Preservation of Collateral.  Following the occurrence and during the continuance of an Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof or in any Other Document, Lender:  (a) may at any time take such steps as Lender deems necessary to protect Lender’s interest in and to preserve the Collateral, including the hiring of security guards or the placing of other security protection measures as Lender may deem appropriate; (b) may employ and maintain at any of any Qualified Credit Party’s premises a custodian who shall have full authority to do all acts necessary to protect Lender’s interests in the Collateral; (c) may lease warehouse facilities to which Lender may move all or part of the Collateral; (d) may use any Qualified Credit Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of any Qualified Credit Party’s owned or leased property.  Each Qualified Credit Party shall cooperate fully with all of Lender’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Lender may direct in its Permitted Discretion.  All of Lender’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrower’s Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.4 Ownership and Location of Collateral.

(a) With respect to the Collateral, at the time the Collateral becomes subject to Lender’s security interest:  (i) each Qualified Credit Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest, subject to Permitted Encumbrances, in each and every item of its respective Collateral to Lender; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens whatsoever; (ii) each document and agreement executed by each Qualified Credit Party or delivered to Lender in connection with this Agreement shall be true and correct in all material respects; (iii) all signatures and endorsements of each Qualified Credit Party that appear on such documents and agreements shall be genuine and each Qualified Credit Party shall have full capacity to execute same; and (iv) each Qualified Credit Party’s equipment and Inventory shall be located at the locations previously disclosed to Lender (the “Existing Approved Locations”) and shall not be removed from such location(s) unless (A) the prior written consent of Lender has been obtained, (B) the equipment or Inventory is moved to another Existing Approved Location, (C) the Inventory or equipment is sold or leased in the Ordinary Course of Business or as permitted in Section 7.1(b) hereof, (D) the equipment or Inventory is moved to a location where the owner or occupier of such location has executed in favor of Lender a Lien Waiver Agreement, or (E)it is moved to another location of a Qualified Credit Party so long as there are not more than two (2) such locations at any time and the aggregate fair market value of the assets of the Qualified Credit Parties located at all such locations does not exceed $50,000 in the aggregate.

(b) (i)  There is no location at which any Qualified Credit Party has any Inventory (except for Inventory in transit) other than an Existing Approved Location and other locations after the Closing Date so long as the provisions of Section 4.4(a)(iv) have been complied with; (ii) Borrower has provided to Lender a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of any Qualified Credit Party is stored; none of the receipts received by any Qualified Credit Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Borrower has provided to Lender a correct and complete list as of the Closing Date of (A) each place of business of each Qualified Credit Party and (B) the chief executive office of each Qualified Credit Party; and (iv) Borrower has provided to Lender a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by each Qualified Credit Party, together with the names and addresses of any landlords.

4.5 Defense of Lender’s Interests.  Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement and except as otherwise specifically and expressly provided in this Agreement, if any, Lender’s interests in the Collateral shall continue in full force and effect.  During such period no Qualified Credit Party shall, without Lender’s prior written consent, pledge, sell (except for sale or other dispositions otherwise permitted in Section 7.1(b) hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral.  Each Qualified Credit Party shall defend Lender’s interests in the Collateral against any and all Persons whatsoever.  At any time following demand by Lender for payment of all Obligations, Lender shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including:  labels, stationery, documents, instruments and advertising materials.  If Lender exercises this right to take possession of the Collateral, the applicable Qualified Credit Party shall, upon demand, assemble it in the best manner possible and make it available to Lender at a place reasonably convenient to Lender.  In addition, with respect to all Collateral, Lender shall be entitled to all of the rights and remedies set forth herein and further provided by the UCC or other Applicable Law.  Each Qualified Credit Party shall, and Lender may, at its option after the occurrence and during the continuance of an Event of Default, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Lender holds a security interest to deliver same to Lender and/or subject to Lender’s order and if they shall come into any Qualified Credit Party’s possession, they, and each of them, shall be held by such Qualified Credit Party in trust as Lender’s trustee, and such Qualified Credit Party will immediately deliver them to Lender in their original form together with any necessary endorsement.

4.6 Inspection of Premises.  At all reasonable times and from time to time as often as Lender shall elect in its Permitted Discretion, Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Credit Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Credit Party’s business.  Lender and its agents may enter upon any premises of any Credit Party at any time during business hours and at any other reasonable time, and from time to time as often as Lender shall elect in its Permitted Discretion, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Credit Party’s business. Lender hereby agrees that it shall endeavor to give notice to Borrower of any such inspection so long as (i) a Trigger Event has not occurred or (ii) Lender it its Permitted Discretion believes that such notice is not in the best interest of Lender.

4.7 Appraisals.  Lender may, in its Permitted Discretion, at any time after the Closing Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Lender in its Permitted Discretion, for the purpose of appraising the then current values of each Qualified Credit Party’s assets.  Absent the occurrence and continuance of an Event of Default at such time, Lender shall consult with the applicable Qualified Credit Party as to the identity of any such firm.  In the event the value of such Qualified Credit Party’s Inventory, as so determined pursuant to such appraisal, is less than was reported to Lender on the most recent Borrowing Base Certificate, such that the Revolving Advances are in excess of such Advances permitted hereunder, then, promptly upon Lender’s demand for same, the Qualified Credit Parties shall make mandatory prepayments of the then outstanding Revolving Advances so as to eliminate the excess Advances.

4.8 Receivables.

(a) Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of the applicable Credit Party, or work, labor or services theretofore rendered by the applicable Credit Party as of the date each Receivable is created.  Same shall be due and owing in accordance with the applicable Credit Party’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by the Credit Parties to Lender.

(b) Solvency of Customers.  Each Customer, to the best of each Credit Party’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due. With respect to such Customers of any Credit Party who are not solvent such Credit Party has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c) Each Credit Party’s chief executive office is located at the location set forth for such Credit Party as previously disclosed to Lender.  Until written notice is given to Lender by Borrower of any other office at which any Credit Party keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d) The Credit Parties shall instruct their Customers to deliver all remittances upon Receivables (whether paid by check or by wire transfer of funds) to such Blocked Account(s) and/or Depository Accounts (and any associated lockboxes) as Lender shall designate from time to time as contemplated by Section 4.8(h) or as otherwise agreed to from time to time by Lender.  Notwithstanding the foregoing, to the extent any Credit Party directly receives any remittances upon Receivables, such Credit Party shall, at such Credit Party’s sole cost and expense, but on Lender’s behalf and for Lender’s account, collect as Lender’s property and in trust for Lender all amounts received on Receivables, and shall not commingle such collections with any Credit Party’s funds or use the same except to pay Obligations, and shall as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Accounts(s) and/or Depository Account(s).  Each Qualified Credit Party shall deposit in the Blocked Account and/or Depository Account or, upon request by Lender, deliver to Lender, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e) At any time following the occurrence and during the continuance of an Event of Default, Lender shall have the right to send notice of the assignment of, and Lender’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral.  Thereafter, Lender shall have the sole right to collect the Receivables, take possession of the Collateral, or both.  Lender’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrower’s Account and added to the Obligations.

(f) Lender shall have the right to receive, endorse, assign and/or deliver in the name of Lender or any Qualified Credit Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Qualified Credit Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed.  Each Qualified Credit Party hereby constitutes Lender or Lender’s designee as such Qualified Credit Party’s attorney with power (i) (A) to endorse such Qualified Credit Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Qualified Credit Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) to send verifications of Receivables to any Customer; (D) to sign Borrower’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Lender to preserve, protect, or perfect Lender’s interest in the Collateral and to file same; and (E) to receive, open and dispose of all mail addressed to any Qualified Credit Party at any post of box/lockbox maintained by Lender for any Qualified Credit Party or at any other business premises of Lender; and (ii) at any time after the occurrence and during the continuance of an Event of Default, (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Qualified Credit Party’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Qualified Credit Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Qualified Credit Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (H) to accept the return of goods represented by any of the Receivables; (I) to change the address for delivery of mails addressed to any Qualified Credit Party to such address as Lender may designate; and (J) to do all other acts and things necessary to carry out this Agreement.  All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.

(g) Lender shall not, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom, except in connection with the willful misconduct of Lender (as determined by a court of competent jurisdiction in a final non-appealable judgment).

(h) Within 25 Business Days following the Closing Date, all proceeds of Collateral shall be deposited by the Credit Parties into either (i) a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be acceptable to Lender or (ii) depository accounts (“Depository Accounts”) established at the Lender for the deposit of such proceeds over which Lender shall have exclusive dominion and control; provided, however, that on or prior to the Closing Date, Borrower shall cause all of its cash on deposit in its Deposit Accounts which are not maintained with Lender (the “Non-Lender Accounts”) in excess of such amount as is necessary to cover checks which have already been written against such Non-Lender Accounts (the “Excess Cash Amounts”) to be transferred to the Depository Accounts or one or more other Deposit Accounts maintained with Lender and approved by Lender for such purpose and Borrower shall on a daily basis subsequent to the Closing Date, for such 25 Business Day period, cause any Excess Cash Amounts to be transferred to a Depository Account or  such other Deposit Account maintained with Lender.  Each applicable Qualified Credit Party, Lender and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance satisfactory to Lender in its Permitted Discretion that is sufficient to give Lender “Control” (for purposes of Articles 8 and 9 of the UCC) over such account and which directs such Blocked Account Bank to transfer such funds so deposited on a daily basis to Lender, either to any account maintained by Lender at said Blocked Account Bank or by wire transfer to appropriate account(s) at Lender.  All funds deposited in such Blocked Accounts or Depository Accounts shall immediately become subject to the security interest of Lender for its own benefit and the ratable benefit of all other holders of the Obligations, and Borrower shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited.  Lender does not assume any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. Lender shall apply all funds received by it from the Blocked Accounts and/or Depository Accounts to the satisfaction of the Obligations (including the cash collateralization of the Letters of Credit) in such order as Lender shall determine in its sole discretion.

(i) No Qualified Credit Party will, without Lender’s consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of such Qualified Credit Party.

(j) All deposit accounts (including all Blocked Accounts and Depository Accounts), Securities Accounts, Commodities Accounts and investment accounts of each Qualified Credit Party as of the Closing Date have been provided to Lender and, if such account is to be maintained with a bank, depository institution, commodities intermediary or securities intermediary that is not the Lender, such bank, depository institution, commodities intermediary or securities intermediary, each applicable Qualified Credit Party and Lender shall first have entered into an account control agreement in form and substance satisfactory to Lender in its Permitted Discretion sufficient to give Lender “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account but excluding any Excluded Account.  Borrower shall not open any new deposit account, Securities Account, Commodities Account or investment account unless (i) Borrower shall have given at least thirty (30) days prior written notice to Lender and (ii) if such account is to be maintained with a bank, depository institution, commodities intermediary or securities intermediary that is not the Lender, such bank, depository institution, commodities intermediary or securities intermediary, each applicable Qualified Credit Party and Lender shall first have entered into an account control agreement in form and substance satisfactory to Lender in its Permitted Discretion sufficient to give Lender “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account, but excluding any Excluded Account.

4.9 Inventory.  To the extent Inventory held for sale or lease has been produced by any Credit Party, it has been and will be produced by such Credit Party in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder in all material respects.

4.10 Maintenance of Equipment.  The equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the equipment shall be maintained and preserved.  No Credit Party shall use or operate the equipment in violation in any material respect of any law, statute, ordinance, code, rule or regulation.

4.11 Exculpation of Liability.  Nothing herein contained shall be construed to constitute Lender as any Credit Party’s agent for any purpose whatsoever, nor shall Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof unless resulting from Lender’s gross negligence and willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).  Lender shall not, whether by anything herein or in any assignment or otherwise, assume any of any Credit Party’s obligations under any contract or agreement assigned to Lender, and Lender shall not be responsible in any way for the performance by any Credit Party of any of the terms and conditions thereof.

4.12 Financing Statements.  Except for the financing statements filed by Lender and those filed in connection with Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.

4.13 Assigned Contracts.  Each Qualified Credit Party will use commercially reasonable efforts to secure all consents and approvals necessary or appropriate for the assignment to or for the benefit of the Lender of any Assigned Contract and to enforce the security interests granted hereunder.  Each Qualified Credit Party shall fully perform all of its obligations under each of its Assigned Contracts, and shall enforce all of its rights and remedies thereunder, in each case, as it deems appropriate in its business judgment.  Such Qualified Credit Party shall notify the Lender in writing, promptly after such Qualified Credit Party becomes aware thereof, of any event or fact which could give rise to a material claim by it for indemnification under any of its Assigned Contracts.  If an Event of Default then exists, the Lender may directly enforce such right in its own or such Qualified Credit Party’s name and may enter into such settlements or other agreements with respect thereto as Lender shall determine.  In any suit, proceeding or action brought by Lender under any Assigned Contract for any sum owing thereunder or to enforce any provision thereof, the Qualified Credit Parities shall indemnify and hold Lender harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaims, recoupment, or reduction of liability whatsoever of the obligor thereunder arising out of a breach by such Qualified Credit Party of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing from the Qualified Credit Parties to or in favor of such obligor or its successors, except for such expenses, damages or losses resulting from Lender’s gross negligence or willful misconduct.  All such obligations of the Qualified Credit Parties shall be and remain enforceable only against the Qualified Credit Parties and shall not be enforceable against the Lender.  Notwithstanding any provision hereof to the contrary, the Qualified Credit Parties shall at all times remain liable to observe and perform all of its duties and obligations under its Assigned Contracts, and the Lender’s exercise of any of its rights with respect to the Collateral shall not release the Qualified Credit Parties from any of such duties and obligations.  Lender shall not be obligated to perform or fulfill any of any Qualified Credit Party’s duties or obligations under its Assigned Contracts or to make any payment thereunder, or to make any inquiry as to the nature or sufficiency of any payment or property received by it thereunder or the sufficiency of performance by any party thereunder, or to present or file any claim, or to take any action to collect or enforce any performance, any payment of any amounts, or any delivery of any property.

V. REPRESENTATIONS AND WARRANTIES.

Each Qualified Credit Party represents and warrants as follows:

5.1 Authority.  Each Credit Party has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder.  This Agreement and the Other Documents to which it is a party have been duly executed and delivered by each Credit Party, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Credit Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.  The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party (a) are within such Credit Party’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of Applicable Law or the terms of such Credit Party’s Organizational Documents or of any Material Contract or undertaking to which such Credit Party is a party or by which such Credit Party is bound, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents previously disclosed to Lender, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Credit Party under the provisions of any Material Contract to which such Credit Party is a party or by which it or its property is a party or by which it may be bound.

5.2 Formation; Qualification and Capitalization.

(a) Each Credit Party is duly organized, incorporated or formed, as applicable, and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for such Credit Party to conduct its business and own its property and where the failure to so qualify would reasonably be expected to have a Material Adverse Effect on such Credit Party.  Each Credit Party has delivered to Lender true and complete copies of its Organizational Documents and will promptly notify Lender of any amendment or changes thereto.

(b) The exact name and state of incorporation or organization of each Credit Party, as of the Closing Date, are listed on Schedule 5.2(b).  As of the Closing Date, no Credit Party conducts any business or maintains any operations, other than those that have been disclosed to Lender in writing and in the reports filed by Borrower under the Exchange Act.  Schedule 5.2(b) sets forth the corporate or organizational identification number for each Credit Party issued by such Credit Party’s jurisdiction of organization, or if none, a statement to that effect. As of the Closing Date, no Credit Party has any Subsidiaries except as set forth on Schedule 5.2(b).

5.3 Survival of Representations and Warranties.  All representations and warranties of such Credit Party contained in this Agreement and the Other Documents to which it is a party shall be true at the time of such Credit Party’s execution of this Agreement and the Other Documents to which it is a party, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4 Tax Returns.  Each Qualified Credit Party’s federal tax identification number is set forth on Schedule 5.4.  Each Credit Party has filed all federal, state and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable unless such taxes are being Properly Contested and such fact has been disclosed to Lender.  The provision for taxes on the books of each Credit Party is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Credit Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books in accordance with GAAP.

5.5 Financial Information.

(a) The quarterly cash flow, income statement and balance sheet projections of Borrower on a consolidated basis provided to Lender on or before the Closing Date (the “Projections”) were prepared by the Chief Financial Officer of Borrower, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrower’s judgment based on present circumstances of the most likely set of conditions and course of action for the projected period.

(b) (i) The audited consolidated balance sheets of Borrower, and such other Persons described therein, as of December 31, 2012, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, and (ii) the unaudited internally prepared consolidated and consolidating balance sheets of Borrower, and such other Persons described therein, as of March 31, 2013, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, in each case, of which copies of which have been provided to Lender, have been prepared in accordance with GAAP, consistently applied (except for changes in application to which such accountants concur and present fairly the financial position of Borrower at such dates and the results of their operations for such periods, and, in the case of quarterly internally prepared financial statements, the omission of footnotes and customary year-end adjustments stated therein.  Since December 31, 2012, there has been no change in the condition, financial or otherwise, of Borrower as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Borrower, except changes in the Ordinary Course of Business, none of which individually or in the aggregate has been materially adverse.

5.6 Entity Names.  No Credit Party has been known by any other company or corporate name, as applicable in the past five years except as set forth on Schedule 5.6 and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has any Credit Party been the surviving company or corporation, as applicable of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7 O.S.H.A., Environmental Compliance and Flood Insurance.

(a) Each Credit Party is in compliance with, and its facilities, business, assets, property, leaseholds, Real Property and equipment are in compliance with, in all material respects, the Federal Occupational Safety and Health Act, all other Environmental Laws and there are no outstanding citations, notices or orders of non-compliance issued to any Credit Party or relating to its business, assets, property, leaseholds or equipment under any such laws, rules or regulations.

(b) Each Credit Party has been issued all material required federal, state and local licenses, certificates or permits (collectively, “Approvals”) relating to all applicable Environmental Laws and such approvals are current and in full force and effect.

(c) (i) there have been no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Materials at, upon, under or migrating from or onto any Real Property, except for those Releases which are in full compliance with Environmental Laws; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iii) the Real Property has never been used by any Credit Party to dispose of Hazardous Materials, except as authorized by Environmental Laws; and (iv) no Hazardous Materials are managed  by any Credit Party on any Real Property, excepting such quantities as are managed in accordance with all applicable manufacturer’s instructions and compliance with Environmental Laws  and as are necessary for the operation of the commercial business of any Credit Party or of its tenants.

(d) All Real Property owned by the Credit Parties is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of Borrower in accordance with prudent business practice in the industry of Borrower.  Each Credit Party has taken all actions required under the Flood Laws and/or requested by Lender to assist in ensuring that Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Lender with the address and/or GPS coordinates of each structure located upon any Real Property that will be subject to a mortgage in favor of Lender, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

5.8 Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a) (i) Each Credit Party is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage, and (ii) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (iii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

(b) Except as previously disclosed to Lender, no Qualified Credit Party has any pending or threatened litigation, arbitration, actions or proceedings on the Closing Date.  No Credit Party has any outstanding Indebtedness other than the Obligations, except Indebtedness otherwise permitted under Section 7.8 hereof.

(c) No Credit Party is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which would reasonably be expected to have a Material Adverse Effect, nor is any Credit Party in violation in any material respect of any order of any court, Governmental Body or arbitration board or tribunal. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws.

(d) No Credit Party or any member of the Controlled Group maintains or is required to contribute to any Plan other than those previously disclosed to Lender.  (i) Each Credit Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Pension Benefit Plan, and each Pension Benefit Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the Internal Revenue Code; (iii) neither any Credit Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Pension Benefit Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) the current value of the assets of each Pension Benefit Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Credit Party nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) no Credit Party has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) no Credit Party nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither any Credit Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code with respect to any Pension Benefit Plan nor taken any action which would constitute or result in a Termination Event with respect to any such Pension Benefit Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) there exists no event described in Section 4043 of ERISA, for which the thirty (30) day notice period has not been waived; (xi) neither any Credit Party nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) no Credit Party maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code or other similar state law; (xiii) neither any Credit Party nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

5.9 Patents, Trademarks, Copyrights and Licenses.  All Intellectual Property owned or utilized by any Qualified Credit Party: (i) is, to the extent the same consists of any patents, trademarks or copyrights registered with any Governmental Body, (A) set forth on Schedule 5.9; and (B) is valid and has been duly registered or filed with all appropriate Governmental Bodies; and (ii) constitutes all of the intellectual property rights which are necessary for the operation of its business.  There is no objection to or pending challenge to the validity of, or proceedings by any Governmental Body to suspend, revoke, terminate or adversely modify, any such Intellectual Property and no Credit Party is aware of any grounds for any challenge or proceedings, except as provided to Lender.  All Intellectual Property owned or held by any Credit Party consists of original material or property developed by such Credit Party or was lawfully acquired by such Credit Party from the proper and lawful owner thereof.  Borrower has used commercial efforts consistent with good industry practice for companies of its size to maintain each of such items of owned Intellectual Property so as to preserve the value thereof from the date of creation or acquisition thereof.

5.10 Licenses and Permits.  Except as disclosed to Lender on or prior to the Closing Date, each Credit Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure or comply with such licenses or permits would reasonably be expected to have a Material Adverse Effect.

5.11 Default of Indebtedness.  No Credit Party is in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12 No Default.  No Default or Event of Default has occurred and is continuing.

5.13 No Burdensome Restrictions; Material Contracts.  No Credit Party is party to any contract or agreement the performance of which would reasonably be expected to have a Material Adverse Effect.  Each Credit Party has heretofore delivered or made available to Lender true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject.  All Material Contracts are in full force and effect and no material defaults currently exist thereunder.  No Credit Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14 No Labor Disputes.  No Credit Party is involved in any labor dispute; there are no strikes or walkouts or union organization of any Credit Party’s employees currently in existence or, to the knowledge of Borrower, threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

5.15 Margin Regulations.  No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16 Investment Company Act.  No Credit Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17 Disclosure.  No representation or warranty made by any Credit Party in this Agreement, any Other Document, or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not materially misleading.  There is no fact known to any Credit Party or which reasonably should be known to such Credit Party which such Credit Party has not disclosed to Lender in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.18 Government Contracts.  As of the Closing Date, other than as previously disclosed to Lender prior to the Closing Date and as set forth on each Borrowing Base Certificate from time to time, no Receivable arises out of a contract between any Qualified Credit Party and the United States, any state, or any department agency or instrumentality of any of them.

5.19 [RESERVED].

5.20 Swaps.  No Credit Party is a party to, nor will it be a party to, any swap agreement whereby such Credit Party has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.21 Business and Property of Credit Parties.  Upon and after the Closing Date, no Credit Party proposes to engage in any business other than businesses in substantially the same fields conducted by it on the Closing Date and reasonable extensions thereof and activities necessary to conduct the foregoing.  On the Closing Date, each Credit Party will own all the property and possess all of the material rights and Consents necessary for the conduct of the business of such Credit Party as presently being conducted.

5.22 Ineligible Securities.  No Credit Party intends to use and no Credit Party shall use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for thirty (30) days thereafter, Ineligible Securities being underwritten by a securities Affiliate or Lender.

5.23 Federal Securities Laws.  Borrower has filed all reports required to be filed by it under the Exchange Act.

5.24 Equity Interests.  The authorized and outstanding Equity Interests of each Credit Party (other than Borrower), and each legal and beneficial holder thereof as of the Closing Date, have been previously disclosed to Lender.  All of the Equity Interests of each Credit Party have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities.  Except for the rights and obligations previously disclosed to Lender, there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Credit Party relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of the Credit Parties.  Except as previously disclosed to Lender, the Credit Parties have not issued any securities convertible into or exchangeable for shares of any Credit Party’s Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.25 Commercial Tort Claims.  Except as previously disclosed to Lender, no Qualified Credit Party has any commercial tort claims known to it on the Closing Date.

5.26 Letters of Credit.  Borrower has previously disclosed to Lender, as of the date hereof, for each Qualified Credit Party, the number and available amount of each letter of credit under which any Qualified Credit Party is a beneficiary, and the name and address of each issuer and each confirmer, if any, of each such letter of credit.

VI. AFFIRMATIVE COVENANTS.

Each Qualified Credit Party shall do or cause each other applicable Person to do each of the following things and take each of the following actions, until payment in full of the Obligations and termination of this Agreement:

6.1 Compliance with Laws.  Comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Credit Party’s business the non-compliance with which would reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Law(s) pursuant to another standard).

6.2 Conduct of Business and Maintenance of Existence and Assets.  (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all Intellectual Property and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so would reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof.

6.3 Books and Records.  Keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, Charges, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as and to the extent, if any, required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Credit Parties.

6.4 Payment of Taxes.  Pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon Borrower or any of the Collateral, including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes.  If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Credit Party and Lender which Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Lender’s opinion, may possibly create a valid Lien on the Collateral, Lender may without notice to any Credit Party pay the taxes, assessments or other Charges and each Credit Party hereby indemnifies and holds Lender harmless in respect thereof.  The amount of any payment by Lender under this Section 6.4 shall be charged to Borrower’s Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Borrower shall furnish Lender with an indemnity therefor (or supply Lender with evidence satisfactory to Lender in its Permitted Discretion that due provision for the payment thereof has been made), Lender may hold without interest any balance standing to Borrower’s credit and Lender shall retain its security interest in and Lien on any and all Collateral held by Lender.

6.5 Financial Covenants.

(a) Fixed Charge Coverage Ratio.  Cause to be maintained a Fixed Charge Coverage Ratio of not less than 1.15 to 1.00, as tested on the last day of each fiscal quarter of Borrower, commencing with the fiscal quarter of Borrower ending on June 30, 2013 and for each fiscal quarter thereafter, on a rolling four (4) fiscal quarter basis.

6.6 Insurance.

(a) (i) Keep all its insurable properties and properties in which such Credit Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Credit Party’s including business interruption insurance; (ii) maintain a bond to the extent and in such amounts as is customary in the case of companies engaged in businesses similar to such Credit Party insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Credit Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Credit Party has employees and is required under Applicable Laws to maintain; (v) furnish Lender with (A) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (B) with respect to all Qualified Credit Parties, appropriate loss payable endorsements in form and substance satisfactory to Lender in its Permitted Discretion, naming Lender as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i) and (iii) above, and providing (I) that all proceeds thereunder shall be payable to Lender, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Lender.  In the event of any loss thereunder, the carriers named therein hereby are directed by Lender and the applicable Qualified Credit Party to make payment for such loss to Lender and not to such Qualified Credit Party and Lender jointly.  If any insurance losses are paid by check, draft or other instrument payable to any Qualified Credit Party and Lender jointly, Lender may endorse such Qualified Credit Party’s name thereon and do such other things as Lender may deem advisable to reduce the same to cash.

(b) Each Qualified Credit Party shall take any actions required under the Flood Laws and/or requested by Lender in the exercise of its Permitted Discretion to assist in ensuring that Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Lender with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of Lender, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

(c) Upon the occurrence and during the continuance of an Event of Default, Lender is hereby authorized to adjust and compromise claims under insurance coverage referred to in Sections 6.6(a)(i) and (iii) and 6.6(b) above.  All loss recoveries received by Lender under any such insurance may be applied to the Obligations, in such order as Lender in its sole discretion shall determine.  Any surplus shall be paid by Lender to Qualified Credit Parties or applied as may be otherwise required by law.  Any deficiency thereon shall be paid by Qualified Credit Parties to Lender, on demand.  If any Qualified Credit Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Lender, if Lender so elects, may obtain such insurance and pay the premium therefor on behalf of such Qualified Credit Party, which payments shall be charged to Borrower’s Account and constitute part of the Obligations.

6.7 Payment of Indebtedness and Leasehold Obligations.  Pay, discharge or otherwise satisfy (i) at or before maturity (subject, where applicable, to specified grace periods) all its Indebtedness, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lender and (ii) when due its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect.

6.8 Environmental Matters.

(a) Ensure that the Real Property and all operations and businesses conducted thereon are in compliance and remain in compliance with all Environmental Laws and it shall manage any and all Hazardous Materials on any Real Property in compliance with Environmental Laws, in each case, except where the failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b) Establish and maintain an environmental management and compliance system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic environmental compliance audits to be conducted by knowledgeable environmental professionals.  All potential violations and violations of Environmental Laws shall be reviewed with legal counsel to determine any required reporting to applicable Governmental Authorities and any required corrective actions to address such potential violations or violations.

(c) Respond promptly to any Hazardous Discharge or Environmental Complaint and take all action reasonably necessary in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien.  If any Qualified Credit Party shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or Borrower shall fail to comply with any of the requirements of any Environmental Laws, Lender may, but without the obligation to do so, for the sole purpose of protecting Lender’s interest in the Collateral:  (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Lender (or such third parties as directed by Lender) deem reasonably necessary or advisable, to remediate, remove, mitigate or otherwise manage with any such Hazardous Discharge or Environmental Complaint.  All reasonable costs and expenses incurred by Lender (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrower, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any Other Document.

(d) After the occurrence of a Trigger Event and prior to the occurrence of a related subsequent Satisfaction Event, promptly upon the written request of Lender from time to time, each Qualified Credit Party shall provide Lender, at such Qualified Credit Party’s expense, with an environmental site assessment or environmental compliance  audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Lender, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, remediation  and removal of any Hazardous Materials  found on, under, at or within the Real Property.  Any report or investigation of such Hazardous Discharge proposed and acceptable to the responsible  Governmental Authority shall be acceptable to Lender.  If such estimates, individually or in the aggregate, exceed $100,000, Lender shall have the right to require Borrower to post a bond, letter of credit or other security reasonably satisfactory to Lender in its Permitted Discretion to secure payment of these costs and expenses.

6.9 Standards of Financial Statements.  Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable).

6.10 Federal Securities Laws.  Promptly notify Lender in writing if any Credit Party or any of its Subsidiaries files a registration statement under the Securities Act.

6.11 Further Assurances.  Each Qualified Credit Party will, at no expense to Lender, make and do all such acts and things (including, without limitation, the delivery to Lender of any Chattel Paper, Document, instrument, or other writing or record of any kind the possession of which perfects a security interest therein, and the taking of any action necessary to give Lender control of any Chattel Paper, deposit account, Investment Property, or Letter of Credit Rights the control of which perfects a security interest therein) as Lender may from time to time require, in the exercise of its Permitted Discretion, for the better evidencing, perfection, protection, or validation of, or realization of the benefits of, its security interest in the Collateral of such Qualified Credit Party or any Real Property of such Qualified Credit Party.  Without limiting the generality of the foregoing, each Qualified Credit Party will, at no expense to Lender, upon each request of Lender made in its Permitted Discretion,

(i) complete, correct, amend, continue, supplement, sign (or otherwise authenticate if Lender shall so require), and file in such public offices as Lender may from time to time deem advisable, such financing statements and amendments thereto (including, without limitation, continuation statements) naming such Qualified Credit Party as debtor and containing such collateral indications (including, by way of example, but without limitation, “all assets in which debtor now has or hereafter acquires any rights or any power to transfer rights” or “all personal property and fixtures in which debtor now has or hereafter acquires any rights or any power to transfer rights”) and other information (including, without limitation, if Lender shall require, a statement to the effect that all chattel paper and each and every instrument in which such Qualified Credit Party has or at any time acquires any rights or any power to transfer rights has been assigned to Lender, and any further assignment of all or any part of any such chattel paper or instrument or any interest therein violates the rights of Lender) as Lender may from time to time require,

(ii) sign (or otherwise authenticate if Lender shall so require) and deliver, and, upon each request of Lender, cause third parties to sign (or otherwise authenticate if Lender shall so require) and deliver, such affidavits, assignments, financing statements, indorsements of specific items of the Collateral of such Qualified Credit Party, mortgages, powers of attorney, control agreements, security agreements, and other writings and other records, as Lender may from time to time require, each in form and substance satisfactory to Lender in its Permitted Discretion,

(iii) cause all Chattel Paper and instruments in which such Qualified Credit Party now has or hereafter acquires any rights to bear a conspicuous legend, in form and substance satisfactory to Lender in its Permitted Discretion, indicating that the Chattel Paper or instrument, as the case may be, has been assigned to Lender and that further assignment thereof violates the rights of Lender,

(iv) comply with every other requirement deemed necessary by Lender for the perfection of its security interest in the Collateral of such Qualified Credit Party; and

(v)           with respect to any Pledge Agreement related to Subsidiary Stock of a Foreign Subsidiary (a “Foreign Subsidiary Pledge”), make or do all such acts or things reasonably requested by Lender to insure that the Foreign Subsidiary Pledge is enforceable and that the security interests granted pursuant to the Pledge Agreement relating to such Foreign Subsidiary are recognized and properly evidenced under the laws of such foreign jurisdiction, including, without limitation, the following:  (A) engaging local counsel in the country where the Foreign Subsidiary is organized to review or amend, restate, supplement or otherwise modify any Pledge Agreement or to prepare a new agreement to the extent necessary, and opine on (i) the enforceability of any such Pledge Agreement (as presently drafted or as amended, restated, supplemented or otherwise modified based on such counsel’s review) under the laws of the country where such Foreign Subsidiary is organized, or (ii) any such new agreement under the laws of the country where such Foreign Subsidiary is organized, (B) delivering or executing, or causing to be delivered or executed, such other documents, writings, opinions, instruments or records of any kind required or customary under the laws of the country where such Foreign Subsidiary is organized, and (C) filing, registering or recording (or authorizing Lender or Lender’s designee to file, register or record) in any government or public offices (domestic or foreign) any documents, writings, instruments or records of any kind; provided, however, that no action shall be required under clause (A) above to the extent that Lender or its counsel determines, after consultation with the Borrower, that, in light of the cost and expense associated therewith, such action would not provide material credit support for the Secured Parties.

6.12 Government Receivables.  Take all steps necessary or required by Lender to protect Lender’s interest in the Collateral under the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.), the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Lender appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of any contract between any Qualified Credit Party and the United States, any state or any department, agency or instrumentality of any of them; provided, however that Lender shall only be permitted to file the Assignment of Claims Documents (i) after the occurrence of a Trigger Event and prior to the occurrence of a related subsequent Satisfaction Event or (ii)  at such time as 15% or more of the total amount of Eligible Receivables are comprised of Receivables where the Customer is the United States of America, any state or any department, agency or instrumentality of any of them.

6.13 Delivery of Certificates of Title.  Upon request of Lender, deliver promptly to Lender, to the extent not otherwise encumbered pursuant to a Permitted Encumbrance, as and when any certificate of title evidencing title to any motor vehicle, equipment or rolling stock is acquired by a Qualified Credit Party, such certificate of title having been duly inscribed with the name of Lender as lien holder.

6.14 Franchises.  Each Credit Party shall preserve and maintain at all times its existence, and material rights and franchises.

6.15 Tax Shelter Regulations.  Not treat the Advances and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event any Credit Party determines to take any action inconsistent with such intention, such Credit Party will promptly (i) notify Lender thereof, and (ii) deliver to Lender  a duly completed copy of IRS Form 8886 or any successor form.  If any Credit Party so notifies Lender, such Credit Party acknowledges that Lender may treat its Advances as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and Lender will maintain the lists and other records required by such Treasury Regulation.

6.16 Newark Property.   No sooner than five (5) Business Days, after the occurrence of a Trigger Event and prior to the occurrence of a related subsequent Satisfaction Event, take all steps necessary or reasonably required by Lender to perfect its Lien against the Newark Property, including, without limitation, paying all mortgage recording taxes and other charges in connection with the filing of the Newark Mortgage, delivering a New York local counsel opinion to Lender verifying the proper form and enforceability of such Newark Mortgage and executing such other documents and Lender may reasonably require to perfect the Lien in such Newark Property.

6.17 Post-Closing Covenant.

(a)           Within 90 days following the Closing Date, Borrower shall cause the Liens filed in favor of JP Morgan Chase Bank, N.A. and Congress Financial Corporation against the Newark Property to be discharged of record and/or terminated, as applicable.

(b)           Within 10 Business Days following the Closing Date (which period shall be extended to 90 days with respect to the Foreign Subsidiary organized in India), Borrower shall have delivered to Lender (or its counsel) the original share certificates together with appropriate original stock powers with respect to the interests pledged pursuant to the Pledge Agreement.

(c)           Within 15 Business Days following the Closing Date, Borrower shall have delivered to Lender (or its counsel) a resolution from its board of directors, in form and substance reasonably satisfactory to Lender, approving the assignment of Borrower’s government contracts.

VII. NEGATIVE COVENANTS.

No Qualified Credit Party shall do, or permit any other applicable Person to do, any of the following things or take, or permit any Credit Party or such applicable Person to take without the prior written consent of Lender, any of the following actions, until satisfaction in full of the Obligations and termination of this Agreement:

7.1 Merger, Consolidation, Acquisition and Sale of Assets.

(a) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it, except Permitted Acquisitions; provided, however, that in the event Borrower asks Lender to consider consenting to any Acquisition (other than a Permitted Acquisition) then Lender agrees (i) to give such request all due consideration, as determined by Lender in its Permitted Discretion, and (ii) not to unreasonable delay its decision with respect to such request.

(b) Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) (a) the sale of Inventory in the Ordinary Course of Business and (b) the disposition or transfer of obsolete and worn-out equipment in the Ordinary Course of Business during any fiscal year having an aggregate fair market value of not more than $500,000 and only to the extent that, in the case of clause (i)(b) above (x) the proceeds of any such disposition are used to acquire replacement equipment, within 180 days of such disposition, which is subject to Lender’s first priority security interest, or (y) the proceeds of which are remitted to Lender to be applied pursuant to Section 2.20, and (ii) any other sales or dispositions expressly permitted by this Agreement.

7.2 Creation of Liens.  Create or suffer to exist any Lien upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances.

7.3 Guarantees.  Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lender) except (a) unsecured guarantees made in the Ordinary Course of Business up to an aggregate amount for all Credit Parties of $250,000, (b) the endorsement of checks in the Ordinary Course of Business, and (c) any guaranty in favor of Lender and (d) guarantees by one or more Borrower(s) of the Indebtedness or obligations of any other Borrower(s) to the extent such Indebtedness or obligations are permitted to be incurred and/or outstanding pursuant to the provisions of this Agreement.

7.4 Investments.  Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, other than Permitted Investments and Permitted Acquisitions.

7.5 Loans.  Make advances, loans or extensions of credit to any Person, including any Subsidiary, Affiliate Director or Affiliate other than Permitted Loans.

7.6 Capital Expenditures.  Contract for, purchase or make any expenditure or commitments for Capital Expenditures in an aggregate amount for Borrower in excess of (a) $2,750,000 for Borrower’s 2013 fiscal year, (b) $4,500,000 for Borrower’s 2014 fiscal year, and (c) $5,000,000 for each fiscal year of Borrower thereafter; provided, however, that if in connection with any Permitted Acquisition or other large special capital projects Borrower submits a requests for an increase to the above limits together with projections and plans satisfactory to Lender in its Permitted Discretion justifying such increase, then Lender shall not unreasonably withhold its consent to such increase.

7.7 Distributions.  Pay or make any dividend or distribution on any Equity Interests of Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interests of Borrower, or of any options to purchase or acquire any such Equity Interests of any Credit Party (excluding any cashless exercise of options) or pay any management, consulting or similar fee.

7.8 Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

7.9 Nature of Business.  Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

7.10 Transactions with Affiliates.  Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate or Affiliate Director, except for (i) transactions among Qualified Credit Parties which are not expressly prohibited by the terms of this Agreement and which are in the Ordinary Course of Business, (ii) payment by one or more Credit Parties to one or more other Credit Parties of dividends and distributions permitted under Section 7.7 hereof, and (iii) which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate or Affiliate Director.

7.11 Leases.  Enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6 hereof) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed $250,000 in any one fiscal year in the aggregate for all Credit Parties.

7.12 Subsidiaries; Partnerships; Joint Ventures.  Form any Subsidiary (other than a Subsidiary, the formation of which shall have been consented to in advance in writing by Lender and which shall have satisfied certain conditions precedent as may be required by Lender in its Permitted Discretion), or enter into any partnership, joint venture or similar arrangement.

7.13 Fiscal Year and Accounting Changes.  (a) Change its fiscal year end from December 31; or (b) make any change (i) in accounting treatment and reporting practices except as required or permitted by GAAP or (ii) in tax reporting treatment except as required by Applicable Law.

7.14 Pledge of Credit.  Now or hereafter pledge Lender’s credit on any purchases, commitments or Contracts or for any purpose whatsoever or use any portion of any Advance in or for any business other than such Credit Party’s business operations as conducted on the Closing Date.

7.15 Amendment of Organizational Documents.  (i) Change its legal name, (ii) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (iii) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction, or (iv) otherwise amend, modify or waive any material term or provision of its Organizational Documents unless required by law, in any such case without (x) giving at least thirty (30) days prior written notice of such intended change to Lender, (y) having received from Lender confirmation that Lender has taken all steps necessary for Lender to continue the perfection of and protect the enforceability and priority of its Liens in the Collateral belonging to such Qualified Credit Party and in the Equity Interests of such Credit Party (which shall be limited to 66% of the voting Equity Interests in the case of any Foreign Subsidiary) and (z) in any case under clause (iv), having received the prior written consent of Lender to such amendment, modification or waiver.

7.16 Compliance with ERISA.  (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Pension Benefit Plan or Multiemployer Plan, other than those Pension Benefit Plans or Multiemployer Plans previously disclosed to Lender, (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code with respect to a Plan, (iii) terminate, or permit any member of the Controlled Group to terminate, any Pension Benefit Plan where such event could result in any liability of Borrower or any member of the Controlled Group or the imposition of a lien on the property of Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (v) fail promptly to notify Lender of the occurrence of any Termination Event, (vi) fail to comply with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (vii) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Pension Benefit Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan, or (viii) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(d) to cease to be true and correct.

7.17 Prepayment of Indebtedness.  At any time, directly or indirectly, prepay any Indebtedness (other than to Lender), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Qualified Credit Party; provided, however, that so long as no Trigger Event has occurred the Qualified Credit Parties may prepay Indebtedness not in excess of $100,000 in the aggregate during any fiscal year.

7.18 Membership/Partnership Interests.  Elect to treat or permit any of its Subsidiaries to (x) treat any of its limited liability company membership interests or partnership interests, as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of the UCC or (y) certificate any of its limited liability company membership interests or partnership interests, as the case may be, unless, in each case, Borrower has either delivered to Lender (i) the original certificate evidencing such interest, together with appropriate stock powers for such securities, or (ii) a control agreement, fully executed by such limited liability company or partnership.

7.19 Dormant Subsidiaries.  Permit any Dormant Subsidiary to own any assets in excess of nominal amounts or maintain any operations.  Notwithstanding anything to the contrary contained herein, on or prior to August 31, 2013, Borrower shall have dissolved all of the Dormant Subsidiaries existing on the Closing Date.

7.20 Intercompany Obligations.   Pay or permit to be paid any payables or loans owing from a Qualified Credit Party to a Credit Party that is not a Qualified Credit Party (the “Subsidiary Payables”), unless (a) such payments are made in the Ordinary Course of Business and consistent with past practice, (b) no Event of Default has occurred and is continuing and Lender has not delivered a notice prohibiting such payments, and (c) not less than 80 days have elapsed since the later to occur of (i) the date of the invoice with respect thereto, and (ii) the date on which such sale related to such applicable Subsidiary Payable has been fully completed.  As of the Closing Date, the amount of all Subsidiary Payables is set forth on Schedule 7.20.

VIII. CONDITIONS PRECEDENT.

8.1 Conditions to Initial Advances.  The agreement of Lender to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Lender, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a) Execution and Delivery of Closing Documents.  Lender shall have received each of this Agreement, the Notes, and each Other Document to which the Qualified Credit Parties or the Guarantors are party, duly executed and delivered by an Authorized Officer of each such Qualified Credit Party or Guarantor, if applicable, together with all schedules and exhibits thereto and, in the case of each Pledge Agreement;

(b) Filings, Registrations and Recordings.  Each document (including any UCC financing statement) required by this Agreement, any Other Document or under Applicable Law or requested by the Lender in its Permitted Discretion to be filed, registered or recorded in order to create, in favor of Lender, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Lender shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto, except as otherwise agreed by Lender;

(c) Secretary’s Certificates, Authorizing Resolutions and Good Standings of Borrower.  Lender shall have received a certificate of the Secretary or an Assistant Secretary of Borrower, dated the Closing Date, which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Lender in its Permitted Discretion, of the board of directors of Borrower authorizing (x) the execution, delivery and performance of this Agreement, the Notes and each Other Document to which Borrower is a party (including authorization of the incurrence of indebtedness, borrowing of Revolving Advances), and (y) the granting by Borrower of the security interests in and liens upon the Collateral (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of Borrower authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of Borrower as in effect on such date, complete with all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation or organization, in the case of any Organizational Documents filed with the office of such Secretary of State or other appropriate official, and in any case, certified as accurate, true and complete by the Secretary of Borrower and (iv) the good standing (or equivalent status) of Borrower in its jurisdiction of organization and each applicable jurisdiction where the conduct of Borrower’s  business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than ten (10) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(d) Legal Opinion.  Lender shall have received the executed legal opinion of Borrower’s counsel, in form and substance satisfactory to Lender in its Permitted Discretion, which shall cover such matters incident to the transactions contemplated by this Agreement and the Other Documents as Lender may reasonably require and each Credit Party hereby authorizes and directs such counsel to deliver such opinions to Lender;

(e) No Litigation.  (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Credit Party or against the officers or directors of any Credit Party (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated hereby or thereby and which, in the reasonable opinion of Lender, is deemed material or (B) which would, in the reasonable opinion of Lender, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Credit Party or the conduct of its business shall have been issued by any Governmental Body;

(f) Financial Condition Certificates.  Lender shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(i);

(g) Collateral Examination.  Lender shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Lender, of the Receivables, Inventory, General Intangibles, indirect foreign military sales and equipment of each Credit Party and all books and records in connection therewith;

(h) Fees.  Lender shall have received all fees payable to Lender on or prior to the Closing Date hereunder, including pursuant to the Fee Letter and Article III hereof;

(i) Projections; Other Information Provided.  Lender shall have received a copy of the Projections which shall be satisfactory in all respects to Lender.  Lender shall have received a certificate of an Authorized Officer with the information to be provided to Lender pursuant to Section 4.8 (Deposit and Investment Accounts), 5.1 (Consents), 5.8(b) (Litigation), 5.8(d) (Employee Benefit Plans), 5.9 (Intellectual Property Claims), 5.10 (Licenses and Permits), 5.18 (Government Contracts), 5.25 (Commercial Tort Claims), 5.26 (Letter of Credit Rights) and 7.8 (Permitted Indebtedness);

(j) Insurance.  Lender shall have received in form and substance satisfactory to Lender in its Permitted Discretion, (i) evidence that adequate insurance, including without limitation, casualty and liability insurance, required to be maintained under this Agreement is in full force and effect, (ii) insurance certificates issued by Borrower’s insurance broker containing such information regarding Borrower’s casualty and liability insurance policies as Lender shall request and naming Lender as an additional insured, lenders loss payee and/or mortgagee, as applicable, and (iii) loss payable endorsements issued by Borrower’s insurer naming Lender as lenders loss payee and mortgagee, as applicable;

(k) Payment Instructions.  Lender shall have received written instructions from Borrower directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(l) Blocked Accounts.  Subject to Section 4.8(h) hereof, Borrower shall have opened the Depository Accounts with Lender or Lender shall have received duly executed agreements establishing the Blocked Accounts with financial institutions acceptable to Lender for the collection or servicing of the Receivables and proceeds of the Collateral and Lender shall have entered into control agreements with the applicable financial institutions in form and substance satisfactory to Lender in its Permitted Discretion with respect to such Blocked Accounts;

(m) Consents.  Lender shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Lender shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Lender and its counsel shall deem necessary;

(n) No Adverse Material Change.  (i) since December 31, 2012, there shall not have occurred any event, condition or state of facts which would reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Lender shall have been proven to be inaccurate or misleading in any material respect;

(o) Lien Waiver Agreements.  Lender shall have received Lien Waiver Agreements with respect to all premises (other than any Real Property owned by a Qualified Credit Party) at which Inventory, equipment and books and records are located;

(p) Contract Review.  Lender shall have received and reviewed all Material Contracts of the Credit Parties and such contracts and agreements shall be satisfactory in all respects to Lender;

(q) Closing Certificate.  Lender shall have received a closing certificate signed by the Chief Financial Officer of the Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct in all material respects (without duplication of materiality qualifiers) on and as of such date or the date specified therein, (ii) the Qualified Credit Parties are on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents, (iii) all the conditions precedent set forth in this Article VIII have been satisfied, (iv) the Qualified Credit Parties are in compliance with all Federal, State and local statutes, rules, regulations and ordinances applicable to it, the failure of which to comply with would reasonably be expected to have a Material Adverse Effect, and (v) on such date no Default or Event of Default has occurred or is continuing;

(r) Borrowing Base.  Lender shall have received a completed Borrowing Base Certificate from Borrower evidencing that the aggregate amount of Eligible Receivables and Eligible Inventory is sufficient in value and amount to support Revolving Advances in the amount requested by Borrower on the Closing Date plus the amount of Undrawn Availability required hereunder;

(s) Undrawn Availability.  After giving effect to the initial Advances hereunder, Borrower shall have Undrawn Availability of at least $10,000,000, as evidenced by the Borrowing Base Certificate delivered pursuant to subpart (r) of this Section;

(t) Payoff Letter.  Lender shall have received, in form and substance satisfactory to Lender in its Permitted Discretion, a payoff letter having been duly executed and delivered by each holder of any Lien other than a Permitted Encumbrance;

(u) Real Property.  Lender shall have received (i) fully executed originals of the Newark Mortgage, (ii) lien and title searches with respect to the property related to the foregoing, and (iii) a flood determination related to the forgoing property showing that such property is not in a flood zone and that flood insurance is not required;

(v) Compliance with Laws.  Lender shall be reasonably satisfied that each Credit Party is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Anti-Terrorism Laws;

(w) Master Intercompany Note.  Lender shall have received the executed original of an intercompany note satisfactory to Lender, evidencing the obligations owing to Borrower described under Section 7.20; and

(x) Other.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Lender, in the exercise of its Permitted Discretion, and its counsel.

8.2 Conditions to Each Advance.  The agreement of Lender to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a) Representations and Warranties.  Each of the representations and warranties made by any Qualified Credit Party in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all respects on and as of such date as if made on and as of such date (except to the extent such representation or warranty expressly relates to any earlier and/or specified date);

(b) No Default.  No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Lender, in its Permitted Discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c) Maximum Advances.  In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by Borrower hereunder shall constitute a representation and warranty by each Qualified Credit Party as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX. INFORMATION AS TO BORROWER.

Borrower shall, or shall cause any relevant Credit Party to, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1 Disclosure of Material Matters.  Promptly after Borrower has knowledge thereof, report to Lender all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including Borrower’s reclamation or repossession of, or the return to Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2 Schedules.  Deliver to Lender (a) on or before the fifteenth (15th) day of each month as and for the prior month (i) accounts receivable agings inclusive of reconciliations to the general ledger, (ii) accounts payable schedules inclusive of reconciliations to the general ledger (including a detailed report with respect to the Subsidiary Payables (as defined in Section 7.20 hereof, in form and substance satisfactory to Lender)), (iii) Inventory reports, and (iv) a Borrowing Base Certificate, in form and substance satisfactory to Lender in its Permitted Discretion (which shall not be binding upon Lender or restrictive of Lender’s rights under this Agreement and shall include breakdowns between finished goods, work-in-process and raw materials as well as a calculation converting to Dollars all Receivables not payable in Dollars), (b) on at least a weekly basis, after the occurrence of a Trigger Event and at all times thereafter until the occurrence of a related subsequent Satisfaction Event, a Borrowing Base Certificate (which shall be calculated on each Monday and which shall not be binding upon Lender or restrictive of Lender’s rights under this Agreement and shall include a calculation converting to Dollars all Receivables not payable in Dollars) reflecting all activity (sales, collections, credits, etc.) impacting the accounts of Borrower for all Business Days since the preparation of the immediately prior Borrowing Base Certificate. In addition, Borrower will deliver to Lender at such intervals as Lender may require in its Permitted Discretion:  (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Lender may require including trial balances and test verifications. Lender shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and, in connection therewith, to do whatever it may deem reasonably necessary to protect its interests hereunder.  The items to be provided under this Section are to be in form satisfactory to Lender in its Permitted Discretion and executed by Borrower and delivered to Lender from time to time solely for Lender’s convenience in maintaining records of the Collateral, and Borrower’s failure to deliver any of such items to Lender shall not affect, terminate, modify or otherwise limit Lender’s Lien with respect to the Collateral. Unless otherwise agreed to by Lender, the items to be provided under this Section 9.2 shall be delivered to the Lender by the specific method of Approved Electronic Communication designated by Lender.

9.3 Environmental Reports.

(a) [Reserved].

(b) In the event Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Materials  at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or Borrower’s interest therein or the operations or the business (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any Governmental Body, then Borrower shall, within five (5) Business Days, give written notice of same to Lender detailing facts and circumstances of which Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint.  Such information is to be provided to allow Lender to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Lender with respect thereto.

(c) Borrower shall promptly forward to Lender copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Materials  at any other site owned, operated or used by Borrower to manage  of Hazardous Materials  and shall continue to forward copies of correspondence between Borrower and the Authority regarding such claims to Lender until the claim is settled.  Borrower shall promptly forward to Lender copies of all documents and reports concerning a Hazardous Discharge or Environmental Complaint at the Real Property, operations or business that Borrower is required to file under any Environmental Laws.  Such information is to be provided solely to allow Lender to protect Lender’s security interest in and Lien on the Collateral.

9.4 Litigation.  Promptly notify Lender in writing of any claim, litigation, suit or administrative proceeding affecting any Credit Party or any Guarantor, whether or not the claim is covered by insurance, which in any such case (i) affects the Inventory or Receivables or other Collateral with a fair market value in excess of $100,000, (ii) would reasonably be expected to have a Material Adverse Effect, or (iii) involves claims for money damages in excess of the sum of $100,000.

9.5 Material Occurrences.  Immediately notify Lender in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Lender fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Credit Party as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Credit Party to a tax imposed by Section 4971 of the Code; (d) each and every default by any Credit Party which would entitle the holder of any Indebtedness in excess of $100,000 to accelerate the maturity of any such Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; (e) the creation, acquisition or holding of any Subsidiary other than those existing on the Closing Date; and (f) any other development in the business or affairs of any Credit Party or any Guarantor, which would reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action such Credit Party or Guarantor propose to take with respect thereto.  In addition, Borrower shall promptly notify Lender in writing of (a) any material change in accounting policies by any Credit Party, (b) any material change to any Credit Party’s insurance coverage, (c) (i) any material adverse change to any Credit Party’s right to use any of its Intellectual Property reasonably necessary for the conduct of its business, (ii) any addition or acquisition of any new material Intellectual Property or (iii) any registration of any Intellectual Property with the United States Patent and Trademark Office, (d) any representation or warranty made in this Agreement or in any Other Document ceases, or is likely to for any reason cease, in any material respect to be true and complete, and (e) the addition or acquisition of each letter of credit under which any Qualified Credit Party is a beneficiary, the number and available amount of such letter of credit and the name and address of each issuer and each confirmer, if any, of each such letter of credit.

9.6 Government Receivables.  Notify Lender promptly if any of its Receivables arise out of contracts between any Qualified Credit Party and the United States, any state, or any department, agency or instrumentality of any of them.

9.7 Annual Financial Statements.  Furnish Lender within ninety (90) days after the end of each fiscal year of Borrower, audited financial statements of the Qualified Credit Parties prepared on a consolidating and consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP, applied on a basis consistent with prior practices except as required or permitted by GAAP, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrower and satisfactory to Lender in its Permitted Discretion (the “Accountants”).  In addition, the reports shall be accompanied by a Compliance Certificate.

9.8 Average Undrawn Availability Certificate.  Furnish Lender within fifteen (15) days after the end of each fiscal quarter an Average Undrawn Availability Certificate for such fiscal quarter.

9.9 Monthly Financial Statements.  Furnish Lender within thirty (30) days after the end of each month, an unaudited balance sheet of the Qualified Credit Parties on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of the Qualified Credit Parties on a consolidated and consolidating basis reflecting results of operations from the beginning of the applicable fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to any Qualified Credit Party’s business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.  In addition, the reports with respect to the last month in any fiscal quarter shall be accompanied by a Compliance Certificate.

9.10 Other Reports.  Furnish Lender as soon as available, but in any event within ten (10) days after the issuance thereof,  with copies of such financial statements, reports and returns as Borrower or any Subsidiary of Borrower which is not Wholly-Owned shall send to its stockholders, members, other equityholders or the Securities and Exchange Commission; provided, however, that so long as such reports are publicly available on the website of the SEC, Borrower shall not be required to separately provide them to Lender.

9.11 Additional Information.  Furnish Lender with such additional information as Lender shall reasonably request in order to enable Lender to determine whether the terms, covenants, provisions and conditions of this Agreement and the Other Documents have been complied with by each of the Qualified Credit Parties including, without the necessity of any request by Lender, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Credit Party’s opening of any new office or place of business or any Credit Party’s closing of any existing office or place of business, and (c) promptly upon any Credit Party’s learning thereof, notice of any labor dispute to which any Credit Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Credit Party is a party or by which any Credit Party is bound.

9.12 Projected Operating Budget.  Furnish Lender, no later than thirty (30) days prior to the beginning of Borrower’s fiscal years, a quarter by quarter (which the parties agree shall be changed to month to month after the occurrence of a Trigger Event and prior the occurrence of a related subsequent Satisfaction Event) projected operating budget and cash flow of the Qualified Credit Parties on a consolidated and consolidating basis for such fiscal year (including an income statement for each quarter (or month, as applicable) and a balance sheet as at the end of the last month in each fiscal quarter (or each month as applicable)), such projections to be accompanied by a certificate signed by an Authorized Officer of Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such Authorized Officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.13 Variances From Operating Budget.  Furnish Lender, concurrently with the delivery of each Compliance Certificate, a written report summarizing all material variances from budgets submitted by Borrower pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

9.14 Notice of Suits, Adverse Events.  Furnish Lender with prompt written notice of (i) any lapse or other termination of any Consent issued to any Credit Party by any Governmental Body or any other Person that is material to the operation of any Credit Party’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Credit Party or any Guarantor with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Credit Party or any Guarantor, or if copies thereof are requested by Lender, (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Credit Party or any Guarantor; and (v) the occurrence of any development or event which is reasonably likely to cause any Credit Party not to be in material compliance with all federal, state and local laws relating to environmental protection and control and occupational safety and health.

9.15 ERISA Notices and Requests.  Furnish Lender with immediate written notice in the event that (i) any Credit Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Credit Party or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Credit Party or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred with respect to a Plan together with a written statement describing such transaction and the action which such Credit Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Pension Benefit Plan together with all communications received by any Credit Party or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Pension Benefit Plan or the establishment of any new Pension Benefit Plan or the commencement of contributions to any Plan to which any Credit Party or any member of the Controlled Group was not previously contributing shall occur, (v) any Credit Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Pension Benefit Plan or to have a trustee appointed to administer a Pension Benefit Plan, together with copies of each such notice, (vi) any Credit Party or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Credit Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Credit Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA to a Plan on or before the due date for such installment or payment; (ix) any Credit Party or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan that is subject to Section 432 of the Code or Section 305 of ERISA.

9.16 Additional Documents.  Execute and deliver to Lender, upon request, such documents and agreements as Lender may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

9.17 Updates to Certain Schedules.  Deliver to Lender promptly as shall be required to maintain the related representations and warranties as true and correct, updates to Schedules 4.4 (Locations of equipment and Inventory), 5.13 (Material Contracts), 5.24 (Equity Interests), 5.25 (Commercial Tort Claims), and 5.26 (Letter-of-Credit Rights) and shall provide an updated certificate of an Authorized Officer to Lender as necessary to maintain the representations and warranties set forth in Sections 4.4 (Locations) 4.8 (Deposit and Investment Accounts), 5.1 (Consents), 5.8(b) (Litigation), 5.8(d) (Employee Benefit Plans), 5.9 (Intellectual Property Claims), 5.10 (Licenses and Permits), 5.18 (Government Contracts), 5.24 (Equity), 5.25 (Commercial Tort Claims), 5.26 (Letter of Credit Rights) and 7.8 (Permitted Indebtedness); provided, that absent the occurrence and continuance of any Event of Default, Borrower shall only be required to provide such updates on a quarterly basis in connection with delivery of a Compliance Certificate with respect to the applicable quarter.  Any such updated Schedules delivered by Borrower to Lender in accordance with this Section 9.17 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Lender and attached to and made part of this Agreement.

9.18 Financial Disclosure.  Each Qualified Credit Party hereby irrevocably authorizes and directs all accountants and auditors employed by Borrower at any time during the Term to exhibit and deliver to Lender copies of any of such Qualified Credit Party’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Lender any information such accountants may have concerning such Qualified Credit Party’s financial status and business operations.  Each Qualified Credit Party hereby authorizes all Governmental Bodies to furnish to Lender copies of reports or examinations relating to such Qualified Credit Party, whether made by such Qualified Credit Party or otherwise; however, Lender will attempt to obtain such information or materials directly from such Qualified Credit Party prior to obtaining such information or materials from such accountants or Governmental Bodies. Lender shall give Borrower reasonable prior written notice of any information Lender plans to request from Borrower’s accountants or auditors.

X. EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1 Nonpayment.  Failure by any Qualified Credit Party to pay when due (a) any principal or interest on the Obligations (including without limitation pursuant to Section 2.9), or (b) any other fee, charge, amount or liability provided for herein or in any Other Document, in each case, whether at maturity, by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment;

10.2 Breach of Representation.  Any representation or warranty made or deemed made by any Qualified Credit Party or any Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;

10.3 Financial Information.  Failure by any Qualified Credit Party or any Guarantor to (i) furnish financial information when due or when requested in accordance with this Agreement which is unremedied for a period of five (5) Business Days, or (ii) permit the inspection of its books or records or access to its premises for audits and appraisals in accordance with the terms hereof;

10.4 Judicial Actions.  Issuance of a levy, assessment, injunction or attachment (a) against any Credit Party’s Inventory or Receivables or (b) against a portion of any Credit Party’s other property with a fair market value in excess of $75,000 in the aggregate, which is not stayed or lifted within thirty (30) days;

10.5 Noncompliance.  Except as otherwise provided for in Sections 10.1, 10.3 and 10.5(ii), (i) failure or neglect of any Qualified Credit Party or any Guarantor or any Person to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between any Qualified Credit Party or any Guarantor or such Person, and Lender, or (ii) failure or neglect of any Qualified Credit Party to perform, keep or observe in any material respect (without duplication of materiality standards) any term, provision, condition or covenant, contained in Sections 4.5, 6.1, 6.3, 6.12, 6.13, 9.4 or 9.6 hereof which is not cured within ten (10) days from the occurrence of such failure or neglect;

10.6 Judgments.  Any (a) judgment or judgments, writ(s), order(s) or decree(s) for the payment of money are rendered against any Credit Party or any Guarantor for an aggregate amount in excess of $500,000 or against all Credit Parties or Guarantors for an aggregate amount in excess of $500,000 and (b) (i) action shall be legally taken by any judgment creditor to levy upon assets or properties of any Credit Party or any Guarantor to enforce any such judgment, (ii) such judgment shall remain undischarged for a period of forty-five (45) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any Liens arising by virtue of the rendition, entry or issuance of such judgment upon assets or properties of any Credit Party or any Guarantor shall be senior to any Liens in favor of Lender on such assets or properties;

10.7 Bankruptcy.  Any Credit Party, any Guarantor, any Subsidiary or Affiliate of any Credit Party shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

10.8 Inability to Pay.  Any Credit Party or any Guarantor shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9 Material Adverse Effect.  The occurrence of any event or development which would reasonably be expected to have a Material Adverse Effect;

10.10 Lien Priority.  Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (subject only to Permitted Encumbrances that have priority a matter of Applicable Law), unless such Lien relates to Collateral with an aggregate value not in excess of $100,000;

10.11 Cross Default to Other Indebtedness and Material Agreements.  A default by any Credit Party (i) in the payment of principal or interest due and owing upon any other Indebtedness for borrowed money in excess of $250,000 beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity, or (ii) under any other agreement to which it is a party which would not result in a Material Adverse Effect and which default is not cured within any applicable grace period;

10.12 [RESERVED].

10.13 Breach of Guaranty or Pledge Agreement.  Termination or material breach of any Guaranty, Guaranty Security Agreement, Pledge Agreement or similar agreement executed and delivered to Lender in connection with the Obligations of Borrower, or if any Guarantor or pledgor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty, Guaranty Security Agreement, Pledge Agreement or similar agreement;

10.14 Change of Control.  Any Change of Control shall occur;

10.15 Invalidity.  Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Qualified Credit Party or any Guarantor, or any Credit Party or any Guarantor shall so claim in writing to Lender or Borrower challenges the validity of or its liability under this Agreement or any other Document;

10.16 Seizures.  Any (a) portion of the Collateral in excess of $100,000 in the aggregate shall be seized, subject to garnishment or taken by a Governmental Body, or any Credit Party or any Guarantor or the title and rights of any Credit Party or any Guarantor shall have become the subject matter of claim, litigation, garnishment, suit or other proceeding which would be reasonably likely, in the opinion of Lender, upon final determination, to result in impairment or loss of the security provided by this Agreement or the Other Documents;

10.17 Operations.  The operations of any Credit Party’s or any Guarantor’s operating locations are interrupted (other than in connection with any regularly scheduled shutdown for employee vacations and/or maintenance in the Ordinary Course of Business) at any time for more than fifteen (15) consecutive days, unless such Credit Party or Guarantor shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption and (ii) receive such proceeds in the amount described in clause (i) preceding not later than thirty (30) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (i) and (ii) of this section, an Event of Default shall be deemed to have occurred if such Credit Party or Guarantor shall be receiving the proceeds of business interruption insurance for a period of forty-five (45) consecutive days;

10.18 Pension Plans.  An event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Credit Party or any member of the Controlled Group shall incur, or in the opinion of Lender be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Lender, would have a Material Adverse Effect.

10.19 Reportable Compliance Event.The occurrence of any Reportable Compliance Event, or Borrower’s failure to immediately report a Reportable Compliance Event in accordance with Section 17.17 hereof.

XI. LENDER’S RIGHTS AND REMEDIES AFTER DEFAULT.

11.1 Rights and Remedies.

(a) Upon the occurrence of: (i) an Event of Default pursuant to Section 10.7 (other than Section 10.7(vii)), all Obligations shall be immediately due and payable and this Agreement and the obligation of Lender to make Advances shall be deemed terminated; (ii) any of the other Events of Default and at any time thereafter, at the option of Lender all Obligations shall be immediately due and payable and Lender shall have the right to terminate this Agreement and to terminate the obligation of Lender to make Advances; and (iii) without limiting Section 8.2 hereof, any Default under Section 10.7(vii) hereof, the obligation of Lender to make Advances hereunder shall be suspended until such time as such involuntary petition shall be dismissed.  Upon the occurrence of any Event of Default, Lender shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process.  Lender may enter any Credit Party’s premises or other premises without legal process and without incurring liability to any Credit Party therefor, and Lender may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Lender may deem advisable and Lender may require the Qualified Credit Parties to make the Collateral available to Lender at a convenient place.  With or without having the Collateral at the time or place of sale, Lender may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Lender may elect.  Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender shall give Borrower reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrower at least ten (10) days prior to such sale or sales is reasonable notification.  At any public sale Lender may bid (including credit bid) for and become the purchaser, and Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Credit Party.  In connection with the exercise of the foregoing remedies, including the sale of Inventory, Lender is granted a perpetual nonrevocable, royalty free, nonexclusive license and Lender is granted permission to use all of each Credit Parties’ (a) Intellectual Property which is used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) equipment for the purpose of completing the manufacture of unfinished goods.  The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof.  Noncash proceeds will only be applied to the Obligations as they are converted into cash.  If any deficiency shall arise, the Qualified Credit Parties shall remain liable to Lender therefor.

(b) To the extent that Applicable Law imposes duties on the Lender to exercise remedies in a commercially reasonable manner, each Credit Party acknowledges and agrees that it is not commercially unreasonable for the Lender: (i) to fail to incur expenses reasonably deemed significant by the Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Credit Party, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Lender against risks of loss, collection or disposition of Collateral or to provide to the Lender a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by the Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Lender in the collection or disposition of any of the Collateral.  Each Qualified Credit Party acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by the Lender would not be commercially unreasonable in the Lender’s exercise of remedies against the Collateral and that other actions or omissions by the Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b).  Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Credit Party or to impose any duties on Lender that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2 Lender’s Discretion.  Lender shall have the right in its Permitted Discretion to determine which rights, Liens, security interests or remedies Lender may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what other action to take with respect to any or all of the collateral and in what order, thereto and such determination will not in any way modify or affect any of Lender’s rights hereunder as against the Qualified Credit Parties or each other.

11.3 Setoff.   In addition to any other rights which Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Lender shall have a right, immediately and without notice of any kind, to apply any Qualified Credit Party’s property held by Lender or any of its affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to Lender with respect to any deposit held by Lender.

11.4 Rights and Remedies not Exclusive.   The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5 Allocation of Payments After Event of Default.  Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Lender on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Hedge Liabilities), or in respect of the Collateral may be allocated in such manner as determined by Lender in its sole and absolute discretion.

XII. WAIVERS AND JUDICIAL PROCEEDINGS.

12.1 Waiver of Notice.  Each Qualified Credit Party hereby waives:  (a) diligence, presentment, demand for payment, protest, benefit of any statute of limitations affecting such Qualified Credit Party’s liability under this Agreement and the Other Documents; (b) discharge due to any disability of any Credit Party; (c) any defenses of any Credit Party to obligations under this Agreement and the Other Documents not arising under the express terms of this Agreement or the Other Documents or from a material breach thereof by Lender, which under applicable law has the effect of discharging any Credit Party from the Obligations as to which this Agreement is sought to be enforced; (d) the benefit of any act or omission by Lender which directly or indirectly results in or aids the discharge of any Qualified Credit Party from any of the Obligations by operation of law or otherwise; (e) except as expressly provided herein, all notices whatsoever, including notice of acceptance of the incurring of the Obligations; (f) any right it may have to require Lender to disclose to it any information that Lender may now or hereafter acquire concerning the financial condition or any circumstances that bears on the risk of nonpayment by any other Qualified Credit Party, including the release of such other Qualified Credit Party from its Obligations hereunder; and (g) any requirement that Lender exhaust any right, power or remedy or proceed against any other Qualified Credit Party or any other security for, or any guarantor of, or any other party liable for, any of the Obligations or any portion thereof.  Each Qualified Credit Party specifically agrees that it shall not be necessary or required, and the Credit Parties shall not be entitled to require, that Lender (i) file suit or proceed to assert or obtain a claim for personal judgment against any other Credit Party for all or any part of the Obligations; (ii) make any effort at collection or enforcement of all or any part of the Obligations from any Credit Party; (iii) foreclose against or seek to realize upon the Collateral or any other security now or hereafter existing for all or any part of the Obligations; (iv) file suit or proceed to obtain or assert a claim for personal judgment against any Credit Party or any guarantor or other party liable for all or any part of the Obligations; (v) exercise or assert any other right or remedy to which Lender is or may be entitled in connection with the Obligations or any security or guaranty relating thereto to assert; or (vi) file any claim against assets of one Credit Party before or as a condition of enforcing the liability of any other Credit Party under this Agreement or the Other Documents. WITHOUT LIMITING THE FOREGOING IN ANY WAY, EACH QUALIFIED CREDIT PARTY HEREBY IRREVOCABLY WAIVES AND RELEASES:

(a) Any and all rights it may have at any time (whether arising directly or indirectly, by operation of law, contract or otherwise) to require the marshaling of any assets of any Credit Party, which right of marshaling might otherwise arise from any such payments made or obligations performed; and

(b) Any and all rights that would result in such Credit Party being deemed a “creditor” under the United States Code of any other Credit Party or any other Person, on account of payments made or obligations performed by such Credit Party.

12.2 Delay.  No delay or omission on Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3 Jury Waiver.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII. EFFECTIVE DATE AND TERMINATION.

13.1 Term.  This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Qualified Credit Party and Lender, shall become effective on the date hereof and shall continue in full force and effect until the last day of the Term.  Borrower may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations. Each Qualified Credit Party hereby agrees that the Qualified Credit Parties shall have no ability to terminate this agreement unless they also repay in full the Obligations.

13.2 Termination.

(a) The termination of the Agreement shall not affect Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created and Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated.  The security interests, Liens and rights granted to Lender hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower’s Account may from time to time be temporarily in a zero or credit position, until all of the Obligations have been paid and performed in full after the termination of this Agreement or Borrower has furnished Lender with an indemnification satisfactory to Lender in its Permitted Discretion with respect thereto.  Accordingly, each Qualified Credit Party waives any rights which it may have under the UCC to demand the filing of termination statements with respect to the Collateral, and Lender shall not be required to send such termination statements to any Credit Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been paid in full in immediately available funds.  All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid and performed in full.

(b)           Upon the sale, lease, transfer or other disposition of any item of Collateral of any Credit Party which is expressly and specifically permitted by the terms of the this Agreement or the Other Documents, the security interests granted by this Agreement and the Other Documents with respect to such items of Collateral shall immediately terminate and automatically be released, and Lender will, at the Borrower’s expense, execute and deliver to such Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest.

(c)           Upon the latest of (i) the payment in full in cash of all Obligations other than any obligations for indemnity or similar remedies as to which no written claim has been made by Lender as of such date, (ii) the termination in full of the Commitments, and (iii) the latest date of expiration or termination of all Letters of Credit: (x) except as otherwise specifically stated in this Agreement or the Other Documents, this Agreement and the Other Documents shall terminate (other than those surviving pursuant to their terms including Section 17.7) and be of no further force or effect, (y) the Lender shall release or cause the release of all Collateral from the Liens of this Agreement and the Other Documents, and will, at the Borrower’s expense, execute and deliver such documents as the Borrower may reasonably request to evidence the release of Collateral from the assignment and security interest granted under this Agreement and the Other Documents and (z) Lender shall return each Note to the Borrower marked “cancelled” or “paid in full”.

XIV. [RESERVED].

XV. [RESERVED].

XVI. GUARANTY.

16.1 Guaranty.  Each Qualified Credit Party hereby unconditionally guaranties the full and prompt payment and performance when due, whether by acceleration or otherwise, and at all times thereafter, of any and all present and future Obligations of any type or nature of any Credit Party to Lender, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, including interest on any of the foregoing, costs and expenses payable or to be reimbursed by an Credit Party in connection therewith and indemnification obligations of any Credit Party in connection therewith, in each such case whether accruing, incurred, arising or payable before or after any bankruptcy or insolvency case or proceeding involving Borrower, Qualified Credit Party or any other Person and, if interest on or costs and expenses or indemnity obligations in connection with any portion of such obligations ceases to accrue or be payable by operation of law by reason of the commencement of such case or proceeding, including such interest, costs and expenses and indemnification obligations as would have accrued on or become payable in connection with any such portion of such obligations if such case or proceeding had not commenced, and further agrees to pay all expenses (including reasonable attorneys’ fees and legal expenses) paid or incurred by Lender in endeavoring to collect any of the foregoing, or any part thereof, and in enforcing the obligations of such Qualified Credit Party (collectively, the “Liabilities”).

Each Qualified Credit Party agrees that, in the event of the dissolution, bankruptcy or insolvency of any Credit Party, or the inability or failure of any Credit Party to pay debts as they become due, or an assignment by any Credit Party for the benefit of creditors, or the commencement of any case or proceeding in respect of any Credit Party under any bankruptcy, insolvency or similar laws, and if such event shall occur at a time when any of the Liabilities may not then be due and payable, such Qualified Credit Party will pay to Lender, forthwith the full amount which would be payable hereunder by such Qualified Credit Party if all Liabilities were then due and payable.

This Guaranty shall in all respects be a continuing, absolute and unconditional guaranty of payment and performance (and not of collection), and shall remain in full force and effect (notwithstanding, without limitation, the dissolution of any Credit Party).

16.2 Guarantors’ Obligations Unconditional.  The covenants and agreements of each Qualified Credit Party set forth in this Guaranty shall be primary obligations of such Qualified Credit Party, and such obligations shall be continuing, absolute and unconditional, shall not be subject to any counterclaim, setoff, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense (other than full and strict compliance by such Qualified Credit Party with its obligations hereunder), whether based upon any claim that any Credit Party or any other Person may have against Lender or any other Person or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not any Credit Party shall have any knowledge or notice thereof) including, without limitation:

(a) Any amendment, modification, addition, deletion, supplement or renewal to or of or other change in the Liabilities or this Agreement or the Other Documents or any related instrument or agreement, or any other instrument or agreement applicable thereto or to any of the parties to such agreements, or to any Collateral, or any furnishing or acceptance of additional security for, guaranty of or right of offset with respect to, any of the Liabilities; or the failure of any security or the failure of Lender to perfect or insure any interest in any Collateral, including without limitation (i) any extension or change in the time of payment, and/or the manner, place or terms of payment of any or all Liabilities, (ii) any renewal, extension of the maturity of the Liabilities, (iii) any increase or decrease of any loans and extensions of credit (and/or any maximum credit limits or sublimits with respect to any such loans or extensions of credit) constituting the Liabilities, and/or making available to any one or more of the Credit Parties any new or additional or increased loans or extensions of credit (whether such new, additional or increased loans or extensions or credit are the same or of new or different types as the loans and extensions of credit available to Borrower and the other Credit Parties under this Agreement and the other Liabilities as of the date hereof) and (iv) any modification of the terms and conditions under which loans and extensions of credit may be made under this Agreement;

(b) Any failure, omission or delay on the part of any Credit Party or Lender to conform or comply with any term of any instrument or agreement referred to in subsection (a) above;

(c) Any waiver, consent, extension, indulgence, compromise, release or other action or inaction under or in respect of any instrument, agreement, guaranty, right of offset or security referred to in subsection (a) above or any obligation or liability of any Credit Party or Lender, or any exercise or non-exercise by Lender of any right, remedy, power or privilege under or in respect of any such instrument, agreement, guaranty, right of offset or security or any such obligation or liability;

(d) Any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to any Credit Party, Lender or any other Person or any of their respective properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding;

(e) Any limitation on the liability or obligations of any Person under this Agreement and the Other Documents or any other related instrument or agreement, the Liabilities, any collateral security for the Liabilities, or any other guaranty of the Liabilities or any discharge, termination, cancellation, frustration, irregularity, invalidity or unenforceability, in whole or in part, of any of the foregoing, or any other agreement, instrument, guaranty or security referred to in subsection (a) above or any term of any thereof;

(f) Any merger or consolidation of any Credit Party into or with any Person or any sale, lease or transfer of any of the assets of any Credit Party to any other Person;

(g) Any change in the ownership of any of the equity interests of any Credit Party or any entity change in any Credit Party; or

(h) Any other occurrence or circumstance whatsoever, whether similar or dissimilar to the foregoing and any other circumstance that might otherwise constitute a legal or equitable defense or discharge of the liabilities of a Credit Party or surety or that might otherwise limit recourse against a Credit Party.

The obligations of each Qualified Credit Party set forth herein constitute the full recourse obligations of such Qualified Credit Party, enforceable against it to the full extent of all its assets and properties.

Without limiting the provisions of Section 12.1 hereof, each Qualified Credit Party waives any and all notice of the creation, renewal, extension or accrual of any of the Liabilities and notice of or proof of reliance by Lender upon this Guaranty or acceptance of this Guaranty, and the Liabilities, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty.  Each Qualified Credit Party unconditionally waives, to the extent permitted by law:  (i) acceptance of this Guaranty and proof of reliance by Lender hereon; (ii) notice of any of the matters referred to in the foregoing subsections (a) through (h) hereof, or any right to consent or assent to any thereof, and notice of the occurrence of any Event of Default; (iii) all notices that may be required by statute, rule or law or otherwise, now or hereafter in effect, to preserve intact any rights against Qualified Credit Party, including without limitation, any demand, presentment, protest, proof or notice of nonpayment under this Agreement or any Other Document or any related instrument or agreement; (iv) any right to the enforcement, assertion or exercise against any Credit Party of any right, power, privilege or remedy conferred in this Agreement, any Other Document or any related instrument or agreement or otherwise; (v) any requirement of diligence on the part of any Person; (vi) any requirement of Lender to take any action whatsoever, to exhaust any remedies or to mitigate the damages resulting from a default under this Agreement, any Other Document or any related instrument or agreement; (vii) any notice of any sale, transfer or other disposition by any Person of any right under, title to or interest in this Agreement, any Other Document or any related instrument or agreement relating thereto or any Collateral for the Liabilities; and (viii) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety, or that might otherwise limit recourse against a Qualified Credit Party.

Without limiting the foregoing, each Qualified Credit Party hereby absolutely, unconditionally and irrevocably waives and agrees not to assert or take advantage of any defense based upon an election of remedies by Lender, including an election to proceed by non-judicial rather than judicial foreclosure, which destroys or impairs any right of subrogation of such Qualified Credit Party or the right of such Qualified Credit Party to proceed against any Person for reimbursement or both.

Each Qualified Credit Party agrees that this Guaranty shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Credit Party is rescinded or must be otherwise restored by Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

16.3 Subordination.

(a) Subordination to Senior Obligations.

(i) Each Qualified Credit Party hereby covenants and agrees that, as provided herein, all indebtedness, intercompany charges and other sums owing and claims of any nature whatsoever owed to such Qualified Credit Party by any other Credit Party (“Intercompany Obligations”), the payment of the principal of and interest thereon and any lien or security interest therefor are hereby expressly made subordinate and subject in right of payment to this Agreement or the prior payment in full of all of the Liabilities, including:  (A) all Obligations and all other obligations now or hereafter incurred by any of the Credit Parties, (B) interest thereon, costs and expenses payable to be reimbursed by any Credit Parties (including, without limitation, any such interest accruing subsequent to the filing by or against any of the Credit Parties of any proceeding brought under Chapter 11 of the Bankruptcy Code, whether or not such interest is allowed as a claim pursuant to the provisions of such Chapter), and (C) all fees, expenses, indemnities and other amounts now or hereafter payable pursuant to or in connection with this Agreement and all Other Documents or any of the other Obligations (collectively the “Senior Obligations”), and any lien on any property or asset securing the Senior Obligations.

(ii) No payment or prepayment of any Intercompany Obligations (whether of principal, interest or otherwise) shall be made by any Credit Party at any time prior to the payment in full, in cash, of the Senior Obligations, provided that the Credit Parties may make payments (not prepayments) of Intercompany Obligations in the Ordinary Course of Business to the extent that at the time of, and immediately after giving effect to, any such payment, no Event of Default exists.

(b) Payment Over of Proceeds Upon Bankruptcy.  In the event of (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to any Credit Party or to its creditors as such, or to its properties or assets, or (ii) any liquidation, dissolution or other winding-up of any Credit Party, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshaling of assets or liabilities of any Credit Party, then and in any such event the holders of Senior Obligations shall be entitled to receive payment in full of all amounts due on or in respect of Senior Obligations, in cash or in any other manner acceptable to the holders of Senior Obligations, before any Credit Party is entitled to receive any payment or distribution of any kind or character on account of principal of or interest on any Intercompany Obligations of such Credit Party, and to that end the holders of Senior Obligations shall be entitled to receive, for application to the payment thereof, any payment or distribution of assets of such Credit Party of any kind or character including, without limitation, securities that are subordinated in right of payment to all Senior Obligations to substantially the same extent as, or to a greater extent than, as provided in this Guaranty, that may be payable or deliverable in respect of the Intercompany Obligations owing to any Credit Party in any such case, proceeding, dissolution, liquidation or other winding-up or event referred to in clauses (i) through (iii) above.

(c) Payments to be Held in Trust.  In the event that a Credit Party shall receive any payment or distribution of assets of any Credit Party of any kind or character in respect of the Intercompany Obligations in contravention of the foregoing Subsections (a) or (b), then and in such event such payment or distribution shall be received and held by such Credit Party in trust for Lender, and shall be paid over and delivered forthwith to Lender, the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Credit Party in trust for the holders of the Senior Obligations, and for application to the payment of, all Senior Obligations remaining unpaid, to the extent necessary to pay all Senior Obligations in full, in cash or in any other manner acceptable to Lender, after giving effect to any concurrent payment or distribution to or for the Senior Obligations.

(d) Legend.  Each Qualified Credit Party hereby covenants to cause any instrument from time to time evidencing any Intercompany Obligations to have fixed upon it a legend which reads substantially as follows:

“This instrument is subject to Section 16 of that certain Revolving Credit, Guaranty and Security Agreement dated as of May 24, 2013, among ULTRALIFE CORPORATION, a corporation organized under the laws of the State of Delaware (“Borrower”), certain other Credit Parties (as defined in said agreement) which from time to time become party thereto and PNC BANK, NATIONAL ASSOCIATION, which, among other things, contains provisions subordinating the maker’s obligations to the holders of Senior Obligations (as defined in said Agreement), to which provisions the holder of this instrument, by acceptance hereof, agrees.”

(e) No Disposition.  No Qualified Credit Party will sell, assign, pledge, encumber or otherwise dispose of any of the Intercompany Obligations owed to it, provided that such Qualified Credit Party may forgive Intercompany Obligations or contribute Intercompany Obligations to a Credit Party.

16.4 Waiver of Subrogation.  Each Qualified Credit Party hereby irrevocably waives, solely for the benefit of Lender, until the indefeasible repayment in full of the Liabilities, any claim or other rights which it may now or hereafter acquire that arise from the existence, payment, performance or enforcement of such Qualified Credit Party’s obligations under this Guaranty, including any right of subrogation, reimbursement, exoneration, or indemnification, any right to participate in any claim or remedy of Lender against any of the Credit Parties or any of their assets which Lender now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from any Credit Party, directly or indirectly, in cash or other property or by set-off or in any manner, payment or security on account of such claim or other rights.  If any amount shall be paid to any Qualified Credit Party in violation of the preceding sentence and the Liabilities shall not have been indefeasibly paid in cash, such amount shall be deemed to have been paid to such Qualified Credit Party for the benefit of, and held in trust for, Lender, and shall forthwith be paid to Lender to be credited and applied pursuant to the terms of this Agreement.  Each Qualified Credit Party acknowledges that it will receive substantial direct and indirect benefits form the financing arrangements contemplated by this Agreement and that the waiver set forth in this paragraph is knowingly made in contemplation of such benefits.

16.5 Fraudulent Transfer Limitation.  If, in any action to enforce this Guaranty or any proceeding to allow or adjudicate a claim under this Guaranty, a court of competent jurisdiction determines that enforcement of this Guaranty against any Qualified Credit Party for the full amount of the Obligations is not lawful under, and would be subject to avoidance under, Section 548 of the Bankruptcy Code or any applicable provision of comparable state law, the liability of such Qualified Credit Party shall be limited to the maximum amount lawful and not subject to avoidance under such law.

16.6 Contribution Among Guarantors.  The Qualified Credit Parties desire to allocate among themselves in a fair and equitable manner, their rights of contribution from each other when any payment is made by one of the Qualified Credit Parties under this Guaranty.  Accordingly, if any payment is made by a Qualified Credit Party under this Guaranty (a “Funding Guarantor”) that exceeds its Fair Share, the Funding Guarantor shall be entitled to a contribution from each other Qualified Credit Party in the amount of such other Qualified Credit Party’s Fair Share Shortfall, so that all such contributions shall cause each Qualified Credit Party’s Aggregate Payments to equal its Fair Share.  For these purposes:

(a) “Fair Share” means, with respect to a Qualified Credit Party as of any date of determination, an amount equal to (i) the ratio of (x) the Adjusted Maximum Amount of such Qualified Credit Party to (y) the aggregate Adjusted Maximum Amounts of all Qualified Credit Parties, multiplied by (ii) the aggregate amount paid on or before such date by all Funding Guarantors under this Guaranty.

(b) “Fair Share Shortfall” means with respect to a Qualified Credit Party as of any date of determination, the excess, if any, of the Fair Share of such Qualified Credit Party over the Aggregate Payments of such Qualified Credit Party.

(c) “Adjusted Maximum Amount” means with respect to a Qualified Credit Party as of any date of determination, the maximum aggregate amount of the liability of such Qualified Credit Party under this Guaranty, limited to the extent required under Section 16.5 (except that, for purposes solely of this calculation, any assets or liabilities arising by virtue of any rights to or obligations of contribution under this Section 16.6 shall not be counted as assets or liabilities of such Qualified Credit Party).

(d) “Aggregate Payments” means, with respect to a Qualified Credit Party as of any date of determination, the aggregate net amount of all payments made on or before such date by such Qualified Credit Party under this Guaranty (including, without limitation, under this Section 16.6).

The amounts payable as contributions hereunder shall be determined by the Funding Guarantor as of the date on which the related payment or distribution is made by the Funding Guarantor, and such determination shall be binding on the other Qualified Credit Parties absent manifest error.  The allocation and right of contribution among the Qualified Credit Parties set forth in this Section 16.6 shall not be construed to limit in any way the liability of any Qualified Credit Party under this Guaranty.

16.7 Future Guarantors.  Any other Person who is required under the terms of this Agreement to become a Qualified Credit Party hereunder shall become bound by the terms and conditions hereof by executing and delivering an Instrument of Joinder.

16.8 Joint and Several Obligation.  This Guaranty and all liabilities of each Qualified Credit Party hereunder shall be the joint and several obligation of each Qualified Credit Party and may be freely enforced against each Qualified Credit Party, for the full amount of the Liabilities (subject to Section 16.5), without regard to whether enforcement is sought or available against any other Qualified Credit Party.

16.9 No Waiver.  No delay in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude other or further exercise thereof, or the exercise of any other right or remedy; nor shall any modification or waiver of any of the provisions of this Guaranty be binding upon Lender except as expressly set forth in a writing duly signed and delivered on their behalf.

16.10 Representations and Warranties.  Each Qualified Credit Party hereby expressly reaffirms each representation and warranty made in this Agreement with respect to such Qualified Credit Party and its property.

XVII. MISCELLANEOUS.

17.1 Governing Law.  This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise)  shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.  Any judicial proceeding brought against any Credit Party with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Qualified Credit Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Each Qualified Credit Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrower at its address set forth in Section 17.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at the Lender’s option, by service upon Borrower which each Qualified Credit Party irrevocably appoints as such Qualified Credit Party’s agent for the purpose of accepting service within the State of New York.  Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Lender to bring proceedings against any Qualified Credit Party in the courts of any other jurisdiction.  Each Qualified Credit Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  Each Qualified Credit Party waives the right to remove any judicial proceeding brought against such Qualified Credit Party in any state court to any federal court.  Any judicial proceeding by any Qualified Credit Party against Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of Erie, State of New York.

17.2 Entire Understanding.

(a) This Agreement and the Other Documents executed concurrently herewith contain the entire understanding between each Qualified Credit Party and  Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.  Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Qualified Credit Party’s and Lender’s respective officers.  Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.  Each Qualified Credit Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and the Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) The Lender and Borrower may, subject to the provisions of this Section 17.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by any one or more of the Qualified Credit Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lender or Borrower thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements.

(c) Any such supplemental agreement shall be binding upon Qualified Credit Parties and Lender and all future holders of the Obligations.  In the case of any waiver, Qualified Credit Parties and Lender shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d) Lender is hereby authorized by the Qualified Credit Parties at any time in the Lender’s sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lender to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make Revolving Advances to Borrower which Lender, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement (the “Protective Advances”).

17.3 Successors and Assigns; Participations.

(a) This Agreement shall be binding upon and inure to the benefit of the Qualified Credit Parties, Lender, all future holders of the Obligations and their respective successors and assigns, except that no Credit Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Lender.

(b) Each Qualified Credit Party acknowledges that in the regular course of commercial banking business Lender may at any time and from time to time sell participating interests in the Advances to other Persons (each such transferee or purchaser of a participating interest, a “Participant”).  Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that (i) Borrower shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had Lender retained such interest in the Advances hereunder or other Obligations payable hereunder unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, and (ii) in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both Lender and such Participant.  Each of the Qualified Credit Parties hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

(c) Lender may sell, assign or transfer all or any part of its rights and obligations under or relating to Advances under this Agreement and the Other Documents to one or more additional Persons and one or more additional Persons may commit to make Advances hereunder; provided, however, that each partial assignment shall be made as an assignment of a proportionate part of all the Lender’s rights and obligations under this Agreement with respect to each of the Advances under this Agreement; provided, further however, that so long as no Default or Event of Default has occurred and is continuing, any purchaser, assignee or transferee of Lender or any subsequent purchaser, assignee or transferee must be acceptable to Borrower, which such acceptance shall not be unreasonably withheld, conditioned or delayed by Borrower.  Following notification to Borrower of an assignment, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the Lender's rights and obligations under this Agreement, the Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits as set forth in Section 17.7).  The Borrower hereby agrees to execute any amendment, restatement or other modification and/or any other document that may be necessary to effectuate such an assignment, including an amendment and restatement to this Agreement to provide for multiple lenders and an administrative agent to act on behalf of such lenders

(d) Each Qualified Credit Party authorizes Lender to disclose to any actual or prospective assignee, purchaser or other transferee any and all financial information in Lender’s possession concerning such Qualified Credit Party which has been delivered to Lender by or on behalf of such Qualified Credit Party pursuant to this Agreement or in connection with Lender’s credit evaluation of such Qualified Credit Party; provided, however, that each such prospective assignee, purchaser or other transferee shall be bound and agrees to be bound by the terms of Section 17.15 hereof.

(e) Notwithstanding anything to the contrary contained in this Agreement, Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

17.4 Application of Payments.  Lender shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations.  To the extent that any Qualified Credit Party makes a payment or Lender receives any payment or proceeds of the Collateral for any Qualified Credit Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Lender.

17.5 Indemnity.  Each Qualified Credit Party shall defend, protect, indemnify, pay and save harmless Lender and its officers, directors, Affiliates, Affiliate Directors, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel (including allocated costs of internal counsel)) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party in arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the transactions contemplated by this Agreement, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated by this Agreement, (iii) any Qualified Credit Party’s or any Guarantor’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (iv) the enforcement of any of the rights and remedies of Lender under the Agreement and the Other Documents, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Qualified Credit Party, any Affiliate, Affiliate Director or Subsidiary of any Qualified Credit Party, or any Guarantor, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  Without limiting the generality of any of the foregoing, each Qualified Credit Party shall defend, protect, indemnify, pay and save harmless each Indemnified Party from (x) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of the issuance of any Letter of Credit hereunder and (y) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with the Real Property, any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property (whether or not the same originates or emerges from the Real Property or any contiguous real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any of the Real Property under any Environmental Laws and any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Lender. Each Qualified Credit Party’s obligations under this Section 17.5 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances, in each such case except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Qualified Credit Party’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances.  Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Lender, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Lender or Qualified Credit Parties on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Qualified Credit Parties will pay (or will promptly reimburse Lender for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the Indemnified Parties harmless from and against all liability in connection therewith.

17.6 Notice.  Any notice or request hereunder may be given to Borrower or any Qualified Credit Party or to Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section.  Any notice, request, demand, direction or other communication (for purposes of this Section 17.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a website to which Borrower is directed (an “Internet Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 17.6) in accordance with this Section 17.6.  Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 17.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 17.6.  Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, when such Notice is received or, if earlier, when such notice is refused or returned, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, an Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 17.6; and

(g) If given by any other means (including by overnight courier), when actually received.

(A)          If to Lender at:

PNC Bank, National Association
Three PNC Plaza
225 Fifth Avenue
Pittsburgh, Pennsylvania, 15222
Attention:  Kevin Rich
Telephone: (412) 768-0991
Facsimile: (412) 768-4369

with a copy to:

PNC Bank, National Association
PNC Agency Services
PNC Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, Pennsylvania 15219
Attention:  Lisa Pierce
Telephone:  (412) 762-6442
Facsimile:  (412) 762-8672

with an additional copy to:

Benesch, Friedlander, Coplan & Aronoff LLP
2300 BP Tower
200 Public Square
Cleveland, Ohio 44114
Attention:  Ross Kirchick
Telephone:  (216) 363-4449
Facsimile:  (216) 363-4588

(B)	If to Borrower or any Qualified Credit Party:

Ultralife Corporation
2000 Technology Parkway
Newark, New York 14513
Attention:  Phillip A. Fain, Chief Financial Officer and Treasurer
Telephone:  (315) 210-6110
Facsimile:  (315) 331-4265

with a copy to:

Ultralife Corporation
2000 Technology Parkway
Newark, New York 14513
Attention:  Paul D. Underberg, Deputy General Counsel
Telephone:  (315) 359-6684
Facsimile:  (315) 331-7048

with a copy to:

Nixon Peabody LLP
1300 Clinton Square
Rochester, New York 14604
Attention:  Deborah J. McLean
Telephone: (585) 263-1307
Facsimile:  (866) 947-0724

17.7 Survival.  The obligations of Borrower under Sections 2.2(f), 2.2(g), 2.2(h), 3.7, 3.8, 3.9, 3.10, 17.5 and 17.9 shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

17.8 Severability.  If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws or regulations, (a) such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible, and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

17.9 Expenses.  The Credit Parties shall pay (i) all out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender, but excluding all fees and time charges and disbursements for attorneys who may be employees of the Lender), in connection with the syndication of the credit facilities provided for herein to the extent permitted hereunder, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender but excluding all fees and time charges for attorneys who may be employees of the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the Other Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of the Lender’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.

17.10 Injunctive Relief.  Each Qualified Credit Party recognizes that, in the event any Qualified Credit Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lender; therefore, Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

17.11 Consequential Damages.  Neither Lender, nor any agent or attorney for Lender, shall be liable to any Credit Party or any Guarantor (or any Affiliate or Affiliate Director of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

17.12 Captions.  The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

17.13 Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) or other electronic transmission shall be deemed to be an original signature hereto.

17.14 Construction.  The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

17.15 Confidentiality; Sharing Information.   Lender shall hold all non-public information obtained by Lender pursuant to the requirements of this Agreement in accordance with Lender’s customary procedures for handling confidential information for publicly traded companies of this nature and shall not use such information for any purposes other than the transactions completed by this Agreement and the Other Documents; provided, however, Lender may disclose such confidential information (a) to its examiners, Affiliates, Affiliate Directors, outside auditors, counsel and other professional advisors, and (b) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law or court order, Lender shall use its reasonable best efforts prior to disclosure thereof, to notify the Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of Lender by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Lender be obligated to return any materials furnished by Borrower other than those documents and instruments in possession of Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.  Each Qualified Credit Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Qualified Credit Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by Lender or by one or more Subsidiaries or Affiliates of Lender and each Qualified Credit Party hereby authorizes Lender to share any information delivered to Lender by such Qualified Credit Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of Lender to enter into this Agreement, to any such Subsidiary or Affiliate of Lender, it being understood that any such Subsidiary or Affiliate of Lender receiving such information shall be bound by the provisions of this Section 17.15 as if it were Lender hereunder.  Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement. Notwithstanding any non-disclosure agreement or similar document executed by Lender in favor of any Qualified Credit Party or any of any Qualified Credit Party’s affiliates, the provisions of this Agreement shall supersede such agreements

17.16 Publicity.  Each Qualified Credit Party hereby authorizes Lender to make appropriate announcements, but not prior to Borrower’s filing of this Agreement with the SEC pursuant to the Exchange Act, of the financial arrangement entered into among any Qualified Credit Party and Lender, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Lender shall in its Permitted Discretion deem appropriate.

17.17 Anti-Money Laundering/International Trade Law Compliance.   Borrower represents and warrants to the Lender, as of the date of this Agreement, the date of each Advance, the date of any renewal, extension or modification of this Agreement, and at all times until this Agreement has been terminated and all Obligations have been indefeasibly paid in full, that: (a) no Covered Entity  (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the Advances will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (c) the funds used to repay the Obligations are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity  engages in any dealings or transactions prohibited by, any laws of the United States, including but not limited to any Anti-Terrorism Laws.  The Borrower covenants and agrees that it shall immediately notify the Lender in writing upon the occurrence of a Reportable Compliance Event.

[The remainder of this page is intentionally left blank.]

Each of the parties has signed this Agreement as of the day and year first above written.

BORROWER:

ULTRALIFE CORPORATION

By: /s/ Philip A. Fain
Title: Chief Financial Officer and Treasurer

STATE OF NEW YORK)
) ss.
COUNTY OF WAYNE)

On this 24th day of May, 2013, before me personally came Philip A. Fain, to me known, who, being by me duly sworn, did depose and say that s/he is the Chief Financial Officer and Treasurer of ULTRALIFE CORPORATION, the corporation described in and which executed the foregoing instrument; and that s/he signed her/his name thereto by order of the board of directors of said corporation.

/s/ Paul D. Underberg
Notary Public

[Continuation of Signature Page to Revolving Credit, Guaranty and Security Agreement]

LENDER: PNC BANK, NATIONAL ASSOCIATION, By: /s/ Micheal McMahon Title: Vice President

[Continuation of Signature Page to Revolving Credit, Guaranty and Security Agreement]

LIST OF EXHIBITS AND SCHEDULES

Exhibits
Exhibit 1.2	Borrowing Base Certificate
Exhibit 1.3	Average Undrawn Availability Certificate
Exhibit 1.2(a)	Compliance Certificate
Exhibit 2.1(a)	Revolving Credit Note
Exhibit 8.1(i)	Financial Condition Certificate
Exhibit 16.7	Instrument of Joinder
Schedules
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.9	Registered Patents, Trademarks, Copyrights and Licenses
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 7.20	Intercompany Obligations

EXHIBIT 1.2(a)
FORM OF COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1) I am the duly appointed Chief Financial Officer and Treasurer of  ULTRALIFE CORPORATION, a Delaware corporation (the “Borrower”). Capitalized terms not otherwise defined herein shall have the meanings provided in the Credit Agreement (as defined below).

(2) I am familiar with the terms of that certain Revolving Credit, Guaranty and Security Agreement, dated as of May __, 2013 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), among the Borrower, certain other Credit Parties, as defined therein, which from time to time become party thereto, and PNC BANK, NATIONAL ASSOCIATION (“Lender”).  Each capitalized term used herein and not otherwise defined shall have the meaning given to such term in the Credit Agreement.

(3) I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Credit Parties during the accounting period covered by the attached financial statements.

(4) The attached (i) [unaudited] balance sheet of the Credit Parties and their Subsidiaries on a consolidated and consolidating basis and (ii) the [unaudited] statements of income and stockholders’ equity and cash flow of the Borrower and its consolidated Subsidiaries on a consolidated and consolidating basis, have been prepared in accordance with GAAP, consistently applied (except for changes in application to which the Accountants concur and present fairly the financial position of Borrower at the date set forth therein and the results of its operations for the period then ended, and, in the case of monthly internally prepared financial statements, the omission of footnotes and customary year-end adjustments stated therein.

(5) The calculation of financial covenant compliance, dated ________ for the Borrower and its consolidated Subsidiaries, is accurate and complete and has been prepared on a basis consistent with the financial statements referenced in paragraph 4 hereof. [SHOULD BE AUDITED FOR ANNUAL FINANCIALS AND UNAUDITED FOR MONTHLY]

(6) Based on an examination sufficient to permit me to make an informed statement:

[ ]
no Default or Event of Default existed at the end of the accounting period covered by the attached financial statements or exists as of the date of this Compliance Certificate and each representation and warranty made by any Credit Party pursuant to the Credit Agreement or the Other Documents is true and correct in all material respects on and as of the day hereof (unless such expressly relates to an earlier date);

[ ]
one or more Defaults or Events of Default exists and/or the representations and warranties made by any Credit Party under the Credit Agreement and the Other Documents are not true and correct in all material respects on and as of the date hereof.  Attached to this Compliance Certificate is an addendum specifying each such Default or Event of Default or inaccuracies in the representations and warranties, its nature, my best estimation of when it occurred, whether it is continuing and the steps being taken by such Credit Party with respect to such event.

[(7)           Set forth on Attachment I hereto are calculations of the financial covenants required pursuant to Sections 6.5 [Financial Ration], 7.4 [Investment], 7.5 [Indebtedness], 7.6 [Capital Expenditures], 7.7 [Distributions], 7.8 [Indebtedness] and 7.11 [Leases] of the Credit Agreement, which calculations are in compliance with the terms of the Credit Agreement.]
[REQUIRED ONLY FOR QUARTERLY AND ANNUAL COMPLIANCE CERTIFICATE AND NOT FOR MONTHLY]

(8)           To my knowledge, each Credit Party is:

[ ]	in compliance in all material respects with all federal, state and local Environmental laws;

[ ]
not in compliance in all material respects with all federal, state and local Environmental laws.  Attached to this Compliance Certificate is an addendum in detail specifying each failure to so comply and the steps being taken by such Credit Party with respect to such non-compliance.

Executed as of _______________, 20__.

ULTRALIFE CORPORATION

By: ___________________
Name: _________________
Its: ___________________

EXHIBIT 1.2

PNC Business Credit Revolving Credit, Term Loan and Security Agreement
Borrowing Base Certificate
Ultralife Corporation				Certificate #		0501-01
			Period Ended			5/13/2013

To induce PNC Bank, National Association ("Agent") to make a loan advance pursuant to the Revolving Credit, Term Loan and Security
Agreement dated as of as well as amendments between the undersigned and Lender, we hereby certify as of the above date, the following:

			From	To		Total
Accounts Receivable	1	Previous Certificate AR Balance	04/30/13			$ -
	2	Gross Sales Since Last Certificate	05/01/13	05/13/13	+	0.00
	3	Net Collections Since Last Certificate	05/01/13	05/13/13	-	0.00
	4	Credits Since Last Certificate	05/01/13	05/13/13	-	0.00
	5	Other Adjustments	05/01/13	05/13/13	+/-	0.00
	6	Other Adjustments	05/01/13	05/13/13	+/-	0.00
	7	Total AR Now Being Certified to Bank				$ -
	8	Ineligible AR Per Attached		4/30/13	-	0.00
	9	Eligible AR				$ -
	10	Less Government Accounts Over Limit				$ -
	11	Adjusted Eligible A/R				$ -
	12	Advance Rate				85%
	13	Gross AR Availability				$ -
Raw Materials	14	Gross Inventory as of:		4/30/13		$0.00
	15	Ineligible Inventory			-	0.00
	16	Net Eligible Inventory				$ -
	17	Current NOLV Rate Per Appraisal Dated	8/26/12	21.1%
	18	Advance Rate (Lessor of 85% of NOLV or 65%)				65.0%
	19	Gross Raw Material Availability				-
Finished Goods	20	Gross Inventory as of:		4/30/13		$0.00
	21	Ineligible Inventory			-	0.00
	22	Net Eligible Inventory				$ -
	23	Current NOLV Rate Per Appraisal Dated	8/26/12	81.0%
	23	Advance Rate (Lessor of 85% of NOLV or 65%)				65.0%
	24	Gross Finished Goods Inventory Availability				-
In-Transit Inv.	25	Gross Inventory as of:		4/30/13		$0.00
	26	Ineligible Inventory			-	0.00
	27	Net Eligible Inventory				$ -
	28	Current NOLV Rate Per Appraisal Dated	8/26/12	81.0%
	28	Advance Rate (Lessor of 85% of NOLV or 65%)				65.0%
	29	Gross Finished Goods Inventory Availability				-
	30	In-Transit Sublimit				-
	31	Adjusted In-Transit Availability				-
Total Inv. Available	32	Gross Total Inventory Availablility as of:		4/30/13		-
	33	Total Inventory Sublimits (ExIm: 1.5 X AR Availability)				$ -
	34	Adjusted Inventory Availability				$ -
Collateral Reserves	19	Gross Combined Availability				$ -
	20	Reserves (Int. Rate Derivatives, Fgn Exchange Contract, etc.)			-	0.00
	21	Reserve for Credit Insurance Deductible			-	0.00
	22	Rent Reserves			-	0.00
	23	Gross Loan Value				$ -
	24	Revolver Limit				$0.00
	25	Net Loan Value (Lesser of line limit or total gross availability)				$ -
Loans & Advances	26	Revolver Loan Balance Per Previous Certificate				$ -

27	Net Collections Since Last Certificate	-	-
28	Non-AR collections Since Last Certificate	-	-
29	Advance Requested	+	-
30	Misc. Loan Adjustment & Estimated Closing Costs	+/-	0.00
31	New Loan Balance		$ -
32	Reserves for LCs and BAs	+
33	Revolver Loans & Reserves		$ -
34	Loan Availability
35	Remaining Line Availability		$ -

The undersigned hereby certifies that the above representations are true and correct and subject to all conditions of the Loan and Security Agreement.
We also represent that to the best of our knowledge, there does not exist a condition which may precipitate a default under the terms of the Loan and Security Agreement or any amendment thereto.

Signature of Preparer	Authorized Signature, Title

Name of Preparer	Name of Authorized Signer

For Bank Use Only

Date of Advance

EXHIBIT 1.3
AVERAGE ADJUSTED UNDRAWN AVAILABILITY CERTIFICATE

I, _____________________ hereby certify that:

1)           I am the duly elected ____________________of ULTRALIFE CORPORATION, a Delaware corporation (“Borrower”).

2)           The Average Adjusted Undrawn Availability of the Borrower for the period from _________ to ___________ was $___________________.

3.           A more detailed calculation of the Average Adjusted Undrawn Availability is set forth on Exhibit A attached hereto and made a part hereof.

ULTRALIFE CORPORATION

By: ___________________
Name: _________________
Title: __________________

Dated as of: _____________, 2013

EXHIBIT 2.1(a)
FORM OF REVOLVING CREDIT NOTE

$20,000,000	Newark, New York

May ___, 2013

FOR VALUE RECEIVED, Borrower promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION (“Lender”), located at Three PNC Plaza, 225 Fifth Avenue, Pittsburgh, Pennsylvania  15222, or at such other place as Lender may from time to time designate to Borrower in writing: (i) at the end of the Term, as defined in the Credit Agreement, as hereinafter defined, or (ii) earlier as provided in the Credit Agreement, the lesser of the principal sum of TWENTY MILLION DOLLARS ($20,000,000) or the aggregate unpaid principal amount of all Revolving Advances made or extended to Borrower by Lender pursuant to the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount from time to time outstanding under the Credit Agreement in like funds, at said office, at a rate or rates per annum and payable on such dates as determined pursuant to the terms of the Credit Agreement.

THIS REVOLVING CREDIT NOTE is executed and delivered under and pursuant to the terms of that certain Revolving Credit, Guaranty and Security Agreement dated as of the date hereof (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”) by the undersigned (“Borrower”), the other Credit Parties, as defined therein, which from time to time become party thereto, and Lender.  Capitalized terms used herein and not otherwise defined shall have the meanings provided in the Credit Agreement.

Upon the occurrence and during the continuance of an Event of Default, if so requested as provided in the Credit Agreement, Borrower promises to pay interest, on demand, on the principal amount from time to time outstanding under the Credit Agreement at the Default Rate.  Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by Lender of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Revolving Advances evidenced by this Revolving Credit Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be recorded by Lender in its internal records.

This Revolving Credit Note is one of the Notes referred to in the Credit Agreement, which among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayments of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain terms and conditions therein specified. THIS REVOLVING CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK.

The undersigned has signed this Revolving Credit Note as of the day and year first above written.

BORROWER:

ULTRALIFE CORPORATION,
a Delaware corporation

By: ___________________

Name: _________________
Title: __________________

STATE OF ___________                  )
) ss.
COUNTY OF _________                   )

On this _____ day of ____________________, 2013, before me personally came ____________________________, to me known, who, being by me duly sworn, did depose and say that s/he is the __________________ of ULTRALIFE CORPORATION, the corporation described in and which executed the foregoing instrument; and that s/he signed her/his name thereto by order of the management committee of said corporation.

________________________
Notary Public

[Signature page to Revolving Credit Note – PNC/Ultralife]

EXHIBIT 8.1(i)
FORM OF FINANCIAL CONDITION CERTIFICATE

I, _____________________ hereby certify that:

1)           I am the duly elected, qualified and acting __________________ of ULTRALIFE CORPORATION (“Borrower”).

2)           Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3)           I am fully familiar with the business and financial affairs of Borrower including, without limiting the generality of the foregoing, the matters hereinafter described.

4)           This Certificate is made and delivered to PNC BANK, NATIONAL ASSOCIATION (“Lender”), pursuant to the terms of the Revolving Credit, Guaranty and Security Agreement by and among Borrower, certain other Credit Parties which from time to time become party thereto, and Lender, (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), for the purpose of inducing Lender, now and from time to time hereafter, to advance monies and extend credit and other financial accommodations to Borrower pursuant to the Credit Agreement and the Other Documents.  I understand that you are relying on this Certificate. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

5)           I have reviewed the Cash Flow Projections for Borrower and its Subsidiaries on a consolidated basis with respect to their operations attached hereto as Exhibit A (the “Projections”) and am familiar with the process pursuant to which they were generated.  The Projections were prepared in good faith and on the assumptions stated therein and such assumptions were believed to be reasonable at the time prepared with respect to future events, it being understood and agreed that such forward-looking statements are subject to uncertainties, which may be beyond the control of Borrower, and that no assurances can be made that such results will be achieved.

6)           Immediately following the execution of the Other Documents and the consummation of the transactions contemplated by the Credit Agreement, the assets of Borrower and its Subsidiaries on a consolidated basis, at a fair valuation and at their present fair saleable value, will be in excess of the total amount of their liabilities (including contingent and unmatured liabilities), Borrower and its Subsidiaries will be able to pay their debts as they become due and Borrower and its Subsidiaries will not have unreasonably small capital in order to carry on their business. All material undisputed Indebtedness owing to third parties by Borrower and its Subsidiaries are current and not past due.

7)           The Credit Agreement was and the Other Documents were and will be executed and delivered by Borrower to Lender in good faith and in exchange for reasonably equivalent value and fair consideration.

8)           As of the date hereof, no event has occurred which constitutes a Default or Event of Default.

Dated as of: May  ___, 2013

ULTRALIFE CORPORATION

By: ___________________

Name: _________________
Title: __________________

[Signature page to Financial Condition Certificate – PNC/Ultralife]

EXHIBIT 16.7
FORM OF INSTRUMENT OF JOINDER

THIS INSTRUMENT OF JOINDER (“Joinder”) is executed as of _____________________, 20__, by ________________________________, a ____________________(“Joining Party”), and delivered to PNC BANK, NATIONAL ASSOCIATION (“Lender”), pursuant to that certain Revolving Credit, Guaranty and Security Agreement, dated as of  May ___, 2013 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the “Agreement”), by and among ULTRALIFE CORPORATION, a corporation organized under the laws of the State of Delaware (“Borrower”), certain other Credit Parties, as defined therein, which from time to time become party thereto, and Lender.  Capitalized terms used herein but not otherwise defined in this Joinder shall have the meanings assigned to them in the Agreement.

RECITALS

A.           Pursuant to the Agreement, Lender has agreed to make certain Advances to Borrower.

B.           Section 16.7 of the Agreement provides that when any other Person becomes a Subsidiary of any Credit Party, such Subsidiary shall become a Guarantor under the Agreement and become bound by terms and conditions of the Agreement.

C.           Joining Party is a Subsidiary of _______________________________, and as such, is required pursuant to Section 16.7 of the Agreement to become a Guarantor under the Agreement.

D.           Joining Party expects to realize the direct and indirect benefits as a result of the availability to Borrower of the Advances under the Agreement among the parties thereto.

NOW THEREFORE, for good and valuable consideration, Joining Party hereby agrees as follows:

AGREEMENT

1.           By this Joinder, Joining Party hereby represents, covenants and agrees that it has received and reviewed the Agreement and such Other Documents and it accepts, assumes and agrees to be bound by all of the terms, conditions and obligations as a Guarantor and a Credit Party thereunder, and agrees to execute and deliver any such other documents, instruments and agreements as may be requested by Lender in its Permitted Discretion, consistent with the Agreement and such Other Documents.

2.           The undersigned confirms that the representations and warranties contained in Articles IV and V of the Agreement are true and correct in all material respects as of the date hereof, except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such date, and the undersigned shall comply with all of the covenants contained in the Agreement, including, without limitation, Articles IV, VI and VII.

3.           The effective date of this Joinder is _____________, 20___.

4.           This Joinder shall be governed by, and construed in accordance with, the laws of the State of New York.

“Joining Party”
____________________
a

 ____________________________

______

______

______

By: ___________________
Name: _________________
Title: __________________

ACKNOWLEDGED:
PNC BANK, NATIONAL ASSOCIATION,
as Lender

By: ___________________
Name: _________________
Title: __________________

Schedule 5.2 (a)
Formation and Qualification

Ultralife Corporation

Ultralife Corporation is incorporated and in good standing in the state of Delaware. We are not incorporated in any other state and have no subsidiaries with incorporations in other states.

We are qualified to do business and in good standing in the following states:

Florida
New York
Virginia

Ultralife Batteries (UK) Ltd.

Ultralife Batteries (UK) Ltd. is incorporated and in good standing in the United Kingdom.

ABLE New Energy Co. Limited

ABLE New Energy Co. Limited is incorporated and in good standing in Hong Kong.

ABLE New Energy Co., Ltd.

ABLE New Energy Co., Ltd is incorporated and in good standing in the People’s Republic of China (wholly owned by ABLE New Energy Co. Limited in Hong Kong).

Ultralife Batteries India Private Limited

Ultralife Batteries India Private Limited is incorporated and in good standing in India (this is a joint venture where Ultralife Corporation is the majority shareholder).

Schedule 5.2 (b)
Tax ID, Incorporation, and Subsidiaries

Name	State/Country of Incorporation	Organization Identification No.	Parent
Ultralife Corporation	Delaware, USA	2249379	N/A
Ultralife Batteries (UK) Ltd.	United Kingdom	2927266	Ultralife Corporation
ABLE New Energy Co. Limited	Hong Kong	756056	Ultralife Corporation
ABLE New Energy Co., Ltd.	China	440301503258370	ABLE New Energy Co. Limited
Ultralife Batteries India Private Limited	India	DIN 02184708	Ultralife Corporation*
*Indian entity is 51% owned by Ultralife Corporation

Schedule 5.4
Federal Employer Identification Number

The following lists the Federal Employer Identification Numbers (FEIN) for all Credit Parties that have such numbers as filed with the Internal Revenue Service and does not include any foreign identification numbers.

Ultralife Corporation	16-1387013
Ultralife (UK), Ltd.	98-1036453
ABLE New Energy Co., Limited	98-0506666
ABLE New Energy Co., Ltd.	98-0506853

Schedule 5.6
Previous Names

Ultralife Corporation was previously known as Ultralife Batteries, Inc. No other credit party was known by another name in the past 5 years.

Schedule 5.10
Licenses and Permits

None

Schedule 5.14
Labor Disputes

None

Schedule 5.9
Intellectual Property

ULTRALIFE PATENTS

COUNTRY	APPLICATION	PATENT	PUBLICATION	TITLE
India	1862/DELNP/2013			SYSTEM AND METHOD TO INCREASE THE OVERALL SYSTEM EFFICIENCY OF INTERNAL COMBUSTION BASED ELECTRIC GENERATORS
Mexico	PA/a/2001/003604	219820		HIGH PERFORMANCE LITHIUM ION POLYMER CELLS AND BATTERIES
Mexico	PA/a/2000/003507	213646		LITHIUM ION POLYMER CELL SEPARATOR
United Kingdom	1222380.6		GB2495022	SYSTEM AND METHOD TO INCREASE THE OVERALL SYSTEM EFFICIENCY OF INTERNAL COMBUSTION BASED ELECTRIC GENERATORS
United States	11/419,966	7,586,289	US-2007-0273333-A1	COMPLETE DISCHARGE DEVICE
United States	12/145,665		US-2009-0081545-A1	HIGH CAPACITY AND HIGH RATE LITHIUM CELLS WITH CFx-MnO2 HYBRID CATHODE
United States	12/557,234		US-2010-0068609-A1	HYBRID CELL CONSTRUCTION FOR IMPROVED PERFORMANCE
United States	12/981,773		US-2011-0156497-A1	SYSTEM AND METHOD FOR ACTIVATING AN ISOLATED DEVICE
United States	12/703,955	8,104,735	US-2011-0192953-A1	LATCHING MECHANISM FOR HOLDING A REMOVABLE COMPONENT IN A MOUNT
United States	13/223,262		US-2012-0056436-A1	SYSTEM AND METHOD TO INCREASE THE OVERALL SYSTEM EFFICIENCY OF INTERNAL COMBUSTION BASED ELECTRIC GENERATORS

COUNTRY	APPLICATION	PATENT	PUBLICATION	TITLE
United States	13/766,975			LARGE FORMAT BATTERY PACKAGING SYSTEM
United States	13/416,363			LITHIUM BOBBIN CELL WITH CATHODE USING WRAPPED METAL GRID AS CURRENT COLLECTOR
United States	08/863,407	5,928,391		EXTRACTION FOR POROSITY IN POLYMER CELLS
United States	08/929,486	5,928,812		HIGH PERFORMANCE LITHIUM ION POLYMER CELLS AND BATTERIES
United States	08/948,512	5,962,162		LITHIUM ION POLYMER CELL SEPARATOR
United States	08/948,513	5,916,704		LOW PRESSURE BATTERY VENT
World Intellectual Property Organization (WIPO)	PCT/US13/26245			LARGE FORMAT BATTERY PACKAGING SYSTEM
World Intellectual Property Organization (WIPO)	PCT/US13/26309			LITHIUM BOBBIN CELL WITH CATHODE USING WRAPPED METAL GRID AS CURRENT COLLECTOR

ULTRALIFE US TRADEMARKS
COUNTRY	TRADEMARK	APPLICATION	REGISTRATION
US	AMTI	77/748,624	3,748,925
US	AMTI	77/748,617	3,748,924
US	LITHIUMPOWER	76/322,973	2,593,294
US	LITHIUMPOWER	77/510,641	3,569,971
US	LITHIUMPOWER & Design	76/320,691	2,913,508
US	LITHIUMPOWER & Design	78/430,737	3,048,998

US	McDowell Research	77/001,270	3,267,165
US	McDowell Research	77/001,417	3,267,170
US	RPS	77/521,412	3,716,336
US	SMARTCIRCUIT	78/567,368	3,490,197
US	SMARTCIRCUIT & Design	77/509,267	3,586,121
US	ULTRALIFE	78/199,931	2,864,872
US	ULTRALIFE	73/601,014	1,423,709
US	ULTRALIFE	74/497,125	1,908,249
US	ULTRALIFE	74/676,149	2,166,727
US	ULTRALIFE HIRATE	76/272,391	2,711,970
US	ULTRALIFE THIN CELL	75/051,957	2,192,966
US	WE. ARE. POWER.	78/613,814	3,308,538

ULTRALIFE FOREIGN TRADEMARKS
COUNTRY	TRADEMARK	APPLICATION	REGISTRATION
Mexico	RPS	980789	1086689
Australia	SMARTCIRCUIT	1042464	1042464
Canada	SMARTCIRCUIT	1247924	TMA776908
Israel	SMARTCIRCUIT	178600	178600
Japan	SMARTCIRCUIT	43519/2005	4904501
New Zealand	SMARTCIRCUIT	725427	725427
European Union	THE NEW POWER GENERATION	3250735	003250735
Argentina	ULTRALIFE	2.831.906	2.293.646
Austria	ULTRALIFE	AM6368/94	157260

COUNTRY	TRADEMARK	APPLICATION	REGISTRATION
Benelux	ULTRALIFE	0837525	565060
Canada	ULTRALIFE	772723	TMA465124
Switzerland	ULTRALIFE	N/A	423527
China	ULTRALIFE	748941	748941
Germany	ULTRALIFE	39405630	39405630
Denmark	ULTRALIFE	VA 1986 03263	VR 1988 00637
Spain	ULTRALIFE	N/A	1,935,651-X
Spain	ULTRALIFE	N/A	1,935,652/8
European Union	ULTRALIFE	2653525	002653525
European Union	ULTRALIFE	3247525	3247525
Finland	ULTRALIFE	T198601943	110666
France	ULTRALIFE	1355367	1355367
France	ULTRALIFE	178260	1364212
United Kingdom	ULTRALIFE	1268153	1268153
Greece	ULTRALIFE	83004	83004
Hungary	ULTRALIFE	M9404201	144528
Ireland	ULTRALIFE	n/a	120635
India	ULTRALIFE	1549931	1549931
Japan	ULTRALIFE	52023/1986	2094273
Japan	ULTRALIFE		2470107
South Korea	ULTRALIFE	40-1986-9112	40-140857
Mexico	ULTRALIFE	721314	927798
Norway	ULTRALIFE	86.2042	130,235

COUNTRY	TRADEMARK	APPLICATION	REGISTRATION
Puerto Rico	ULTRALIFE	57618	72978
Russian Federation	ULTRALIFE	94040833	144955
Sweden	ULTRALIFE	1986/03929	218038
Taiwan	ULTRALIFE	075015952	341710
Taiwan	ULTRALIFE & design	87059858	895790
Venezuela	ULTRALIFE	137496	137496
South Africa	ULTRALIFE	N/A	863212
South Africa	ULTRALIFE	N/A	863213
India	ULTRALIFE HIRATE	1737766	1767766
India	ULTRALIFE THIN CELL	1653609	1653609

Please note that Ultralife does not hold any copyrights.

Schedule 7.20
Subsidiary Loans

The following is a list our current Subsidiary Payables as of the date of closing:

Due to Ultralife UK	$6,435,890.92

Due to ABLE	$3,245,631.48

The following is a list of our current receivables from a Credit Party that is not a Qualified Credit Party:

Due from Ultralife UK:	$5,166,988.32

Due from ABLE:	$8,487,702.04

Due from Ultralife India:	$197,493.68

The following is a list of our long term receivables from a Credit Party that is not a Qualified Credit Party:

Due from Ultralife UK:	$7,476,849.53	(note that, from a tax and US perspective, this has been classified as an equity infusion, yet the UK books classify as a loan payable)

Due from ABLE:	$4,286,000.00